UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Under Rule 14a-12

State Investors Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☐
No fee required.

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share

(2)
Aggregate number of securities to which transaction applies:

2,525,985

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is based upon the sum of  (A) 2,304,359 shares of common stock outstanding by the merger consideration of  $21.25 per share and (B) 221,626 shares of common stock issuable upon the exercise of outstanding options multiplied by $9.05 (which is the excess of  $21.25 over the weighted average exercise price of such options). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined at the rate of  $116.20 per $1,000,000 of the aggregate value of the transaction.

(4)
Proposed maximum aggregate value of transaction:

$50,974,161.93

(5)
Total fee paid:

$5,923.20

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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)
Amount previously paid:

(2)
Form, schedule or registration statement no.:

(3)
Filing party:

(4)
Date filed:

March 9, 2015
Dear Fellow Shareholders:
You are cordially invited to attend a special meeting of shareholders of State Investors Bancorp, Inc., to be held at 9:30 a.m., Central Time, on April 14, 2015, at the main office of State-Investors Bank located at 1041 Veterans Boulevard, Metairie, Louisiana 70005. At the special meeting, you will be asked to consider and vote upon the following proposals:
(1)
a proposal to approve an agreement and plan of reorganization pursuant to which State Investors Bancorp will be acquired by First NBC Bank Holding Company, New Orleans, Louisiana;

(2)
approval, in a non-binding advisory vote, of the compensation payable to the named executive officers of State Investors Bancorp in connection with the merger;

(3)
approval of the adjournment of the special meeting if necessary to solicit additional proxies in favor of the adoption of the merger agreement; and

(4)
any other business properly presented at the meeting, or any adjournment thereof.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of State Investors Bancorp common stock (other than certain shares held by State Investors Bancorp) will be converted into the right to receive $21.25 in cash, without interest.
The merger cannot be completed unless the shareholders of State Investors Bancorp approve the merger agreement and the parties receive all required regulatory approvals, among other customary conditions. Based on our reasons for the merger described in the attached document, including the fairness opinion issued by our financial advisor, Sterne, Agee & Leach, Inc., our board of directors believes that the merger agreement is advisable and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement, “FOR” approval, on a non-binding, advisory basis, of the compensation payable to the named executive officers of State Investors Bancorp in connection with the merger, and “FOR” adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.
The accompanying document gives you detailed information about the special meeting, the merger, the merger agreement and related matters. We urge you to read this entire document carefully, including the attached merger agreement.
It is very important that your shares be voted at the special meeting, regardless of whether you plan to attend the meeting in person. To ensure that your shares are represented on this very important matter, please take the time to vote by completing and mailing the enclosed proxy card or vote over the Internet or by telephone in the manner described herein.
Thank you for your cooperation and your continued support of State Investors Bancorp.
Sincerely,

Anthony S. Sciortino
President and Chief Executive Officer

STATE INVESTORS BANCORP, INC.
1041 Veterans Boulevard
Metairie, Louisiana 70005
(504) 832-9400

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TIME
9:30 a.m., Central Time, Tuesday, April 14, 2015
PLACE
State-Investors Bank
1041 Veterans Boulevard
Metairie, Louisiana 70005
ITEMS OF BUSINESS
(1)
To consider and vote upon a proposal to approve an agreement and plan of reorganization, dated as of December 30, 2014 (the “merger agreement”), among First NBC Bank Holding Company, State Investors Bancorp and First NBC Acquisition Company pursuant to which, among other things, (i) First NBC Acquisition Company, an interim corporation formed as a subsidiary of First NBC, will merge with and into State Investors Bancorp (the “merger”) and, immediately thereafter, State Investors Bancorp will merge with and into First NBC and (ii) upon completion of the merger, each outstanding share of State Investors Bancorp common stock (other than specified shares held by State Investors Bancorp) will be converted into the right to receive $21.25 in cash, without interest;

(2)
To consider and vote upon a proposal to approve, in a non-binding advisory vote, the compensation payable to the named executive officers of State Investors Bancorp in connection with the merger;

(3)
To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

(4)
To transact such other business as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

We have concluded that shareholders are not entitled to assert appraisal rights with respect to the merger.
RECORD DATE
Holders of State Investors Bancorp common stock of record at the close of business on March 4, 2015, are entitled to vote at the meeting.
PROXY VOTING
It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card or voting instruction form you received. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.
BY ORDER OF THE BOARD OF DIRECTORS

Janice DiVincenti
Corporate Secretary
Metairie, Louisiana
March 9, 2015

i

Page
Termination of the Merger Agreement	36
Termination Fee	36
Expenses	37
MARKET PRICES FOR STATE INVESTORS BANCORP COMMON STOCK	37
CERTAIN BENEFICIAL OWNERS OF STATE INVESTORS BANCORP COMMON STOCK	38
SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING	40
ADVISORY (NON-BINDING) VOTE ON GOLDEN PARACHUTE COMPENSATION — PROPOSAL NO. 2	40
The Golden Parachute Proposal	40
Recommendation of State Investors Bancorp’s Board of Directors	40
ADJOURNMENT OF THE SPECIAL MEETING — PROPOSAL NO. 3	41
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	42
WHERE YOU CAN FIND MORE INFORMATION	42
Annex A Agreement and Plan of Reorganization, dated as of December 30, 2014, by and among First NBC Bank Holding Company, State Investors Bancorp, Inc. and First NBC Acquisition Company.
Annex B Fairness Opinion of Sterne, Agee & Leach, Inc.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the special meeting of shareholders of State Investors Bancorp and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder. You should still carefully read this entire proxy statement, including each of the annexes hereto.
Throughout this document, “State Investors Bancorp,” “we,” “our” and “us” refer to State Investors Bancorp, Inc., “State-Investors Bank” refers to our wholly-owned savings bank subsidiary of the same name, “First NBC” refers to First NBC Bank Holding Company, “First NBC Bank” refers to the wholly-owned savings bank subsidiary of First NBC of the same name and “Interim” refers to First NBC Acquisition Company, the corporation formed as a subsidiary of First NBC and which will be merged with and into State Investors Bancorp. Also, we refer to the merger between Interim and State Investors Bancorp as the “merger,” the merger between State-Investors Bank and First NBC Bank as the “bank merger” and the agreement and plan of reorganization, dated as of December 30, 2014, by and among First NBC, State Investors Bancorp and Interim as the “merger agreement.”
The Special Meeting
Q:
Why am I receiving this proxy statement?

A:
State Investors Bancorp and First NBC have agreed to the acquisition of State Investors Bancorp by First NBC under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the merger, State Investors Bancorp’s shareholders must vote to approve the merger agreement. State Investors Bancorp is holding the special meeting of shareholders to obtain this approval.

This proxy statement contains important information about the merger, the merger agreement, the special meeting of shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of State Investors Bancorp common stock without attending the special meeting in person.
Q:
Who is soliciting my proxy?

A:
This proxy is being solicited by the board of directors of State Investors Bancorp.

Q:
When and where is the special meeting?

A:
The special meeting will be held at the main office of State-Investors Bank, located at 1041 Veterans Boulevard, Metairie, Louisiana 70005, on Tuesday, April 14, 2015, at 9:30 a.m., Central Time.

Q:
What will I be asked to vote upon at the special meeting?

A:
You are being asked to vote on the approval of the merger agreement that State Investors Bancorp has entered into with First NBC, which provides for the merger of Interim with and into State Investors Bancorp and, immediately thereafter, the merger of State Investors Bancorp with and into First NBC, with First NBC as the surviving corporation.

We also are asking you to approve, on a non-binding advisory basis, the compensation payable to the named executive officers of State Investors Bancorp in connection with the merger and authorize the named proxies to approve one or more adjournments of the special meeting, if necessary, in order to solicit additional proxies in favor of approval of the merger agreement at the time of the special meeting.
Q:
Why am I being asked to consider and vote upon a proposal to approve, in a non-binding advisory vote, the compensation payable to the named executive officers of State Investors Bancorp in connection with the merger?

A:
Under Securities and Exchange Commission rules, we are required to seek a non-binding advisory vote with respect to the compensation payable to our named executive officers in connection with the merger, or “golden parachute” compensation.

Q:
What will happen if State Investors Bancorp shareholders do not approve the golden parachute compensation?

A:
Approval of the compensation payable to our named executive officers in connection with the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on us. Therefore, if the merger agreement is adopted by State Investors Bancorp shareholders and the merger is completed, this compensation, including amounts that State Investors Bancorp is contractually obligated to pay, would still be payable regardless of the outcome of the advisory vote, subject to the conditions applicable thereto.

Q:
Who is entitled to vote at the Special Meeting?

A:
Only our shareholders of record as of the close of business on the record date for the meeting, March 4, 2015, are entitled to vote at the meeting. On the record date, we had 2,304,359 shares of common stock issued, outstanding and eligible to vote at the meeting and no other class of equity securities outstanding. For each share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy.

Q:
How do I vote?

A:
After you have carefully read this proxy statement, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. You may also vote by telephone or over the Internet if indicated on your proxy card. This will enable your shares to be represented and voted at the special meeting.

Q:
May I vote in person?

A:
Yes. You may also attend the special meeting and vote your shares in person. If you hold shares in “street name” then you are not the shareholder of record and you must ask your bank or broker how you can vote your shares at the special meeting.

Q:
If my shares are held in “street name” by my broker, could my broker automatically vote my shares?

A:
Your broker may not vote on any of the proposals to be voted upon at the special meeting if you do not furnish instructions to your broker. You should use the voting instruction form provided by the institution that holds your shares to instruct your broker to vote your shares.

Q:
What if I abstain from voting or fail to instruct my broker?

A:
If you are a holder of State Investors Bancorp common stock and you abstain from voting or fail to instruct your broker to vote your shares on proposals one, two or three, referred to as a broker non-vote, the abstention or a broker non-vote will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against adoption and approval of the merger agreement.

With respect to the non-binding advisory vote on compensation and the proposal to adjourn the special meeting, if necessary or appropriate in order to solicit additional proxies, an abstention or a broker non-vote will have no effect on the proposal.
Q:
What should I do now?

A:
After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy or vote over the Internet or by telephone as indicated on your proxy card or voting instruction form. You may also attend the special meeting and vote in person. Do not enclose or return your stock certificate(s) with your proxy card.

Q:
Can I change my vote or revoke my proxy after I return my proxy card?

A:
Yes. If you are a shareholder of record, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy card.

•
First, you may complete and submit a new proxy card or vote by telephone or over the Internet before the deadline printed on the card. Any earlier proxies will be revoked automatically.

•
Second, you may send a written notice to our Corporate Secretary, Ms. Janice DiVincenti, State Investors Bancorp, Inc., 1041 Veterans Boulevard, Metairie, Louisiana 70005, in advance of the meeting state that you would like to revoke your proxy.

•
Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, attending the special meeting without voting in person will not revoke your proxy.

If your shares are held in “street” name and you have instructed a broker or other nominee to vote your shares, you must follow directions from your broker or other nominee to change your vote.
The Merger
Q:
What will happen in the merger?

A:
Upon consummation of the merger, Interim, which is a wholly owned subsidiary of First NBC, will merge with and into State Investors Bancorp, and State Investors Bancorp will then merge with and into First NBC, with First NBC being the surviving corporation. As a result, State Investors Bancorp’s separate corporate existence will cease upon consummation of the transactions contemplated by the merger agreement. In addition, State-Investors Bank will merge with and into First NBC Bank, with First NBC Bank being the surviving institution.

Q:
What will I receive in the merger?

A:
As a shareholder of State Investors Bancorp you will receive $21.25 in cash, without interest, for each share of State Investors Bancorp common stock that you own (the “merger consideration”).

Q:
What vote is required to approve the merger agreement?

A:
Approval of the merger agreement requires the affirmative vote of holders of a majority of the shares of our common stock entitled to be cast at the special meeting. We urge you to complete, sign, date, and return the enclosed proxy card or vote over the Internet or by telephone to ensure the representation of your shares at the special meeting.

Q:
If the merger is consummated, when can I expect to receive the merger consideration for my shares of common stock?

A:
After the merger is consummated, you will receive detailed instructions from the exchange agent regarding the surrender of your stock certificates. You should not send your stock certificates to us or anyone else until you receive these instructions. The exchange agent will arrange for the payment of the merger consideration to be sent to you promptly following receipt of your stock certificates and other documents required by the exchange agent.

Q:
Why is State Investors Bancorp’s board of directors recommending the merger?

A:
Our board believes that the merger and the merger agreement are advisable and in the best interest of our shareholders and unanimously recommends that you approve the merger agreement. To review our board’s reasons for recommending the merger, see the section entitled “The Merger — Recommendation of the Board of Directors and Reasons for the Merger” beginning on page 10 of this proxy statement.

v

Q:
What are the tax consequences of the merger to me?

A:
Your receipt of the merger consideration will be a taxable transaction for federal income tax purposes. To review the tax consequences to you in greater detail, see the section entitled “The Merger — Material Federal Income Tax Consequences” beginning on page 27 of this proxy statement. Your tax consequences will depend on your personal situation. You should consult your personal tax advisors for a full understanding of the tax consequences of the merger to you.

Q:
When do you expect the merger to be consummated?

A:
We are working towards consummating the merger as quickly as possible. We currently expect to consummate the merger during the second quarter of 2015. We cannot, however, require First NBC to consummate the merger until all of the conditions to the merger described in the merger agreement are satisfied or waived, including the approval of the merger agreement by our shareholders. The merger requires various regulatory approvals, including the approvals of the Federal Deposit Insurance Corporation, the Louisiana Office of Financial Institutions and the Board of Governors of the Federal Reserve System. We cannot assure you as to when or if all the conditions to the merger will be met, and it is possible the parties will not complete the merger. For a further summary of the conditions of the merger, please see “Approval of the Merger Agreement — Proposal No. 1 — Conditions to the Merger” beginning on page 35 of this proxy statement.

Q:
What will happen to my shares of common stock in State Investors Bancorp after the merger?

A:
From and after the effective time of the merger, your shares of State Investors Bancorp common stock will represent solely the right to receive the merger consideration and trading in our common stock on the Nasdaq Capital Market will cease. Price quotations for our common stock will no longer be available, and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended (which we sometimes refer to as the “Exchange Act”).

Q:
What happens if I sell my shares before the special meeting?

A:
The record date for the special meeting is earlier than the expected effective time of the merger. If you held your shares of common stock on the record date but have transferred those shares after the record date and before the merger, you may retain your right to vote at the special meeting but not the right to receive the merger consideration. This right to receive the merger consideration will pass to the person who owns the shares of State Investors Bancorp common stock as of the effective time of the merger.

Q:
Should I send in my State Investors Bancorp stock certificates now?

A:
No. After the merger is consummated, the exchange agent will send you written instructions for exchanging your State Investors Bancorp stock certificates. You must return your State Investors Bancorp stock certificates as described in the instructions. You will receive your cash payment promptly after the exchange agent receives your State Investors Bancorp stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES NOW.

SUMMARY
This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement, a copy of which is included as Annex A to this document, and the other documents to which we have referred you. You may obtain copies of all publicly filed reports and other information from the sources listed under the section “Where You Can Find More Information,” on page 42. Page references are included in this summary to direct you to a more complete description of the topics.
This proxy statement is first being mailed to shareholders of State Investors Bancorp on or about March 9, 2015.
The Parties (Page 7)
•
State Investors Bancorp, headquartered in Metairie, Louisiana, is a Louisiana corporation and unitary savings and loan holding company, which owns all of the issued and outstanding shares of State-Investors Bank. State-Investors Bank is a federally chartered savings bank with four full service banking offices, all in the metropolitan New Orleans area. As of December 31, 2014, State Investors Bancorp had total assets of  $271.9 million, deposits of  $156.0 million and shareholders’ equity of  $42.0 million.

•
First NBC, a Louisiana corporation, is a bank holding company, which owns all of the outstanding common shares of First NBC Bank, a Louisiana non-member bank. In order to complete the merger, First NBC organized a new Louisiana corporation known as First NBC Acquisition Company (which we also refer to as “Interim”), as a wholly owned subsidiary of First NBC. First NBC’s primary market is the New Orleans metropolitan area and the Mississippi Gulf Coast. First NBC operates 32 full service banking offices throughout its market and a loan production office in Gulfport, Mississippi and had 486 employees as of December 31, 2014. As of December 31, 2014, First NBC had total assets of  $3.8 billion, deposits of  $3.1 billion and shareholders’ equity of  $436.4 million.

The Merger; Consideration To Be Received By Shareholders of State Investors Bancorp (Page 8)
First NBC and State Investors Bancorp have entered into a merger agreement which provides that State Investors Bancorp will be acquired by First NBC by virtue of a two-step transaction consisting of an initial merger of First NBC Acquisition Company with and into First NBC, followed thereafter by the merger of State Investors Bancorp with and into First NBC. If the acquisition of State Investors Bancorp by First NBC is completed, you will have the right to receive $21.25 in cash, without interest, for each share of State Investors Bancorp common stock that you own as of the effective time of the merger. Immediately after the merger, State-Investors Bank will be merged with and into First NBC Bank. You will need to surrender your State Investors Bancorp stock certificates to receive the cash merger consideration, but you should not send us any certificates now. If the merger is completed, an exchange agent will send you detailed instructions on how to exchange your shares.
Our Board of Directors Unanimously Recommends Approval of the Merger Agreement by State Investors Bancorp Shareholders (Page 10)
Based on the reasons described elsewhere in this document, State Investors Bancorp’s board of directors believes that the merger agreement and the merger is in the best interests of State Investors Bancorp and its shareholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.
We Have Received an Opinion From Our Financial Advisor That the Cash Merger Consideration Is Fair To Our Shareholders from a Financial Point Of View (Page 12)
Among other factors considered in deciding to approve the merger agreement, the State Investors Bancorp board of directors received the written opinion of our financial advisor, Sterne, Agee & Leach, Inc., that, as of December 30, 2014 (the date on which the State Investors Bancorp board of directors approved the merger agreement), the $21.25 cash merger consideration is fair to the holders of State Investors Bancorp common stock from a financial point of view. The opinion is included as Annex B to this proxy statement. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sterne Agee in providing its opinion. Sterne Agee provided its opinion to the State Investors Bancorp board of directors in connection with its consideration of the merger, and the opinion is not a recommendation to any shareholder as to how to vote. State Investors Bancorp has paid Sterne Agee a cash fee of  $100,000 concurrently with the rendering of the fairness opinion and has agreed to pay at the time of closing, a cash fee equal to 1.50% of the aggregate consideration offered in exchange for the outstanding shares of State Investors Bancorp common stock. The fees paid prior to the closing, including the fairness opinion fee, will be credited against the fees paid at closing.
The Special Meeting (Page 5)
The special meeting will be held at 9:30 a.m., Central Time, on Tuesday, April 14, 2015, at the main office of State-Investors Bank which is located at 1041 Veterans Boulevard, Metairie, Louisiana 70005. At the special meeting, you will be asked to approve and adopt the merger agreement and to act on any other matters that may properly come before the special meeting.
Record Date; Vote Required on the Merger Agreement (Page 5)
You can vote at the special meeting if you owned shares of State Investors Bancorp common stock as of the close of business on March 4, 2015. On that date, there were 2,304,359 shares of State Investors Bancorp common stock outstanding. You will have one vote at the special meeting for each share of State Investors Bancorp common stock that you owned of record on that date.
The affirmative vote of the holders of at least a majority of the shares of State Investors Bancorp common stock entitled to be cast at the special meeting is necessary to approve the merger agreement.
The directors and executive officers of State Investors Bancorp and State-Investors Bank have agreed with First NBC to vote their shares of State Investors Bancorp common stock in favor of the merger and the merger agreement. As of March 4, 2015, these individuals owned in the aggregate approximately 15.5% of the outstanding shares of State Investors Bancorp common stock.
Certain Directors and Officers of State Investors Bancorp Have Financial Interests in the Merger Which Differ From Your Interests as a State Investors Bancorp Shareholder (Page 22)
Some of the directors and executive officers of State Investors Bancorp have agreements and other benefit plans or arrangements that provide them with financial interests in the merger that are different from, or in addition to, your interests. These interests arise because of rights under benefit and compensation plans or arrangements maintained by State Investors Bancorp or State-Investors Bank, and include the following:
•
Payments of the change-in-control severance amounts provided by the existing employment agreements between State Investors Bancorp and State-Investors Bank and our President and Chief Executive Officer, Anthony S. Sciortino, our Chief Financial Officer, Daniel McGowan, and our Chief Operations Officer, Anthony S. Sciortino, Jr.;

•
The vesting of all unvested recognition and retention plan awards and stock options under State Investors Bancorp’s 2012 Recognition and Retention Plan and 2012 stock option plan, respectively, in connection with the merger;

•
Accelerated vesting of the supplemental retirement benefits of Anthony S. Sciortino, our President and Chief Executive Officer, under his Supplemental Executive Retirement Agreement with State-Investors Bank;

•
Accelerated vesting of the supplemental retirement benefits of Joseph Lepow, a non-employee director of State Investors Bancorp and State-Investors Bank, under the Bank’s 2009 Supplemental Retirement Plan for Non-Employee Directors;

•
The termination of our Employee Stock Ownership Plan, which will result in a portion of the cash merger consideration received with respect to the unallocated shares of our common stock held by such plan being allocated to all participants in the plan on a pro rata basis;

•
First NBC’s agreement to provide indemnification arrangements for directors and executive officers of State Investors Bancorp and to maintain directors’ and officers’ liability insurance for such persons for a period of six years following the merger; and

•
First NBC’s agreement to provide severance payments for employees of State Investors Bancorp and State-Investors Bank whose employment is involuntarily terminated within one year, excluding officers who are a party to an employment agreement with State Investors Bancorp or State-Investors Bank.

The board of directors of State Investors Bancorp was aware of these factors and considered them in approving the merger and the merger agreement.
State Investors Bancorp and First NBC Must Meet Several Conditions to Complete the Merger and the Bank Merger (Page 35)
Completion of the merger depends on meeting a number of conditions, including the following:
•
The merger agreement must be approved by the requisite vote of the shareholders of State Investors Bancorp;

•
All required regulatory or governmental approvals and consents to complete the transactions contemplated by the merger agreement must have been obtained and remain in full force and effect, and any waiting periods required by law must have expired;

•
All consents and approvals of each person or governmental authority whose consent or approval is required in order to permit the completion of the transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect;

•
No actions shall have been taken, such as the entry of an injunction, that would make the merger agreement or bank merger agreement, or the transactions contemplated thereby, illegal, invalid or unenforceable in any material respect, would impose material limits on the ability of any party to consummate the merger or the bank merger agreement or the transactions contemplated thereby or would otherwise prohibit or restrain the merger;

•
The representations and warranties of each of State Investors Bancorp and First NBC in the merger agreement must be true and correct in all material respects, except with respect to representations that are qualified by materiality, which must be true and correct in all respects, in each case, as of the date of the merger agreement and as of the date of consummation of the merger, except as to any representation and warranty which specifically relates to an earlier date;

•
First NBC and State Investors Bancorp shall have performed all of their respective covenants and obligations under the merger agreement in all material respects, and all documents required to be delivered prior to closing shall have been delivered;

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All requisite regulatory approvals shall have been received and shall not have imposed any non-standard conditions, restrictions or requirements that would, in the reasonable judgment of First NBC, result in a material adverse change of First NBC as the surviving corporation of the merger; and

•
Each of the directors and executive officers of State Investors Bancorp and State-Investors Bank shall have signed an acknowledgement, in the form of Exhibit B to the merger agreement, that he or she does not have any claims against State Investors Bancorp or State-Investors Bank.

Unless prohibited by law, either First NBC or State Investors Bancorp could elect to waive any of the conditions for its benefit that have not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived where permissible, or that the merger will be completed.

The Parties Need to Obtain Various Regulatory Approvals In Order to Complete the Merger (Page 27)
To complete the merger and the bank merger, the parties and their affiliates need to obtain the consent or approval of, give notice to or obtain a waiver from various regulatory authorities, including the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Louisiana Office of Financial Institutions and the Board of Governors of the Federal Reserve System. The U.S. Department of Justice may provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval by a federal banking agency to challenge the approval on antitrust grounds. First NBC and State Investors Bancorp have filed all necessary applications, notices and requests for waiver with applicable regulatory authorities. First NBC and State Investors Bancorp cannot predict, however, whether or when all required regulatory approvals, consents or waivers will be obtained.
The Merger Agreement May Be Terminated By the Parties (Page 36)
The merger agreement may be terminated as follows:
•
by mutual written consent of the parties;

•
by First NBC or State Investors Bancorp if the merger is not completed by August 30, 2015;

•
by First NBC or State Investors Bancorp if the shareholders of State Investors Bancorp do not approve the merger agreement;

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by First NBC or State Investors Bancorp if any required regulatory approval is denied by final non-appealable action;

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by First NBC or State Investors Bancorp if the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement which breach would entitle the terminating party not to close the merger, and which breach has not been cured within 30 days of written notice of the breach;

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by First NBC as a result of its environmental investigations or as a result of a material adverse change of State Investors Bancorp;

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by First NBC if the State Investors Bancorp board of directors does not recommend that shareholders vote to approve the merger agreement, fails to reaffirm such recommendation upon First NBC’s request, fails to announce its opposition to any third party acquisition proposal, as defined in the merger agreement, or intentionally or materially breaches its obligations to convene its meeting of shareholders to consider the merger agreement or its obligations not to solicit any acquisition proposal; or

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by State Investors Bancorp in order to enter into an agreement to effect a superior proposal, as defined in the merger agreement.

State Investors Bancorp Will Be Obligated To Pay First NBC a Termination Fee Under Certain Circumstances (Page 36)
As a material inducement to First NBC to enter into the merger agreement, State Investors Bancorp agreed to pay First NBC a termination fee of  $1.75 million upon termination covered by either of the final two bullet points above under “— The Merger Agreement May Be Terminated By the Parties.” This fee would also be payable to First NBC if State Investors Bancorp enters into a merger agreement with a third party within twelve months of the termination of the merger agreement by First NBC if the termination was due to the failure to consummate the merger by August 30, 2015, a willful breach of a representation, warranty, covenant or agreement by State Investors Bancorp or the failure of the shareholders of State Investors Bancorp to approve the merger agreement after the public disclosure or public awareness that State Investors Bancorp received a third party acquisition proposal.
The Merger Will Be Taxable For State Investors Bancorp Shareholders (Page 27)
The exchange of your shares of State Investors Bancorp common stock for cash in the merger will be a taxable transaction to you. For federal income tax purposes, you will generally recognize gain or loss in the merger equal to the difference between the cash payment (i.e., $21.25 per share) that you receive for your shares of State Investors Bancorp common stock and your adjusted tax basis in your shares.

Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement. You should therefore consult your own tax advisor for a full understanding of the tax consequences to you of the merger.
Shareholders Do Not Have Dissenters’ Rights In Connection With the Merger (Page 29)
Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Louisiana Business Corporation Act, or LBCA. As a result of the provisions of the LBCA, the holders of State Investors Bancorp common stock are not entitled to dissenters’ rights in the merger.
THE SPECIAL MEETING
Time, Date and Place
A special meeting of shareholders of State Investors Bancorp will be held at 9:30 a.m., Central Time, on Tuesday, April 14, 2015, at our main office located at 1041 Veterans Boulevard, Metairie, Louisiana 70005.
Matters to be Considered
The purpose of the special meeting is to vote on:
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A proposal to approve the merger agreement;

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A proposal to approve, in a non-binding advisory vote, the compensation payable to the named executive officers of State Investors Bancorp in connection with the merger; and

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A proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Shares Outstanding and Entitled to Vote; Record Date
The close of business on March 4, 2015 has been fixed by State Investors Bancorp as the record date for the determination of holders of State Investors Bancorp common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were 2,304,359 shares of State Investors Bancorp common stock outstanding and entitled to vote. Each share of State Investors Bancorp common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.
How to Vote Your Shares
Shareholders of record may vote by mail, over the Internet, by telephone or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. To vote over the Internet or by telephone, follow the voting instructions printed on the proxy card.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee, i.e., you hold your shares of State Investors Bancorp common stock in “street name,” and you wish to vote in person at the special meeting, you must contact your broker, bank or other nominee for instructions and provide a valid legal proxy to vote the shares at the special meeting.

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by:
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First, you may complete and submit a new proxy card or vote by telephone or over the Internet before the deadline printed on the card. Any earlier proxies will be revoked automatically.

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Second, you may send a written notice to our Corporate Secretary, Ms. Janice DiVincenti, State Investors Bancorp, Inc., 1041 Veterans Boulevard, Metairie, Louisiana 70005, in advance of the meeting state that you would like to revoke your proxy.

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Third, you may attend the Annual Meeting and vote in person. Any earlier proxy will be revoked. However, attending the Annual Meeting without voting in person will not revoke your proxy.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.
All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement, “FOR” approval, in a non-binding advisory vote, of the compensation payable to the named executive officers of State Investors Bancorp in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.
State Investors Bancorp shareholders with shares represented by stock certificates should not send stock certificates with their proxy cards. After the merger is completed, holders of State Investors Bancorp common stock certificates will be mailed a transmittal form with instructions on how to exchange their State Investors Bancorp stock certificates for the merger consideration. Shares of State Investors Bancorp common stock held in book-entry form will automatically be exchanged for the merger consideration.
At this time, the State Investors Bancorp board of directors is not aware of any matters, other than as set forth above, that may be presented for action at the special meeting or any adjournment or postponement of the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.
Vote Required
A quorum, consisting of the holders of a majority of the issued and outstanding shares of State Investors Bancorp common stock entitled to vote at the special meeting, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum.
Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of State Investors Bancorp common stock entitled to be cast at the special meeting. You are entitled to one vote for each share of State Investors Bancorp common stock you held as of the record date.
Because the affirmative vote of the holders of at least a majority of the shares entitled to be cast at the special meeting is needed for us to proceed with the merger, an abstention or a broker non-vote will have the effect of a vote against approval of the merger. The board of directors urges State Investors Bancorp shareholders to promptly vote by completing, dating, and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or vote over the Internet or by telephone by following the voting instructions printed on the proxy card or voting instruction form you received.
Approval of the non-binding advisory vote on compensation and the proposal to adjourn or postpone the meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the votes cast at the special meeting, assuming a quorum is present. If you are a holder of State Investors Bancorp common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits a broker non-vote, the abstention or broker non-vote will be counted toward a quorum at the State Investors Bancorp special meeting, but will have no effect on these proposals.

The directors and executive officers of State Investors Bancorp and State-Investors Bank have entered into voting agreements with First NBC pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. As of the record date for the special meeting, these individuals owned in the aggregate 220,300 shares or 9.5% of the outstanding shares of State Investors Bancorp common stock, subject to the voting agreements. See “Certain Beneficial Owners of State Investors Bancorp Common Stock,” beginning on page 38 and “The Merger —  Voting Agreements” beginning on page 28.
Recommendations of the Board of Directors
The State Investors Bancorp board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The State Investors Bancorp board believes that the merger is in the best interests of State Investors Bancorp and its shareholders and unanimously recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby. The State Investors Bancorp board also unanimously recommends that you vote FOR approval, in a non-binding advisory vote, of the compensation payable to the named executive officers in connection with the merger and FOR approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.
Solicitation of Proxies
State Investors Bancorp will pay for the costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of State Investors Bancorp and its subsidiaries may solicit proxies from shareholders of State Investors Bancorp in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement by State Investors Bancorp for their actual expenses.
State Investors Bancorp has retained Georgeson, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee arrangement with such firm is $6,000 plus reimbursement for out-of- pocket expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of State Investors Bancorp common stock held of record by such persons, and State Investors Bancorp will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.
THE MERGER
The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement attached as Annex A. You are urged to carefully read the merger agreement and the other annexes in their entirety.
The Parties
Set forth below is a brief description of the parties to the merger agreement.
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State Investors Bancorp, headquartered in Metairie, Louisiana, is a Louisiana corporation and registered savings and loan holding company, which owns all of the issued and outstanding shares of State-Investors Bank. State-Investors Bank is a federally chartered savings bank with four full service banking offices, all in the metropolitan New Orleans area. As of December 31, 2014, State Investors Bancorp had total assets of  $271.9 million, deposits of  $156.0 million and shareholders’ equity of  $42.0 million. Our headquarters is located at 1041 Veterans Boulevard, Metairie, Louisiana 70005, and our telephone number is (504) 832-9400. For additional information about State Investors Bancorp, see “Where You Can Find More Information.”

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First NBC, headquartered in New Orleans, Louisiana, is a Louisiana corporation and bank holding company, which owns all of the outstanding common shares of First NBC Bank, a Louisiana non-member bank. In order to complete the merger, First NBC organized a new Louisiana corporation known as First NBC Acquisition Company (which we also refer to as “Interim”), as a wholly owned subsidiary of First NBC. First NBC’s primary market is the

New Orleans metropolitan area and the Mississippi Gulf Coast. First NBC operates 32 full service banking offices throughout its market area and a loan production office in Gulfport, Mississippi and had 486 employees at December 31, 2014. As of December 31, 2014, First NBC had total assets of  $3.8 billion, deposits of  $3.1 billion and shareholders’ equity of  $436.4 million. First NBC’s headquarters is located at 210 Baronne Street, New Orleans, Louisiana, 70112, and its telephone number is (504) 566-8000. First NBC maintains a website at www.firstnbcbank.com.
Acquisition Structure
Subject to the terms and conditions set forth in the merger agreement, First NBC Acquisition Company, a subsidiary of First NBC, will be merged with and into State Investors Bancorp. Promptly following completion of the merger, State Investors Bancorp, as the survivor of the merger with First NBC Acquisition Company, will be merged with and into First NBC, with First NBC as the surviving corporation, and State-Investors Bank will be merged with and into First NBC Bank, with First NBC Bank as the surviving institution. Upon consummation of the transactions contemplated by the merger agreement, neither State Investors Bancorp nor State-Investors Bank will continue to exist and the common stock of State Investors Bancorp will no longer be listed on the Nasdaq Capital Market.
Merger Consideration
At the effective time of the merger, each share of State Investors Bancorp common stock issued and outstanding immediately prior to the effective time (other than shares held by State Investors Bancorp) will be cancelled and converted automatically into the right to receive from First NBC an amount equal to $21.25 in cash, without interest.
After the completion of the merger, holders of certificates that prior to the merger represented issued and outstanding shares of State Investors Bancorp common stock will have no rights with respect to those shares except for the right to surrender the certificates for the merger consideration. Holders of shares of State Investors Bancorp common stock will have no continuing equity interest in State Investors Bancorp or First NBC upon completion of the merger, and, therefore, will not share in future earnings, dividends or growth of State Investors Bancorp or First NBC.
Effective Time of the Merger
The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Louisiana (or such later time as may be set forth in the certificate of merger by the parties), which will not be done unless and until all conditions to the obligations of the parties to complete the merger are satisfied or waived where permissible. See “Approval of the Merger Agreement — Proposal No. 1 — Conditions to the Merger,” beginning on page 35. Although no assurance can be given in this regard, it is anticipated that the merger will become effective in the second quarter of 2015.
Background of the Merger
From time to time, the board of directors and management of State Investors Bancorp have periodically reviewed and updated strategic plans for State Investors Bancorp and State-Investors Bank. On occasion, State Investors Bancorp has received inquiries regarding its willingness to consider an acquisition by, or affiliation with, other financial institutions, although under federal regulations applicable to mutual to stock conversions, State Investors Bancorp was generally prohibited from entering into a transaction whereby State Investors Bancorp would be acquired within three years of the completion date of its initial public offering. Consistent with its fiduciary obligations to its shareholders, State Investors Bancorp has given due consideration to any such inquiries and evaluated them in light of the level and form of consideration proposed, the seriousness and specificity conveyed to State Investors Bancorp, as well as the financial condition of the other party, and other considerations and factors deemed relevant by the board of directors of State Investors Bancorp.
In May 2014, the State Investors Bancorp board of directors determined that it would be prudent to undertake an in-depth review of the various strategic options available to it, including remaining an independent institution or entering into a strategic merger with a similarly sized or larger institution. In order to assist it with its review of strategic options, the board of directors decided to engage an investment banking firm. Accordingly, Sterne, Agee & Leach, Inc. (“Sterne Agee”), a nationally recognized investment banking firm with significant experience in advising community banks such as State Investors Bancorp on mergers and acquisitions, was retained on May 27, 2014 to assist and advise State Investors Bancorp in evaluating its strategic options.
Subsequently, Sterne Agee conducted an evaluation of the business, results of operations, financial condition, competitive position and future prospects of State Investors Bancorp. In addition, Sterne Agee contacted a select number of financial institutions on a confidential, no-name basis, in order to inquire about their potential interest in a business combination transaction in the New Orleans metropolitan area.
On August 26, 2014, representatives of Sterne Agee met with the board of directors of State Investors Bancorp in order to discuss the strategic options available to State Investors Bancorp, including continuing to operate on an independent, stand-alone basis or pursuing a potential business combination transaction with another entity. During the August 26th board meeting, Sterne Agee reviewed with State Investors Bancorp’s board of directors its analysis of the business and prospects of State Investors Bancorp on a historical and projected basis and discussed with the board various opportunities and challenges that would face State Investors Bancorp if it remained independent. Sterne Agee also reviewed the market for bank mergers and acquisitions in general and for community banks with characteristics similar to State Investors Bancorp. After considering the presentation made by Sterne Agee at its August 26th meeting, the board of directors of State Investors Bancorp determined that it would be in the best interest of State Investors Bancorp to commence a process to identify potential business combination transactions that might be available to State Investors Bancorp. The board of directors of State Investors Bancorp then directed Sterne Agee to solicit indications of interest from parties to be identified by Sterne Agee (with guidance from State Investors Bancorp) as potentially having a reasonable interest in engaging in a business combination transaction with State Investors Bancorp.
In late August and early September, Sterne Agee then compiled a list of 12 financial institutions which, based on the experience and knowledge of Sterne Agee, it was believed were the most likely candidates who would be interested in exploring a potential business combination transaction with State Investors Bancorp. Sterne Agee, with the assistance of management of State Investors Bancorp, prepared a confidential information memorandum to be provided to those parties who had expressed some interest in exploring a potential transaction, which confidential memorandum identified State Investors Bancorp as the potential merger partner and provided certain basic information regarding State Investors Bancorp. In order to receive the confidential memorandum and receive access to additional, more extensive due diligence materials regarding State Investors Bancorp, the potential merger candidates were first required to enter into a non-disclosure agreement.
Of the 12 potential institutions contacted, eight expressed an interest in receiving a non-disclosure agreement in order to proceed with the process. Sterne Agee provided those eight institutions with the form of non-disclosure agreement, although one of the eight decided not to enter into the non-disclosure agreement and removed itself from the process. The other seven executed non-disclosure agreements and were provided with the confidential information memorandum and access to an online data room to assist the interested parties in formulating a potential indication of interest with respect to entering into an agreement providing for a business combination transaction with State Investors Bancorp. Following a review of the information provided and made available, three companies submitted non-binding indications of interest on October 14, 2014 and October 16, 2014. The four other companies decided not to submit an indication of interest and removed themselves from the process.
First NBC’s initial indication of interest, received on October 16, 2014, was for a transaction in which shareholders of State Investors Bancorp would receive cash of  $21.00 for each share of State Investors Bancorp common stock, or approximately $50.6 million in the aggregate. Another institution (“Company B”) submitted an indication of interest which proposed a transaction consisting of 45% of Company B common stock and 55% cash with an implied value indicated to be in the range of  $17.80 to $18.50 per share of State Investors Bancorp common stock. The third institution (“Company C”) submitted an indication of interest for a transaction with an implied value to shareholders of State Investors Bancorp which would have been less than the transactions proposed by First NBC and by

Company B. Upon consideration of the indications of interest, Sterne Agee was instructed to continue negotiations with First NBC and Company B in order to continue to explore the potential for a transaction with one of the two parties and to try and increase the consideration offered to shareholders of State Investors Bancorp from the initial indications of interest from First NBC and Company B.
Sterne Agee continued negotiations with First NBC and Company B. Company B advised Sterne Agee that it was unwilling to increase the consideration reflected in its indication of interest letter. Based on negotiations between Sterne Agee and First NBC and its financial advisor, Keefe, Bruyette & Woods, on October 17, 2014, First NBC indicated that it was revising its initial indication of interest and increased the proposed cash consideration to shareholders of State Investors Bancorp by $0.25 per share to $21.25 per share of State Investors Bancorp common stock in exchange for a 45 day exclusivity period.
On October 20, 2014, at a meeting of the State Investors Bancorp board of directors, Sterne Agee provided a detailed review of the three indications of interest as well as update on the current environment for mergers and acquisitions. Also present by telephone were representatives of Silver, Freedman, Taff  & Tiernan LLP, State Investors Bancorp’s legal counsel, a law firm with significant experience in advising financial institutions. During this meeting, the State Investors Bancorp board of directors discussed the revised indication of interest received from First NBC. At this meeting, the board of directors authorized Sterne Agee and Silver, Freedman, Taff  & Tiernan, LLP to begin negotiating a definitive agreement with First NBC.
Over the ensuing weeks, First NBC conducted on-site due diligence and held discussions with certain members of State Investors Bancorp’s executive management team. On December 5, 2014, a draft of the definitive merger agreement was circulated and the two sides began negotiations towards a merger agreement that would be mutually acceptable to both parties. The State Investors Bancorp board of directors met on December 30, 2014 to review the merger agreement with representatives of Silver, Freedman, Taff  & Tiernan LLP and Sterne Agee.
At the December 30, 2015 meeting, the board members received presentations telephonically from Silver, Freedman, Taff  & Tiernan LLP regarding the terms of the merger agreement and from Sterne Agee regarding the fairness of the merger consideration. At such meeting, Sterne Agee verbally delivered its opinion that the merger consideration was fair from a financial point of view to shareholders of State Investors Bancorp. After deliberation, the agreement was approved by the board of directors of State Investors Bancorp and executed later that day.
Recommendation of the Board of Directors and Reasons for the Merger
The State Investors Bancorp board of directors has unanimously approved the merger agreement and unanimously recommends that State Investors Bancorp shareholders vote “FOR” approval of the merger agreement.
The State Investors Bancorp board has determined that the merger is in the best interests of State Investors Bancorp and its shareholders. In approving the merger agreement, the State Investors Bancorp board consulted with Sterne Agee with respect to the financial aspects and fairness of the merger from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the State Investors Bancorp board of directors also considered a number of factors, including the following:
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the board’s consideration and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of State Investors Bancorp;

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the value of the consideration to be received by our shareholders pursuant to the merger agreement;

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the fact that the merger consideration constitutes a significant premium to the historical market value for shares of our common stock and represents a premium to our book value per share;

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the current and prospective environment in which State Investors Bancorp operates, including national, regional and local economic conditions, the competitive environment for savings banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

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the financial presentation of Sterne Agee and the opinion of Sterne Agee that, as of the date of such opinion, the merger consideration of  $21.25 in cash per share was fair, from a financial point of view, to the holders of State Investors Bancorp common stock (see “— Opinion of State Investors Bancorp’s Financial Advisor,” beginning on page 12);

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the historical market prices of the common stock of State Investors Bancorp and the significant premium that the merger consideration represented to market prices;

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results that could be expected to be obtained by State Investors Bancorp if it continued to operate independently, and the likely benefits to shareholders of continued independent operations, as compared with the value of the merger consideration being offered by First NBC;

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the ability of First NBC to pay the aggregate merger consideration and to receive the requisite regulatory approvals in a timely manner;

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the fact that the consideration to be received in the merger is cash, thus eliminating any uncertainty in valuing the merger consideration to be received by State Investors Bancorp shareholders;

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the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants, and other agreements, the conditions to closing, a provision which permits State Investors Bancorp’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited proposal to acquire State Investors Bancorp and a provision providing for State Investors Bancorp’s payment of a termination fee to First NBC if the merger agreement is terminated under certain circumstances and the effect such termination fee could have on a third party’s decision to propose a merger or similar transaction to State Investors Bancorp at a higher price than that contemplated by the merger with First NBC;

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the uncertainty regarding the regulatory environment for federal savings banks and the increased costs of regulatory compliance in recent periods;

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future prospects for State Investors Bancorp on a stand-alone basis and its ability to continue to effectively address the increasing challenges faced by small community banks;

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the effects of the merger on State Investors Bancorp’s depositors and customers and the communities served by State Investors Bancorp; and

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the effects of the merger on State Investors Bancorp’s employees, including the prospects for employment with a growing organization such as First NBC.

In the course of its deliberation, our board of directors also considered a variety of risks and other countervailing factors, including:
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the risks and costs to us if the merger does not close, including:

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the diversion of management and employee attention, potential employee attrition and the effect on customers and business relationships; and

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the potential adverse impact on the market price of our common stock if the merger agreement was terminated.

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the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay a $1.75 million termination fee to First NBC under certain circumstances;

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the fact that we will no longer exist as an independent, stand-alone company and our shareholders will no longer participate in the growth of State Investors Bancorp or in any synergies resulting from the merger, and will not participate in the growth of First NBC; and

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the fact that gains from an all-cash transaction would generally be taxable to our U.S. shareholders for U.S. Federal income tax purposes.

The forgoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board. Our board of directors collectively reached the unanimous conclusion to adopt the merger agreement and approve the merger in light of the various factors described above and other factors that each member of our board of directors felt was appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, our board of directors made its recommendation based on the totality of information presented to it. In considering the factors discussed above, individual directors may have given different weights to different factors.
After evaluating these factors and consulting with our legal counsel and financial advisors, our board of directors determined that the merger agreement was advisable and in the best interests of our shareholders. Accordingly, our board of directors has unanimously adopted the merger agreement and approved the merger. Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.
Opinion of State Investors Bancorp’s Financial Advisor
Sterne, Agee & Leach, Inc. has delivered to the board of directors of State Investors Bancorp its opinion that, based upon and subject to the various considerations set forth in its written opinion dated December 30, 2014, the merger consideration to be paid to the shareholders of State Investors Bancorp is fair from a financial point of view as of such date. In requesting Sterne Agee’s advice and opinion, no limitations were imposed by State Investors Bancorp upon Sterne Agee with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Sterne, Agee & Leach, Inc., dated December 30, 2014, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B. State Investors Bancorp shareholders should read this opinion in its entirety.
On May 27, 2014, State Investors Bancorp engaged Sterne Agee to provide financial advisory and other investment banking services to State Investors Bancorp, including assisting State Investors Bancorp in connection with the evaluation of its strategic alternatives. As part of its engagement, on August 26, 2014, Sterne Agee presented to the board of directors of State Investors Bancorp an overview of State Investors Bancorp’s strategic alternatives, including potential strategic merger partners. Following Sterne Agee’s presentation, State Investors Bancorp’s board of directors authorized management and Sterne Agee to reach out to a select group of potential merger partners to gauge their interest in a possible business combination transaction with State Investors Bancorp.
In its engagement by State Investors Bancorp, Sterne Agee agreed to provide its opinion as to the fairness, from a financial point of view, to holders of State Investors Bancorp’s common stock in the event that State Investors Bancorp entered into an agreement with respect to a business combination transaction during the term of its engagement. State Investors Bancorp selected Sterne Agee because Sterne Agee is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with State Investors Bancorp and its business. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions. Other than with respect to the proposed merger and acting as co-manager in First NBC’s initial public offering in 2011, Sterne Agee has had no relationship with State Investors Bancorp or First NBC in the past two years.
As part of its engagement, representatives of Sterne Agee attended the meeting of the board of directors telephonically held on December 30, 2014, at which the State Investors Bancorp board of directors evaluated the proposed merger with First NBC. At this meeting, Sterne Agee reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the merger consideration offered to State Investors Bancorp’s common stockholders in the merger is fair from a financial point of view. Following extensive review and discussion, the State Investors Bancorp board of directors approved the merger agreement and the consideration offered to State Investors Bancorp’s stockholders at this meeting.
The full text of Sterne Agee’s written opinion is attached as Annex B to this document and is incorporated herein by reference. State Investors Bancorp’s stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sterne Agee in providing its opinion. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.
Sterne Agee’s opinion speaks only as of the date of the opinion. The opinion is directed to the State Investors Bancorp’s board of directors and addresses only the fairness, from a financial point of view, of the consideration offered to the State Investors Bancorp’s common stockholders pursuant to the merger agreement. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any State Investors Bancorp shareholder as to how the shareholder should vote at the State Investors Bancorp special meeting on the merger or any related matter, nor does it express any opinion with respect to the fairness of the amount or nature of the compensation to any of State Investors Bancorp’s officers, directors or employees, or class of such persons, relative to the compensation to State Investors Bancorp’s stockholders.
In rendering its opinion, Sterne Agee reviewed, among other things:
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the agreement and plan of reorganization dated as of December 30, 2014 and the bank merger agreement;

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certain publicly available financial and business information of State Investors Bancorp, First NBC and their affiliates which Sterne Agee deemed to be relevant;

•
certain financial information, including financial forecasts with respect to State Investors Bancorp (“State Investors Management Projections”), relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of State Investors Bancorp;

•
certain financial information, including pro forma capital of the combined companies upon consummation of the merger, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of First NBC;

•
certain information detailing the merger prepared by State Investors Bancorp, First NBC and their affiliates and by their respective legal and accounting advisors including the estimated amount and timing of restructuring charges and the cost savings and synergies expected to result from the merger (the “synergies”);

•
the comparison of certain financial metrics of State Investors Bancorp and First NBC to other selected banks and thrifts that Sterne Agee deemed to be relevant;

•
the potential pro forma financial impact of the merger on the future financial performance of the combined company, including the potential effect on State Investors Bancorp’s and First NBC’s estimated earnings per share, tangible book value per share and capital ratios after giving effect to the payment of the merger consideration;

•
the recent publicly reported trading price of State Investors Bancorp;

•
the overall environment for depository institutions in the United States and in State Investors Bancorp’s and First NBC’s market areas;

•
such other financial studies, analyses and investigations and such other matters as Sterne Agee deemed appropriate for purposes of Sterne Agee’s opinion, including its assessment of general economic, market and monetary conditions; and

•
other financial information concerning the business and operations of State Investors Bancorp furnished to Sterne Agee by State Investors Bancorp for purposes of Sterne Agee’s analysis, including State Investors Management Projections.

In addition, Sterne Agee compared certain financial and stock market information for State Investors Bancorp and First NBC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry, and performed other studies and analyses that it considered appropriate.
Sterne Agee, in conducting its review and arriving at its opinion, relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Sterne Agee did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Sterne Agee relied upon information provided and representations made by the management of State Investors Bancorp and by First NBC and/or its advisors as to the reasonableness and achievability of the financial and operating forecasts, projections and synergies (and the assumptions and bases therefore) provided to Sterne Agee. Sterne Agee assumed that such forecasts, projections and synergies reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Sterne Agee assumed, without independent verification, that the aggregate allowance for loan and lease losses for State Investors Bancorp and First NBC are adequate to cover those losses. Sterne Agee did not make or obtain any evaluation or appraisal of the assets, liabilities or property, or the collateral securing such assets, liabilities or properties of State Investors Bancorp or First NBC, nor did it examine any individual credit files.
The projections furnished to Sterne Agee and used by it in certain of its analyses were prepared by State Investors Bancorp’s senior management team. State Investors Bancorp does not publicly disclose internal management projections of the type provided to Sterne Agee in connection with its review of the merger. Similarly, the pro forma combined company capital information furnished to Sterne Agee was prepared by First NBC for Sterne Agee’s analysis of the proposed merger. The pro forma capital information was not prepared with a view towards public disclosure and First NBC, as a matter of course, does not publicly disclose such pro forma information. As a result, such projections and pro forma capital analyses were not prepared with a view towards public disclosure. The projections and pro forma analyses were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.
For purposes of rendering its opinion, Sterne Agee assumed that, in all respects material to its analyses:
•
the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•
each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•
all conditions to the completion of the merger will be satisfied without any waiver; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that could have a material adverse effect on (1) State Investors Bancorp or First NBC; (2) the merger consideration; or (3) the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Sterne Agee further assumed that the merger will be accounted for using the acquisition method under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Sterne Agee’s opinion is not an expression of an opinion as to the prices at which shares of State Investors common stock or shares of First NBC common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company.

In performing its analyses, Sterne Agee made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sterne Agee, State Investors Bancorp, and First NBC. Any estimates contained in the analyses performed by Sterne Agee are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Sterne Agee opinion was among several factors taken into consideration by the State Investors Bancorp board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the State Investors Bancorp board of directors with respect to the fairness of the consideration.
The following is a summary of the material analyses presented by Sterne Agee to the State Investors Bancorp board of directors on December 30, 2014 in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Sterne Agee opinion or the presentation made by Sterne Agee to the State Investors Bancorp board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sterne Agee did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Sterne Agee believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
Summary of Proposal.   Pursuant to the terms of the merger agreement, upon the Merger, 100% of the outstanding shares of State Investors Bancorp common stock, par value $0.01, will be converted into an amount of cash equal to $21.25 per share.
Selected Publicly Traded Companies Analysis.   Using publicly available information, Sterne Agee compared the financial performance, financial condition, and market performance of State Investors Bancorp to three separate publicly traded banks and thrifts groups, respectively. These groups were as follows:
•
Publicly traded thrifts headquartered in select southeastern states (AL, AR, GA, KY, LA, MS and TN, respectively) with total assets between $100 million and $500 million, and last twelve months return on average assets between 0.00% and 1.00%. The companies included in this group were:

	Company Identification		Balance Sheet		Income (LTM)		Asset Quality		Valuation
			Assets	TCE/ TA	ROAA	ROAE	NPAs/ Assets	LLR/ Loans	Price/		Div. Yield
									Tg. Bk.	LTM EPS
	Company	State	($MM)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)
1	Poage Bankshares, Inc.	KY	412	15.8	0.22	1.3	0.97	0.6	89.6	NM	1.3
2	Home Federal Bancorp, Inc. of Louisiana	LA	340	12.5	0.93	6.5	0.03	0.9	101.4	14.3	1.4
3	Louisiana Bancorp, Inc.	LA	322	18.0	0.84	4.6	0.31	0.9	108.9	22.5	0.9
4	Athens Bancshares Corporation	TN	302	13.8	0.90	6.5	1.54	1.6	110.3	16.9	0.8
5	FPB Financial Corp.	LA	224	10.0	0.94	9.2	0.66	2.1	85.8	9.8	1.8
6	United Tennessee Bankshares, Inc.	TN	191	9.9	0.79	8.2	0.69	2.3	67.2	8.6	3.3
7	Century Next Financial Corporation	LA	161	13.3	0.77	5.5	0.41	0.5	88.4	15.5	0.0
8	Hibernia Bancorp, Inc.	LA	103	21.1	0.10	0.5	0.24	0.8	76.4	NM	0.0

(1)
NPAs/assets excludes restructured loans.

•
Publicly traded regional banks headquartered in select southeastern states (AL, AR, GA, KY, LA, MS and TN, respectively) with total assets between $100 million and $700 million, nonperforming assets (excluding restructured loans) to assets less than 3.0%, last twelve months return on average assets between 0.00% and 1.00%, and tangible common equity to tangible assets greater than 7.0%. The companies included in this group were:
	Company Identification		Balance Sheet		Income (LTM)		Asset Quality		Valuation
			Assets	TCE/ TA	ROAA	ROAE	NPAs/ Assets	LLR/ Loans	Price/		Div. Yield
									Tg. Bk.	LTM EPS
	Company	State	($MM)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)
1	Merchants & Marine Bancorp, Inc.	MS	566	10.3	0.90	9.6	1.17	1.6	82.2	8.9	6.1
2	United Security Bancshares, Inc.	AL	563	13.1	0.66	5.3	2.70	2.7	70.5	13.9	0.9
3	Citizens National Corporation	KY	514	8.3	0.67	6.5	1.06	1.3	100.7	11.9	1.9
4	Boyle Bancorp, Inc.	KY	435	12.3	0.85	7.2	2.03	2.1	89.2	12.7	3.8
5	First Advantage Bancorp	TN	425	15.4	0.85	5.2	1.95	1.5	83.6	16.0	2.1
6	Citizens Bancshares Corporation	GA	401	8.9	0.44	3.7	2.61	1.4	53.3	13.2	0.9
7	Southwest Georgia Financial Corporation	GA	381	8.8	0.85	9.9	0.34	1.4	111.9	11.6	2.2
8	Metairie Bank & Trust Company	LA	349	10.5	0.50	4.7	0.16	0.9	106.0	21.9	4.7
9	HFB Financial Corporation	KY	337	10.4	0.64	6.3	2.24	1.5	70.9	11.6	3.4
10	Commerce Union Bancshares, Inc.	TN	279	12.8	0.65	4.9	0.63	1.4	111.4	23.5	1.5
11	Exchange Bankshares, Inc.	GA	221	11.4	0.85	8.0	1.91	2.4	64.3	8.5	2.2
12	Security Bancorp, Inc.	TN	175	9.9	0.80	8.0	0.73	0.9	80.8	10.4	2.8

(1)
NPAs/assets excludes restructured loans.

•
Publicly traded banks and thrifts headquartered in Louisiana with total assets less than $1.0 billion. The companies included in this group were:

	Company Identification		Balance Sheet		Income (LTM)		Asset Quality		Valuation
			Assets	TCE/ TA	ROAA	ROAE	NPAs/ Assets	LLR/ Loans	Price/		Div. Yield
									Tg. Bk.	LTM EPS
	Company	State	($MM)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)
1	Citizens National Bancshares of Bossier, Inc.	LA	788	10.5	1.17	10.6	0.28	0.9	149.9	13.7	0.0
2	Investar Holding Corporation	LA	785	12.7	0.53	5.3	0.56	0.7	102.7	20.0	0.2
3	Jeff Davis Bancshares, Inc.	LA	752	9.0	0.92	9.5	0.25	1.2	123.6	12.4	4.1
4	Metairie Bank & Trust Company	LA	349	10.5	0.50	4.7	0.16	0.9	106.0	21.9	4.7
5	Home Federal Bancorp, Inc. of Louisiana	LA	340	12.5	0.93	6.5	0.03	0.9	101.4	14.3	1.4
6	Louisiana Bancorp, Inc.	LA	322	18.0	0.84	4.6	0.31	0.9	108.9	22.5	0.9
7	Minden Bancorp, Inc.	LA	281	14.9	1.43	9.6	0.14	1.0	104.5	13.0	2.0
8	State Investors Bancorp, Inc.	LA	269	15.4	0.39	2.4	0.07	0.6	85.4	NM	0.0
9	FPB Financial Corp.	LA	224	10.0	0.94	9.2	0.66	2.1	85.8	9.8	1.8
10	American Bancorp, Inc.	LA	163	10.9	1.24	12.2	0.05	1.3	NM	NM	0.0
11	Century Next Financial Corporation	LA	161	13.3	0.77	5.5	0.41	0.5	88.4	15.5	0.0
12	Hibernia Bancorp, Inc.	LA	103	21.1	0.10	0.5	0.24	0.8	76.4	NM	0.0
13	BOL Bancshares, Inc.	LA	79	11.9	(0.77)	(5.3)	11.72	3.5	44.6	NM	0.0

(1)
NPAs/assets excludes restructured loans.

To perform this analysis, Sterne Agee used financial information as of the twelve-month period ended September 30, 2014 (or as of the most recently available quarter). Market price information was as of December 29, 2014. No company used as a comparison in the analysis below is identical to State Investors Bancorp. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Sterne Agee’s analysis showed the following concerning State Investors Bancorp’s respective financial condition and results of operations:
		Public Bank Peer Group		Public Thrift Peer Group		Louisiana Peer Group
	SIBC	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Return on Average Assets	0.39%	0.10%	0.94%	0.44%	0.90%	(0.77)%	1.43%
Return on Average Equity	2.5%	0.5%	9.2%	3.7%	9.9%	(5.3)%	12.2%
Efficiency Ratio	78.0%	54.6%	93.0%	62.1%	83.4%	41.8%	116.4%
TCE/TA	15.4%	9.9%	21.1%	8.3%	15.4%	9.0%	21.1%
Loans/Deposits	135.8%	54.7%	135.2%	48.7%	112.5%	64.5%	135.8%
Nonperforming Assets (Excl. TDRs)/Assets	0.07%	0.03%	1.54%	0.16%	2.70%	0.03%	11.72%
Loan Loss Reserve/Loans	0.6%	0.5%	2.3%	0.9%	2.7%	0.5%	3.5%
Stock Price/Tangible Book Value per Share	85.4%	67.2%	110.3%	53.3%	111.9%	44.6%	149.9%
Stock Price/Last Twelve Months EPS	37.5x	8.6x	22.5x	8.5x	23.5x	9.8x	22.5x
Dividend Yield	0.0%	0.0%	3.3%	0.9%	6.1%	0.0%	4.7%
Comparable Transaction Analysis.   Sterne Agee reviewed and stratified publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies for three separate groups, respectively. These groups were as follows:
•
Acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies headquartered in select southeastern states (AL, AR, GA, KY, LA, MS and TN, respectively) announced after December 31, 2012, where deal value was available and the buyer was a bank or bank holding company or a thrift or thrift holding company, and the seller had assets between $100 million and $500 million. The transactions included in this group were:

	Acquirer	Target	Annce. Date	Deal Value ($mm)	Transaction Pricing
					Price/ Tang. Book (%)	Price/ Core Tg. Book (%)	Core Deposit Prem. (%)	Price/ LTM EPS (x)
1	Hambac, Inc.	Kentucky Home Bank, Inc.	11/21/14	18.7	116.9	131.2	3.8	19.6
2	ServisFirst Bancshares, Inc.	Metro Bancshares, Inc.	10/20/14	41.2	153.8	185.2	11.1	NM
3	Grand Bancorp, Inc.	Decatur State Bank	10/14/14	6.0	39.0	39.0	(14.4)	NM
4	Magnolia Banking Corporation	First National Bancshares of Hempstead	7/14/14	31.3	134.7	134.7	3.8	NM
5	Community & Southern Holdings, Inc.	Alliance Bancshares, Inc.	5/16/14	15.5	136.2	136.2	5.1	NM
6	State Bank Financial Corporation	Atlanta Bancorporation, Inc.	4/28/14	25.2	98.6	98.6	(0.5)	4.1
7	Commerce Union Bancshares, Inc.	Reliant Bank	4/28/14	48.1	127.5	133.9	4.7	17.9
8	Simmons First National Corporation	Delta Trust & Banking Corporation	3/24/14	66.5	164.7	175.8	9.1	15.6
9	First Citizens Bancshares, Inc.	Southern Heritage Bancshares, Inc.	3/20/14	32.7	162.9	166.6	7.6	12.0
10	Ameris Bancorp	Coastal Bankshares, Inc.	3/11/14	37.3	192.1	192.1	5.9	NM
11	TriSummit Bancorp, Inc.	Cmnty National Bank of the Lakeway Area	1/14/14	9.4	86.7	86.7	(2.1)	NM
12	Franklin Financial Network, Inc.	MidSouth Bank	11/21/13	38.0	142.2	154.0	5.5	20.3
13	Home Bancorp, Inc.	Britton & Koontz Capital Corporation	11/5/13	34.5	90.1	90.1	(2.0)	NM
14	Poage Bankshares, Inc.	Town Square Financial Corporation	10/21/13	14.2	104.5	105.0	0.6	12.6
15	Arvest Bank Group, Inc.	National Banking Corp.	10/2/13	9.6	113.1	113.1	0.8	NM
16	Community & Southern Holdings, Inc.	Verity Capital Group, Inc.	9/4/13	25.6	128.1	141.6	5.0	9.4
17	First Community Corporation	Savannah River Financial Corporation	8/14/13	33.6	114.7	133.8	3.8	NM
18	Investar Bank	First Community Bank	1/28/13	4.6	68.9	68.9	(3.2)	NM

•
Nationwide acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies announced after December 31, 2013, where deal value was available and the buyer was a bank or bank holding company or a thrift or thrift holding company, and the seller had assets between $100 million and $500 million and a last twelve months return on average assets between 0.00% and 0.50%. The transactions included in this group were:

	Acquirer	Target	Annce. Date	Deal Value ($mm)	Transaction Pricing
					Price/ Tang. Book (%)	Price/ Core Tg. Book (%)	Core Deposit Prem. (%)	Price/ LTM EPS (x)
1	ESB Bancorp MHC	Citizens National Bancorp, Inc.	12/11/14	51.3	126.1	139.9	4.8	20.2
2	Hambac, Inc.	Kentucky Home Bank, Inc.	11/21/14	18.7	116.9	131.2	3.8	19.6
3	Level One Bancorp, Inc.	Lotus Bancorp, Inc.	11/20/14	17.1	132.2	151.3	8.0	30.4
4	Glacier Bancorp, Inc.	Montana Community Banks, Inc.	11/5/14	25.0	120.5	129.6	3.1	NM
5	Pacific Premier Bancorp, Inc.	Independence Bank	10/22/14	71.2	154.4	177.0	8.5	25.1
6	First Horizon National Corporation	TrustAtlantic Financial Corporation	10/22/14	80.0	163.6	188.0	11.6	19.9
7	ServisFirst Bancshares, Inc.	Metro Bancshares, Inc.	10/20/14	41.2	153.8	185.2	11.1	NM
8	Wintrust Financial Corporation	Delavan Bancshares, Inc.	10/14/14	38.0	143.7	170.2	7.9	31.1
9	First Busey Corporation	Herget Financial Corp.	9/26/14	34.1	109.8	113.9	1.4	32.6
10	American National Bankshares Inc.	MainStreet BankShares, Inc.	8/25/14	24.2	97.4	97.4	(0.6)	26.8
11	First Merchants Corporation	Community Bancshares, Inc.	7/22/14	46.4	131.6	151.2	5.0	26.6
12	Old National Bancorp	LSB Financial Corp.	6/4/14	67.3	163.0	188.8	10.0	28.0
13	State Bank Financial Corporation	Atlanta Bancorporation, Inc.	4/28/14	25.2	98.6	98.6	(0.5)	4.1
14	CB Financial Services, Inc.	FedFirst Financial Corporation	4/14/14	55.0	108.7	117.3	2.4	23.8
15	F.N.B. Corporation	OBA Financial Services, Inc.	4/8/14	98.8	136.6	185.9	10.8	NM
16	Salisbury Bancorp, Inc.	Riverside Bank	3/19/14	27.3	108.8	112.5	1.4	15.1
17	Southern National Bancorp of Virginia, Inc.	Prince George’s Federal Savings Bank	1/8/14	11.5	89.1	89.1	(1.9)	31.5
•
Nationwide acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies announced after December 31, 2013, where deal value was available and the buyer was a bank or bank holding company or a thrift or thrift holding company, and the seller had assets between $100 million and $500 million and a last twelve months return on average assets between 0.00% and 0.50%. The transactions included in this group were:

	Acquirer	Target	Annce. Date	Deal Value ($mm)	Transaction Pricing
					Price/ Tang. Book (%)	Price/ Core Tg. Book (%)	Core Deposit Prem. (%)	Price/ LTM EPS (x)
1	Level One Bancorp, Inc.	Lotus Bancorp, Inc.	11/20/14	16.8	129.7	147.2	7.4	29.9
2	Bay Commercial Bank	Valley Community Bank	11/10/14	7.8	76.6	76.6	(2.4)	NM
3	Pacific Commerce Bank	Vibra Bank	10/30/14	17.5	126.2	130.6	NA	NM
4	Grand Bancorp, Inc.	Decatur State Bank	10/14/14	6.0	39.0	39.0	(14.4)	NM
5	Putnam County Savings Bank	CMS Bancorp, Inc.	9/25/14	25.4	113.7	114.0	1.7	NM
6	Talmer Bancorp, Inc.	First of Huron Corp.	8/6/14	13.4	117.5	117.5	1.1	NM
7	Codorus Valley Bancorp, Inc.	Madison Bancorp, Inc.	7/22/14	14.4	106.4	107.5	1.0	NM
8	Mackinac Financial Corporation	Peninsula Financial Corporation	7/18/14	13.1	125.1	125.1	2.6	NM
9	Sturm Financial Group, Inc.	First Capital West Bankshares, Inc.	5/13/14	12.5	89.4	89.4	(1.2)	NM
10	First American Bank Corporation	Bank of Coral Gables	5/5/14	7.5	116.2	116.2	1.9	27.7
11	Green Bancorp, Inc.	SP Bancorp, Inc.	5/5/14	48.0	146.2	162.4	8.0	NM
12	Heritage Financial Group, Inc.	Alarion Financial Services, Inc.	4/22/14	29.6	167.0	167.0	6.0	31.1
13	Peoples Bancorp Inc.	North Akron Savings Bank	4/21/14	20.1	145.0	152.9	6.3	NM
14	F.N.B. Corporation	OBA Financial Services, Inc.	4/8/14	98.8	136.6	185.9	10.8	NM
15	Xenith Bankshares, Inc.	Colonial Virginia Bank	3/21/14	9.6	79.2	79.2	(3.3)	17.7
16	Ameris Bancorp	Coastal Bankshares, Inc.	3/11/14	37.3	192.1	192.1	5.9	NM
17	Alerus Financial Corporation	Private Bancorporation, Inc.	3/10/14	3.3	90.2	90.2	(0.3)	NM
(Table continued on following page)

	Acquirer	Target	Annce. Date	Deal Value ($mm)	Transaction Pricing
					Price/ Tang. Book (%)	Price/ Core Tg. Book (%)	Core Deposit Prem. (%)	Price/ LTM EPS (x)
18	HomeTrust Bancshares, Inc.	Bank of Commerce	3/4/14	10.0	118.5	118.5	2.5	22.7
19	IBERIABANK Corporation	First Private Holdings, Inc.	2/11/14	64.0	199.8	211.8	15.7	NM
20	HomeTrust Bancshares, Inc.	Jefferson Bancshares, Inc.	1/23/14	51.2	97.9	97.9	(0.3)	28.5
21	TriSummit Bancorp, Inc.	Cmnty National Bank of the Lakeway Area	1/14/14	9.4	86.7	86.7	(2.1)	NM
22	Southern National Bancorp of Virginia, Inc.	Prince George’s Federal Savings Bank	1/8/14	11.5	89.1	89.1	(1.9)	31.5
Sterne Agee’s basis for selecting these parameters was to compare the Merger to transactions not only including companies in the same geographic region and with similar asset size and financial condition to that of State Investors Bancorp, but also to examine transactions involving companies with (i) generally higher tangible common equity to tangible asset ratios and (ii) profitability comparable to that of State Investors Bancorp.
Transaction multiples for the merger were derived from an offer price of  $21.25 per share for State Investors Bancorp. For each precedent transaction, Sterne Agee derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:
•
tangible book value per share of the acquired company based on the latest public financial statements of the company available prior to the announcement of the acquisition;

•
core tangible book value per share (defined as tangible common equity to tangible assets of 8.0%) of the acquired company based on the latest public financial statements of the company available prior to the announcement of the acquisition;

•
tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the financial statements of the company available prior to the announcement of the acquisition; and

•
the last twelve months earnings per share based on the financial statements of the company available prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:
		Regional Group			Over Capitalized Group			Low Earnings Group
Transaction Price to:	FNBC/ SIBC Merger	Minimum	Median	Maximum	Minimum	Median	Maximum	Minimum	Median	Maximum
Tangible Book Value	122.9%	39.0%	122.2%	192.1%	89.1%	126.1%	163.6%	49.0%	116.8%	199.8%
Core Tangible Book Value	144.3%	39.0%	133.9%	192.1%	89.1%	139.9%	188.8%	39.0%	116.8%	211.8%
Core Deposit Premium	8.2%	(14.4)%	3.8%	11.1%	(1.9)%	4.8%	11.6%	(14.0)%	1.7%	15.7%
LTM Earnings per Share	50.3x	4.1x	14.1x	20.3x	4.1x	25.9%	32.6x	17.7x	28.5x	31.5x
No company or transaction used as a comparison in the above analysis is identical to First NBC, State Investors Bancorp or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
Financial Impact Analysis.   Sterne Agee performed pro forma merger analyses that combined projected income statement and balance sheet information of State Investors Bancorp and First NBC. In its analysis, Sterne Agee assumed that the merger would be accounted for under the purchase method, that fair value adjustments would be $5.3 million, on a net basis, that a core deposit intangible of  $0.8 million would be created and amortized over a 10-year period and that cost savings would amount to 43% of State Investors Bancorp’s estimated stand-alone expenses. The analysis also indicated that First NBC would maintain well capitalized capital ratios after the consummation of the merger. For all of the above analyses, the actual results achieved by First NBC following the merger will vary from the projected results, and the variations may be material.
Discounted Cash Flow Analysis.   Sterne Agee performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that State Investors Bancorp could provide to equity holders through State Investors Bancorp’s fiscal year (“FY”) 2018 on a stand-alone basis. In performing this analysis, Sterne Agee used State Investors Management Projections for EPS which were as follows: FY 2014 – $0.46; FY 2015 – $0.56; FY 2016 – $0.64; FY 2017 – $0.68; and FY 2018 – $0.74. The analysis assumed discount rates ranging from 17.0% to 19.0%. To determine the range of discount rates to utilize, Sterne Agee used the capital asset pricing model implied cost of capital (“CAPM”) as a focal point. The CAPM includes an expected market risk premium (as provided by Duff  & Phelps, a nationally recognized provider of this data) of 7.0%, which is then multiplied by State Investors Bancorp’s adjusted beta of 0.5, resulting in an equity risk premium of 3.5%. The CAPM formula then adds a micro-cap size premium (in excess of CAPM) of 12.1% (provided by Duff  & Phelps) and the risk free rate of the 20 year treasury of 2.5% to result in a CAPM Implied Cost of Equity Capital of 18.2%. The range of values was determined by adding (1) the present value of projected cash flows to State Investors Bancorp’s stockholders from fiscal year 2014 to 2018 and (2) the present value of the terminal value of State Investors Bancorp’s common stock. In determining cash flows available to stockholders, Sterne Agee assumed that State Investors would maintain a tangible common equity/tangible asset ratio of 8.0% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for State Investors Bancorp. In calculating the terminal value of State Investors Bancorp, Sterne Agee applied multiples ranging from 14.0 times to 15.0 times fiscal year 2018 forecasted earnings. This range of multiples was determined using historical industry accepted values. This resulted in a range of values of State Investors Bancorp from $14.58 to $14.96 per share.
Sterne Agee stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of State Investors Bancorp.
Other Analyses.   Sterne Agee reviewed the relative financial performance of State Investors Bancorp and, to a lesser extent, First NBC, to a variety of relevant industry peer groups. Sterne Agee also reviewed earnings estimates, balance sheet composition and other financial data, including capital ratios, for State Investors Bancorp and First NBC.
The State Investors Bancorp board of directors has retained Sterne Agee as an independent contractor to act as financial adviser to State Investors Bancorp regarding the merger. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Sterne Agee has experience in, and knowledge of, the valuation of banking enterprises.
Sterne Agee’s Compensation and Other Relationships with State Investors Bancorp.   State Investors Bancorp and Sterne Agee have entered into an agreement relating to the services to be provided by Sterne Agee in connection with the merger. State Investors Bancorp has paid Sterne Agee a cash fee of  $100,000 (the “Fairness Opinion Fee”) concurrently with the rendering of the fairness opinion relating to the transaction. Additionally, State Investors Bancorp has agreed to pay to Sterne Agee at the time of closing of the transaction a cash fee (“Contingent Fee”) equal to 1.50% of the aggregate consideration offered in exchange for the outstanding shares of common stock of State Investors Bancorp in the transaction. The fees paid prior to the Contingent Fee payment, including the Fairness Opinion Fee, will be credited against the Contingent Fee. Pursuant to the Sterne Agee engagement agreement, State Investors Bancorp also agreed to reimburse Sterne Agee for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Sterne Agee against certain liabilities, including liabilities under the federal securities laws. Prior to its engagement for services in connection with the merger, Sterne Agee had not provided services to State Investors Bancorp. Other than serving as co-manager on First NBC’s initial public offering, Sterne Agee has not provided financial advisory services to First NBC.
Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Sterne, Agee & Leach, Inc. determined that the merger consideration was fair, from a financial point of view, to State Investors Bancorp’s shareholders.
Certain Effects of the Merger
If State Investors Bancorp shareholders approve the merger agreement and the other conditions to the closing of the merger are either satisfied or waived. Interim will be merged with and into State Investors Bancorp, with State Investors Bancorp as the surviving corporation. Immediately after the merger, State Investors Bancorp will be merged with and into First NBC, with First NBC as the surviving corporation.
When the merger is completed, each share of State Investors Bancorp common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by State Investors Bancorp) will be converted into the right to receive $21.25 in cash without interest.
At the effective time of the merger, each outstanding and unvested award under State Investors Bancorp’s recognition and retention plan will become fully vested and be converted into the right to receive the merger consideration. In addition, each outstanding and unvested stock option under State Investors Bancorp’s stock option plan will become fully vested. Holders of stock options will receive cash equal to the merger consideration, $21.25 per share, less the option exercise price.
At the effective time of the merger, current shareholders of State Investors Bancorp will cease to have ownership interests in State Investors Bancorp or rights as State Investors Bancorp shareholders. Therefore, such current shareholders of State Investors Bancorp will not participate in any future earnings or growth of State Investors Bancorp or First NBC and will not benefit from any future appreciation in the value of the common stock of First NBC.
State Investors Bancorp’s common stock is currently registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is quoted on the Nasdaq Capital Market under the symbol “SIBC.” As a result of the merger, State Investors Bancorp’s common stock will cease to be quoted on the Nasdaq Capital Market. In addition, registration of State Investors Bancorp’s common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to State Investors Bancorp. After the effective time of the merger, State Investors Bancorp will no longer be required to file periodic reports with the SEC.
Surrender of Stock Certificates; Payment for Shares
Prior to the completion of the merger, First NBC shall appoint an exchange agent for the benefit of the holders of shares of State Investors Bancorp common stock in connection with the merger. At or prior to the effective time of the merger, First NBC will deliver to the exchange agent an amount of cash equal to the aggregate merger consideration.
Within five business days following the completion of the merger, the exchange agent will mail to each holder of record of shares of State Investors Bancorp common stock a letter of transmittal disclosing the procedure for exchanging certificates representing shares of State Investors Bancorp common stock for the merger consideration. After the effective time, each holder of a certificate representing shares of issued and outstanding State Investors Bancorp common stock (except for shares held by State Investors Bancorp) will, upon surrender to the exchange agent of a certificate for exchange together with a properly completed letter of transmittal, be entitled to receive $21.25 in cash, without interest, multiplied by the number of shares of State Investors Bancorp common stock represented by the certificate. No interest will be paid or accrued on the merger consideration upon the surrender of any certificate for the benefit of the holder of the certificate.

Neither First NBC nor any other entity or person shall be liable to any holder of shares of State Investors Bancorp common stock for any consideration paid to a public official in accordance with applicable abandoned property, escheat or similar laws.
Potential Effects on State Investors Bancorp and Our Shareholders if the Merger is not Completed
In the event that the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent company. In that event, we expect that management will operate the business generally in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, those arising from the current regulatory environment and economic and market conditions.
Finally, if the merger is terminated under certain circumstances, including a termination for us to pursue a superior proposal, we may be obligated to pay a $1.75 million termination fee to First NBC. For a description of the circumstances obligating payment of the termination fee, see the section entitled “The Merger Agreement — Termination Fee” in this proxy statement.
Interests of Certain Persons in the Merger
In considering the recommendation of the State Investors Bancorp board of directors with respect to the merger agreement, State Investors Bancorp shareholders should be aware that certain persons, including the directors and executive officers of State Investors Bancorp, have interests in the merger that are in addition to their interests as shareholders of State Investors Bancorp generally. The State Investors Bancorp board of directors was aware of these interests as well as others and considered them in adopting the merger agreement and the transactions contemplated thereby. As described in more detail below, these interests include certain payments and benefits that may be provided to the directors and executive officers upon completion of the merger, including accelerated vesting of stock awards, cash severance, continued medical, life and disability insurance benefits for executives, accelerated vesting of supplemental retirement benefits, and an additional allocation to be made to all participants in our Employee Stock Ownership Plan on a pro rata basis upon the termination of such plan. The dates used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.
Cash Payment for Outstanding Options.   Under the terms of the merger agreement, all State Investors Bancorp stock options that are outstanding and unexercised at the time of the merger, whether or not vested, will be cancelled, and in lieu thereof the holders of such options will be paid in cash an amount equal to the product of  (i) the number of shares of State Investors Bancorp common stock subject to such option at the closing and (ii) an amount equal to the excess of  $21.25 over the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. As of the record date for the special meeting, the directors and executive officers of State Investors Bancorp and State-Investors Bank as a group held options to purchase an aggregate of 221,626 shares of State Investors Bancorp common stock, including options to purchase 126,084 shares which have not yet vested. If none of such options are exercised prior to completion of the merger, the directors and executive officers of State Investors Bancorp and State-Investors Bank as a group will receive an aggregate of approximately $2.0 million upon cancellation of their stock options. See “— Summary of Golden Parachute Arrangements” beginning on page 25 for the amounts payable to the named executive officers.
Acceleration of Vesting of Restricted Stock Awards.   Under the terms of the merger agreement, each outstanding share of State Investors Bancorp restricted stock will vest in full at or prior to the effective time of the merger and will be entitled to receive the merger consideration. As of the record date for the special meeting, the directors and executive officers of State Investors Bancorp and State-Investors Bank held an aggregate of 42,099 unvested shares of State Investors Bancorp restricted stock. See “— Summary of Golden Parachute Arrangements” beginning on page 25 for the amounts payable to the named executive officers.
Employment Agreements.   Previously, State Investors Bancorp and State-Investors Bank each entered into separate employment agreements with Messrs. Sciortino and McGowan and State-Investors Bank entered into an employment agreement with Anthony S. Sciortino, Jr. Pursuant to the agreements, Messrs. Sciortino, McGowan and Sciortino, Jr. serve as President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Senior Vice President and Chief Operations Officer, respectively, for a term of three years (two in the case of Mr. Sciortino, Jr.). The employment agreements provide for minimum base salaries of  $173,250, $118,750 and $95,000 for Messrs. Sciortino, McGowan and Sciortino, Jr., respectively.
The employment agreements are terminable with or without cause by State Investors Bancorp or State-Investors Bank. The employment agreements provide that in the event of an involuntary termination of employment (including a termination by Messrs. Sciortino, McGowan or Sciortino, Jr. for “good reason” before or following a change in control of State Investors Bancorp or State-Investors Bank, including a material change in the executive’s position, salary or duties without his consent) other than for cause, each of Messrs. Sciortino, McGowan and Sciortino, Jr. would be entitled to (1) an amount of cash severance which is equal to three times (two times in the case of Mr. Sciortino, Jr.) the sum of his base salary as of the date of termination plus his prior year’s bonus and (2) continued participation in certain employee benefit plans, including life, health and disability plans, until the earlier of 36 months (24 months in the case of Mr. Sciortino, Jr.) or the date the executive receives substantially similar benefits from full-time employment with another employer. The new termination and release agreements and non-competition agreements discussed below under “— Termination and Release Agreements” and “— Non-Competition Agreements” cover the rights of Messrs. Sciortino and McGowan and the payments and benefits to be received under their employment agreements. Mr. Sciortino, Jr. will receive a lump sum payment of  $250,834 upon completion of the merger, plus continuation of insurance benefits.
The employment agreements with State-Investors Bank provide that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by State-Investors Bank for federal income tax purposes. Parachute payments generally are payments equal to or greater than three times the executive’s base amount, which is defined to mean the executive’s average annual compensation from the employer includable in the executive’s gross income during the most recent five taxable years ending before the year in which a change in control of the employer occurs. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.
The employment agreements with State Investors Bancorp provide that severance payments payable to Messrs. Sciortino and McGowan by State Investors Bancorp shall include the amount by which the severance benefits payable by State-Investors Bank are reduced as a result of Section 280G of the Internal Revenue Code, if the parachute payments exceed 105% of three times the executive’s “base amount” as defined in Section 280G of the Internal Revenue Code. If the parachute payments are not more than 105% of the amount equal to three times the executive’s base amount, the severance benefits payable by State Investors Bancorp will be reduced so they do not constitute “parachute payments” under Section 280G of the Internal Revenue Code. If the total parachute payments exceed 105% of three times the executive’s base amount, then the agreements with State Investors Bancorp provide that State Investors Bancorp shall reimburse Messrs. Sciortino and McGowan for any resulting excise taxes payable by them, plus such additional amount as may be necessary to compensate them for the payment of state and federal income, excise and other employment-related taxes on the additional payments. Under the employment agreements, the executive’s compensation, benefits and expenses will be paid by State Investors Bancorp and State-Investors Bank in the same proportion as the time and services actually expended by the executives on behalf of each company.
Termination and Release Agreements.   In accordance with the merger agreement and in connection with the merger, First NBC, First NBC Bank, State Investors Bancorp and State-Investors Bank will enter into separate termination and release agreements (the “separation agreements”) with Anthony S. Sciortino, our President and Chief Executive Officer, and Daniel McGowan, our Chief Financial Officer. The separation agreements provide for the executive’s separation from service with State Investors Bancorp and

State-Investors Bank upon completion of the merger. The separation agreements specify the amount of cash severance to be paid to the executive upon completion of the merger, provide for the continuation of insurance benefits as specified in each executive’s current employment agreement, and retain each executive’s right to a Section 280G gross-up payment in the event such payment is subsequently deemed triggered. The separation agreements also provide for the release of any claims against State Investors Bancorp, First NBC and their subsidiaries, affiliates, directors, officers, employees and others. In the event the merger is terminated for any reason, the separation agreements will become null and void. Messrs. Sciortino and McGowan will receive lump sum cash payments of  $360,000 and $295,000, respectively, upon completion of the merger pursuant to their separation agreements, plus continuation of insurance benefits. See “— Summary of Golden Parachute Arrangements” beginning on page 25 for all of the amounts payable to the executive officers in connection with the merger.
Non-Competition Agreements.   In connection with the merger, First NBC expects to enter into separate non-competition agreements with Messrs. Sciortino and McGowan. The non-competition agreements will require the individuals to refrain from competing with First NBC and not to solicit employees and customers commencing on the effective date of the merger and extending for a period expected to be between 12 months and 24 months. As compensation for these non-competition obligations, on the effective date of the merger it is expected that Mr. Sciortino will receive $360,000 and Mr. McGowan will receive $180,000.
Supplemental Executive Retirement Agreement.   State-Investors Bank maintains a Supplemental Executive Retirement Agreement (the “SERP”) for the benefit of Mr. Sciortino, Chairman, President and Chief Executive Officer. Under the agreement, if Mr. Sciortino was to retire after attaining the age of 72, he would receive an annual benefit of  $100,000 for 10 years. If Mr. Sciortino was to have a separation from service prior to age 72 and prior to a change in control, he would receive his accrued benefit under the SERP in a lump sum payment. In the event of his separation from service within two years following a change in control, Mr. Sciortino will receive his full supplemental retirement benefit of  $100,000 per annum payable in 10 equal annual installments. As of March 31, 2015, Mr. Sciortino’s accrued benefit under the plan will be $679,500. As a result of his separation from service upon completion of the merger, Mr. Sciortino will be entitled to receive annual payments of  $100,000 for a period of 10 years. See “— Summary of Golden Parachute Arrangement” beginning on page 25 for the increase in the present value of his benefits under this plan as a result of his separation from service upon completion of the merger.
Retirement Plan for Non-Employee Directors.   State Investors Bank maintains a 2009 Supplemental Retirement Plan for Non-Employee Directors for our non-employee directors other than Mr. Maslansky, who joined the board of directors after the plan was adopted. The plan provides that upon retirement after reaching age 65, with 15 years of service, each participating non-employee director will receive an annual supplemental retirement benefit equal to $7,500 payable in equal annual installments for 10 consecutive years, if the covered director is 100% vested. All participating non-employee directors are currently 100% vested, except for Mr. Lepow. As of the date of this proxy statement, Mr. Lepow is 50% vested and is vesting at the rate of 10% per year on each June 30. As of March 31, 2015, Mr. Lepow’s accrued benefit under the plan will be $47,725. Upon a separation from service concurrently with or within two years following completion of the merger, each of our non-employee directors (other than Mr. Maslansky) will be entitled to receive annual payments of  $7,500 for a period of 10 years.
Employee Stock Ownership Plan.   The merger agreement requires that we terminate our Employee Stock Ownership Plan effective immediately prior to the effective time of the merger. As of the effective time of the merger, all shares of State Investors Bancorp common stock held by the ESOP will be converted into the right to receive the merger consideration. The trustees of the plan will use the cash merger consideration received with respect to the unallocated shares of our common stock held by the ESOP to first repay the then outstanding loan to the ESOP, with the remaining cash received with respect to such shares to then be allocated pro rata to all participants in the plan based on their account balances as of January 1, 2015. As soon as practicable following the receipt of a favorable determination letter from the IRS, all account balances in the ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. State Investors Bancorp and, following the effective time of the merger, First NBC, have agreed to adopt any amendments to the State Investors Bancorp ESOP necessary to effect the foregoing matters. Each of State Investors Bancorp’s executive officers will receive a benefit in connection with the termination of the ESOP. Based on account balances as of January 1, 2015, the estimated value of the additional benefit that Messrs. Sciortino, McGowan, Carriere and Sciortino, Jr. will receive as a result of termination of the ESOP is approximately $230,000, $151,000, $133,000 and $117,000, respectively.
Protection of Directors, Officers and Employees Against Claims.   In the merger agreement, First NBC has agreed to indemnify State Investors Bancorp’s directors and officers after the completion of the merger to the fullest extent permitted under Louisiana law and State Investors Bancorp’s current articles of incorporation and bylaws. First NBC also has agreed to maintain, for a period of six years after the effective time of the merger, State Investors Bancorp’s current directors’ and officers’ liability insurance policies, or equivalent substitute policies.
Employee Benefits Matters
The merger agreement provides that our employees who remain employed by First NBC or its subsidiaries after the effective time of the merger will be eligible to participate in the benefit plans of First NBC that are generally available to employees performing similar services for First NBC, subject to the terms and provisions of the benefit plans. Continuing employees will receive credit for years of service with State Investors Bancorp or State-Investors Bank for purposes of determining eligibility for participation, vesting and other benefits.
Any employees of State Investors Bancorp or State-Investors Bank who are not a party to an employment agreement at the time of the merger whose employment is terminated within twelve (12) months of the effective time of the merger (other than termination for cause) will be entitled to receive two weeks of severance pay for each year of service up to a maximum of 26 weeks severance pay.
Summary of Golden Parachute Arrangements
The following table sets forth the aggregate dollar value of the various elements of compensation that each named executive officer of State Investors Bancorp will receive that is based on or otherwise relates to the merger, assuming the following:
•
the merger closes on April 30, 2015, which is the earliest date that we expect the merger to close (the actual closing date is more likely to be later in the second quarter of 2015);

•
Messrs. Sciortino and McGowan receive the lump sum payments set forth in the non-competition agreements summarized above;

•
the projected costs of providing continued health, dental, life, disability and accident insurance coverage is based on current premiums, which are assumed to increase by 10% on January 1st of each year; and

•
the IRS discount rates for the month in which the merger is completed are equal to the IRS discount rates in effect for February 2015 — these rates change monthly and are used to compute (a) present value amounts for insurance benefits, and (b) the parachute amounts associated with the accelerated vesting of unvested equity awards and SERP benefits under Section 280G of the Code.

Any changes in these assumptions or estimates would affect the amounts shown in the following table. Because the executive officers are not expected to receive any tax reimbursements, the column with respect to such benefits has been omitted from the following table.
Name	Golden Parachute Compensation
	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC(3)	Perquisites/ Benefits ($)(4)	Other ($)(5)	Total ($)(6)
Anthony S. Sciortino	$360,000	$1,039,234	$191,950	$70,364	$360,000	$2,021,548
Daniel McGowan	295,000	333,406	—	90,204	180,000	898,610
Stephen O. Carriere	51,875	193,703	—	—	—	245,578
(Footnotes on following page)

(1)
For Messrs. Sciortino and McGowan, represents the amounts payable to them pursuant to the separation agreements to be entered into by and among each of Messrs. Sciortino and McGowan and First NBC, First NBC Bank, State Investors Bancorp and State-Investors Bank. These amounts represent a portion of the cash severance that such executives would have been entitled to under their respective employment agreements with State Investors Bancorp and State-Investors Bank, with such amounts designed to keep the total parachute payments to such executives below their respective Section 280G threshold in order to avoid excise taxes and tax gross-up payments. The payments to these two executives in the Cash column in the above table will be paid in a lump sum on the effective date of the merger. The remaining cash severance that these two executives would have been entitled to under their respective employment agreements with State Investors Bancorp and State-Investors Bank was allocated to the new non-competition agreements that such executives entered into with First NBC, with such amounts set forth in Note (5) below. The employment agreements that Messrs. Sciortino and McGowan have with State Investors Bancorp and State-Investors Bank provide that the lump sum cash severance under such agreements would be paid upon a termination of employment concurrently with or following completion of the merger (i.e., a double-trigger arrangement); however, the merger agreement provides that such payments will be made regardless of whether Messrs. Sciortino or McGowan are retained as employees of First NBC (i.e., a single-trigger arrangement). The cash severance for Mr. Carriere represents 26 weeks of salary based on his years of service and the formula set forth in the merger agreement, which severance is deemed to be a double-trigger arrangement.

(2)
Represents the value of the vested and unvested stock options and unvested restricted stock awards held by Messrs. Sciortino, McGowan and Carriere. The value of the unvested restricted stock awards is estimated to be $353,324, $141,355 and $56,525 for each of Messrs. Sciortino, McGowan and Carriere, based on the merger consideration of  $21.25 per share of State Investors Bancorp common stock. The value of the vested and unvested stock options is $685,910, $192,051 and $137,178 for each of Messrs. Sciortino, McGowan and Carriere, respectively, based on the merger agreement which provides that stock options which remain unexercised immediately prior to the completion of the merger will be cashed out based upon the positive difference between $21.25 per share and the exercise price per share of the unexercised stock options. All of the unvested stock options and unvested restricted stock awards will become fully vested upon completion of the merger even if the executive’s employment is not terminated. This accelerated vesting is considered to be a single-trigger arrangement.

(3)
Represents the estimated present value of the increase in Mr. Sciortino’s benefits under his SERP with State-Investors Bank as a result of his separation from service upon completion of the merger. If Mr. Sciortino was to have a separation from service prior to completion of the merger, he would be entitled to receive a lump sum payment equal to his accrued benefit under the SERP, which will be $679,500 as of March 31, 2015. If he has a separation from service concurrently with or within two years following completion of the merger, then he will be entitled to receive his full SERP benefit as if he had worked until age 72 of  $100,000 per year for 10 years. The present value of the increase in benefits was calculated using IRS discount rates in effect for February 2015. The increase in the SERP benefits is deemed to be a double-trigger arrangement.

(4)
Represents the projected cost of providing the executives with continued participation in all health insurance, life insurance, vision insurance, and disability and accident insurance for a period of three years for each of Messrs. Sciortino and McGowan, in each case at no cost to the executives. If Mr. Sciortino or Mr. McGowan obtains full-time employment with another employer during such period and is entitled to receive substantially similar benefits from the subsequent employer, or if the executive dies during such period, then the continued coverage will cease. The projected costs assume the insurance premiums increase by 10% each year, and the amounts have been discounted to present value based on IRS discount rates in effect for February 2015. The employment agreements that Messrs. Sciortino and McGowan have with State Investors Bancorp and State-Investors Bank provide for a continuation of the insurance benefits in the event of a termination of employment concurrently with or following completion of the merger (i.e., a double-trigger arrangement).

(Footnotes continued on following page)

(5)
Represents the lump sum payments to be made upon completion of the merger to Messrs. Sciortino and McGowan pursuant to non-competition agreements expected to be entered into with First NBC. These agreements will become effective only upon completion of the merger. The non-competition agreements are expected to provide for non-compete periods within the range of 12 months to 24 months. The payments pursuant to these agreements may be deemed to be a single-trigger arrangement.

(6)
This column includes with respect to Messrs. Sciortino, McGowan and Carriere, $1,759,234, $808,406 and $193,703, respectively, which may be deemed to be attributable to a single-trigger arrangement, while $262,314, $90,204 and $51,875, respectively of the amount is attributable to a double-trigger arrangement. The (amounts in this column exclude the value of other vested benefits under State Investors Bancorp’s ESOP, 401(k) Plan and SERP. If the payments and benefits to Messrs. Sciortino or McGowan pursuant to their new separation and/or non-competition agreements would constitute a parachute payment under Section 280G of the Internal Revenue Code, then each of the separation agreements preserve the right of such executives under their current employment agreements with State Investors Bancorp and State-Investors Bank to be reimbursed for any resulting excise taxes payable by such executive, plus such additional amount as may be necessary to compensate such executive for the payment of federal, state and local income, excise and other employment-related taxes on the additional payments. We have assumed that the payments to be made pursuant to the new non-competition agreements represent reasonable value for the obligations of the executives under such agreements, with the effect being that none of the cash payments pursuant to such agreements are deemed to be parachute payments under Section 280G of the Internal Revenue Code. Based upon the assumptions made, no excise tax reimbursements or gross-up payments to Messrs. Sciortino or McGowan will be required.

Regulatory Approvals
In connection with the merger, First NBC and State Investors Bancorp will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:
•
filing a certificate of merger with the Secretary of State of the State of Louisiana in accordance with the Louisiana Business Corporation Act after the approval of the merger agreement by State Investors Bancorp’s shareholders and the receipt of all other regulatory and third-party approvals necessary for consummation of the merger;

•
filing an application for approval of the acquisition of State Investors Bancorp by First NBC with the Board of Governors of the Federal Reserve System;

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filing applications for approval of the merger of State-Investors Bank and First NBC Bank with the Federal Deposit Insurance Corporation and the Louisiana Office of Financial Institutions; and

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filing a notice of the merger of State-Investors Bank and First NBC Bank with the Office of the Comptroller of the Currency.

The U.S. Department of Justice may provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval by a federal banking agency to challenge the approval on antitrust grounds. Although we do not know of any reason why we would not obtain these regulatory approvals in a timely manner, we cannot be certain of when we will obtain them or that we will obtain them at all.
Material Federal Income Tax Consequences
The following discussion is a general summary of the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, final and temporary regulations promulgated by the United States Treasury Department, judicial authorities and current rulings and administrative practice of the Internal Revenue Service, as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that State Investors Bancorp common stock is held as a capital asset by each holder and does not address all aspects of federal income taxation that might be relevant to particular holders of State Investors Bancorp common stock in light of their status or personal investment circumstances, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold State Investors Bancorp common stock as part of a “straddle,” “hedge” or “conversion transaction” or who have a “functional currency” other than United States dollars or individual persons who have received State Investors Bancorp common stock as compensation or otherwise in connection with the performance of services. Further, this discussion does not address state, local or foreign tax consequences of the merger.
The receipt of cash in exchange for shares of State Investors Bancorp common stock in the merger will generally be a taxable transaction for federal income tax purposes. Each holder’s gain or loss per share will be equal to the difference between the per share cash consideration and the holder’s adjusted tax basis per share in State Investors Bancorp common stock. A holder’s gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long-term if the holder has held State Investors Bancorp common stock for more than 12 months prior to the completion of the merger. Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 20%.
Net Investment Income Tax.   A holder that is an individual is subject to a 3.8% tax on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger, as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders should consult their tax advisors as to the application of this additional tax to their circumstances.
Backup Withholding and Information Reporting.   A holder of State Investors Bancorp common stock may be subject to backup withholding at the rate of 28% with respect to payments of cash consideration received pursuant to the merger, unless the holder (a) provides a correct taxpayer identification number, or TIN, in the manner required or (b) is a corporation or other exempt recipient and, when required, demonstrates this fact. To prevent the possibility of backup federal income tax withholding, each holder must provide the exchange agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of State Investors Bancorp common stock who does not provide the exchange agent with his, her or its correct TIN may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding. Any amount withheld will be creditable against the holder’s federal income tax liability. First NBC (or its agent) will report to the holders of State Investors Bancorp common stock and the Internal Revenue Service the amount of any “reportable payments,” as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.
The foregoing discussion is for general information only and is not a complete description of all of the potential tax consequences that may occur as a result of the merger. Regardless of your particular situation, you should consult your own tax advisor regarding the federal tax consequences of the merger to you, as well as the tax consequences of the merger to you arising under the laws of any state, local or other jurisdiction, domestic or foreign.
Accounting Treatment
The merger will be accounted for as a business combination under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, State Investors Bancorp’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of First NBC. Any excess of the purchase price for State Investors Bancorp and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The financial statements of First NBC issued after the merger will reflect the results attributable to the acquired operations of State Investors Bancorp beginning on the date of completion of the merger.
Voting Agreements
In connection with the execution of the merger agreement, each director and executive officer of State Investors Bancorp and State-Investors Bank entered into a Voting Agreement with First NBC. Under these agreements, these individuals agreed to vote all of their shares of State Investors Bancorp common stock in favor of the merger and against the approval of any other agreement providing for the acquisition of State Investors Bancorp or all or substantially all of its assets. Pursuant to these agreements, these individuals also agreed not to transfer their shares of State Investors Bancorp common stock prior to the special meeting of shareholders of State Investors Bancorp called to approve and adopt the merger agreement, except for transfers in limited circumstances. These agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms. As of March 4, 2015, these individuals owned in the aggregate 220,300 shares or 9.5% of the outstanding shares of State Investors Bancorp common stock, subject to the voting agreements.
Support Agreements
As a further inducement to First NBC to enter into the merger agreement, each non-employee director of State Investors Bancorp and State-Investors Bank entered into a support agreement. The support agreements require the directors to maintain the confidentiality of all non-public information regarding State Investors Bancorp, State-Investors Bank, First NBC and First NBC Bank that they have received. In addition, the support agreements provide that the directors will refrain from knowingly harming the goodwill of First NBC, State Investors Bancorp or their customer or business relationships and that, with the exception of passive investments and certain other exceptions, will not engage in the business of banking in the parishes of Jefferson, Orleans, Plaquemines, St. Tammany, Tangipahoa, St. John the Baptist, Lafourche and St. Charles, Louisiana and will not solicit any current or former customers or employees. The obligations under the Support Agreements will continue for two years after the merger closes.
No Dissenters’ Rights
Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Louisiana Business Corporation Act.
Section 248 of the Louisiana Business Corporation Act provides that shareholders have the right, in some circumstances, to dissent from certain corporate action and to instead demand payment of the fair value of their shares. However, shareholders do not have dissenters’ rights with respect to shares of any class of stock in the case of a sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale. Therefore State Investors Bancorp shareholders will not have dissenters’ rights in the merger.
APPROVAL OF THE MERGER AGREEMENT — PROPOSAL NO. 1
The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement as Annex A and is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Terms of the Merger
The State Investors Bancorp board of directors has approved and adopted the merger agreement, pursuant to which Interim, a new Louisiana corporation organized by First NBC as a wholly owned subsidiary of First NBC, will be merged with and into State Investors Bancorp, with State Investors Bancorp as the surviving corporation, and immediately thereafter State Investors Bancorp will be merged with and into First NBC, with First NBC as the surviving corporation. As a result of the merger, each issued and outstanding share of State Investors Bancorp common stock (except shares held by State Investors Bancorp) shall be converted into the right to receive $21.25 in cash without interest. The articles of incorporation and bylaws of First NBC will continue to be the articles of incorporation and bylaws upon the consummation of the transactions of the merger agreement. In addition, the directors of First NBC immediately prior to the merger will continue as the directors of First NBC upon consummation of the transactions contemplated by the merger agreement.
The merger agreement provides that First NBC may at any time change the structure of the merger but no such change may affect the U.S. federal income tax consequences to State Investors Bancorp’s shareholders in the merger, alter the amount or kind of merger consideration to be provided under the merger agreement or materially impede or delay consummation of the merger.
The Bank Merger
Substantially simultaneously with the merger, State-Investors Bank, a federal savings bank and wholly owned subsidiary of State Investors Bancorp, will merge with and into First NBC Bank, a Louisiana non-member bank and wholly owned subsidiary of First NBC, with First NBC Bank as the surviving bank.
Representations and Warranties of State Investors Bancorp and First NBC
The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of State Investors Bancorp and First NBC, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes, of, among other things, allocating contractual risk between State Investors Bancorp and First NBC, rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of State Investors Bancorp and First NBC, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by State Investors Bancorp or First NBC. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” on page 42.
The merger agreement contains customary representations and warranties of State Investors Bancorp and First NBC, relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.
State Investors Bancorp and First NBC each has made representations and warranties to the other with respect to, among other things:
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corporate organization and qualification;

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their authority and power to execute the merger agreement and complete the transactions contemplated by the merger agreement;

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the absence of any conflicts with, or violations of, laws or regulations and various documents, contract and agreements;

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the absence of material legal proceedings;

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required consents and approvals;

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regulatory compliance;

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its financial statements; and

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the absence of any material adverse change (as defined in the merger agreement) since December 31, 2013, and the absence of any event or condition reasonably likely to result in a material adverse effect.

In addition, First NBC has made representations and warranties regarding its ability to pay the merger consideration of  $21.25 per share to the shareholders of State Investors Bancorp, and that First NBC Bank will continue to be “well capitalized” upon consummation of the merger and the bank merger.
State Investors Bancorp has made additional representations and warranties with respect to, among other things:
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its capitalization;

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compliance with laws;

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its reports filed with the Securities and Exchange Commission and its Call reports;

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the absence of undisclosed liabilities;

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good title to real, personal and intellectual property;

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the absence of certain changes since December 31, 2013;

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material contracts;

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taxes and tax returns;

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insurance;

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its investments and loan portfolios and reserve for loan losses;

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employee relationships;

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compliance with environmental laws and regulatory compliance;

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accounting controls and books and records;

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its employee benefit plans; and

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that the board of directors has received a fairness opinion of Sterne, Agee & Leach, Inc. with respect to the merger.

Certain representations and warranties of State Investors Bancorp and First NBC are qualified as to “materiality” or “material adverse change.” For the purposes of the merger agreement, a “material adverse change,” when used in reference to State Investors Bancorp, means any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, business or results of operations of State Investors Bancorp and State-Investors Bank, taken as a whole, or the ability of State Investors Bancorp or State-Investors Bank to timely perform its obligations under the merger agreement.
In determining whether a material adverse effect has occurred or would reasonably be expected to occur, State Investors Bancorp and First NBC will disregard any effects resulting from:
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changes in GAAP or RAP generally applicable to banks or their holding companies;

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any action taken by State Investors Bancorp or State-Investors Bank with the prior consent of First NBC in accordance with the merger agreement or the transactions contemplated by the merger agreement;

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changes in laws (or interpretations thereof);

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the announcement of the merger agreement and the transactions contemplated thereby, and compliance with the merger agreement on the business, financial condition or results of operations of the State Investors Bancorp and State-Investors Bank, including the expenses incurred by State Investors Bancorp and State-Investors Bank in consummating the transactions contemplated by this merger agreement;

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any legal actions asserted or other actions initiated by any holder of shares of State Investors Bancorp Stock arising out of or related to the merger agreement;

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changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular officers or upon any military installation, equipment or personnel of the United States, unless it uniquely affects State Investors Bancorp or State-Investors Bank; and

•
general conditions in or changes generally affecting the banking industry or the geographic region in which State Investors Bancorp and State-Investors Bank operate, including changes in prevailing market rates of interest, credit availability or liquidity.

Conduct Pending the Merger
The merger agreement contains covenants of State Investors Bancorp and First NBC pending the completion of the merger, including covenants regarding the conduct of State Investors Bancorp’s business. These covenants are briefly described below.
State Investors Bancorp has agreed that it will, and will cause State-Investors Bank to, conduct its business in the ordinary course consistent with past practice.
Further, except as otherwise provided in the merger agreement, during the period from December 30, 2014, the date of the merger agreement, to the completion of the merger, State Investors Bancorp has agreed that neither it nor State-Investors Bank will take certain actions, or agree to take certain actions, unless consented to by First NBC in writing (which consent will not be unreasonably withheld, conditional or delayed). These include:
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enter into any new material line of business or change any of its material operating policies;

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open, close or relocate any office;

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issue additional shares of stock (except upon the exercise of outstanding stock options);

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issue or grant any new stock options or restricted stock awards;

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make, declare or pay any dividends;

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sell any material assets, other than in the ordinary course of business;

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make any material acquisitions of another entity;

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enter into, terminate, or renew any material contracts, with certain exceptions;

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amend its articles of incorporation or bylaws;

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change its accounting methods;

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incur any indebtedness, other than in the ordinary course consistent with past practice;

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except for pay increases in the ordinary course to non-executive officer employees, make any change in compensation or grant any bonuses to directors, officers or employees;

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make any capital expenditures in excess of  $100,000;

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hire any new officer or make any hire for a newly created position;

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sell or purchase any investment securities, other than U.S. Treasury or agency obligations with a duration of four years or less and AAA rated securities; and

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make, commit renew or extend any loan in excess of  $1.0 million.

Covenants
The merger agreement provides that each party will use its reasonable best efforts to permit consummation of the transactions contemplated by the merger agreement as promptly as practicable, and that each party will fully cooperate with the other to that end.

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First NBC has agreed to obtain all necessary regulatory and governmental approvals (with State Investors Bancorp’s cooperation), and to file all requisite regulatory applications as promptly as practicable; and

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State Investors Bancorp has agreed to duly call and convene a meeting of shareholders to approve the merger agreement.

First NBC has also agreed:
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that each current employee of State-Investors Bank, other than employees with employment or severance agreements, whose employment is involuntarily terminated (other than for cause) within one year of the merger, will be entitled to a lump sum severance payment equal to two weeks of pay for each full-year of service up to a maximum of 26 weeks;

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that each executive officer of State Investors Bancorp or State-Investors Bank who has an employment agreement will receive a lump sum cash payment as of the closing date of the merger plus continued insurance coverage in accordance with the employment agreements, regardless of whether such employees are retained as employees of First NBC post-merger;

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to indemnify the officers and directors of State Investors Bancorp and State-Investors Bank to the fullest extent permitted under Louisiana law and the articles of incorporation and bylaws of State Investors Bancorp and State-Investors Bank; and

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that First NBC or State Investors Bancorp will acquire a six-year “tail” on the current directors’ and officers’ liability insurance policy for acts and omissions occurring prior to the effective time of the merger.

The merger agreement also provides, among other things, that:
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a designee of First NBC generally will be permitted to attend meetings of the State Investors Bancorp and State-Investors Bank board of directors and committees; and

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First NBC will be permitted to conduct environmental investigations of State Investors Bancorp’s owned properties (provided they were commenced within 30 days of the merger agreement), and, in the event that such inspections reveal environmental remediation or cleanup liabilities in excess of  $500,000 or that would result in a material adverse change, terminate the merger agreement within 90 days of its execution.

No Solicitation
The merger agreement provides that neither State Investors Bancorp nor any of its directors, officers, employees, investment bankers, financial advisors, accountants, attorneys, consultants, affiliates or other agents shall directly or indirectly, solicit, initiate, encourage or facilitate the making of any inquiry or proposal which constitutes, or could be reasonably expected to lead to, an acquisition proposal, as defined in the merger agreement.
The term “acquisition proposal” is generally defined in the merger agreement as a tender or exchange offer, proposal for a merger, consolidation or other business combination involving State Investors Bancorp or State-Investors Bank, or any offer to acquire more than 25% of the voting power or more than 20% of the business, assets or deposits of State Investors Bancorp or State-Investors Bank (other than the transactions contemplated by the merger agreement).
The merger agreement requires State Investors Bancorp and all of its directors, officers, employees, advisors, attorneys, accountants and other agents (the State Investors Bancorp “Representatives”) to immediately cease and cause to be terminated all discussions or negotiations with any other party with respect to any existing or potential acquisition proposal. The merger agreement also provides that, except as provided below, neither State Investors Bancorp nor any of its Representatives, shall, directly or indirectly solicit, initiate, encourage or otherwise facilitate any inquiry or proposal with respect to an acquisition proposal or a proposal which could reasonably be expected to lead to an acquisition proposal.

The merger agreement allows State Investors Bancorp to furnish information regarding the company to any person making an acquisition proposal or participate in discussions regarding an acquisition proposal, only in response to a bona fide unsolicited written acquisition proposal prior to the State Investors Bancorp shareholders’ meeting, if, among other things:
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State Investors Bancorp’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such proposal constitutes or is reasonably likely to result in a superior proposal;

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State Investors Bancorp’s board of directors determines in its good faith judgment (after consultation with outside legal counsel) that failure to take such action would be reasonably likely to violate its fiduciary duties; and

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State Investors Bancorp obtains a confidentiality agreement from the third party with terms no less favorable to State Investors Bancorp than the existing confidentiality agreement between State Investors Bancorp and First NBC.

Board of Directors’ Covenant to Recommend the Merger Agreement
The merger agreement provides that State Investors Bancorp will call a meeting of its shareholders as promptly as practicable in order to obtain their approval of the merger agreement. The State Investors Bancorp board of directors also has agreed, subject to the limited exceptions, to recommend to shareholders of State Investors Bancorp that they vote to approve the merger agreement.
The board of directors of State Investors Bancorp may choose not to make such a recommendation only after receipt of an unsolicited Superior Proposal (as defined in the merger agreement), if the board of directors of State Investors Bancorp, after having consulted with and considered the advice of its outside legal counsel and financial advisor, has concluded in good faith that the failure to do so would be reasonably likely to violate such directors’ fiduciary duties to shareholders under applicable law, provided that (i) State Investors Bancorp provides First NBC with at least three business days’ notice of the Superior Proposal, and (ii) the board of directors of State Investors Bancorp concludes (after consultation with outside legal counsel and its financial advisors) that the alternative proposal continues to be, after consideration of any adjustments that First NBC has proposed in response thereto, a Superior Proposal. In such event, State Investors Bancorp would be permitted to terminate the merger agreement in order to enter into an agreement to effect the Superior Proposal and pays the termination fee as described below under “— Termination Fee.”
Under the merger agreement, a “Superior Proposal” is defined as an unsolicited, bona fide written proposal made by a third party to enter into an acquisition of more than a majority of the issued and outstanding shares of State Investors Bancorp common stock or of the business, assets, or deposits of State Investors Bancorp, on terms that the board of directors of State Investors Bancorp determines, in its good faith judgment, after consultation with its legal and financial advisors, and after taking into consideration the likelihood of consummating such alternative transaction would result in a transaction that would be more favorable, from a financial point of view, to State Investors Bancorp’s shareholders than the merger with First NBC.
Reasonable Best Efforts
State Investors Bancorp and First NBC have agreed to use reasonable best efforts to take all actions that are necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including using reasonable best efforts to resist, contest or defend any proceedings (including administrative proceedings) challenging the merger or the completion of the transactions contemplated by the merger agreement, and using reasonable best efforts to seek to have vacated or overturned any governmental order that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated by the merger agreement, provided that such agreement by the parties to use their reasonable best efforts shall not preclude either party from exercising its rights under the merger agreement.

Conditions to the Merger
Completion of the merger is subject to the satisfaction of conditions set forth in the merger agreement or, to the extent permitted by law, the waiver of those conditions by the party entitled to do so, at or before the effective time of the merger.
The obligations of both State Investors Bancorp and First NBC to consummate the merger are conditioned upon satisfaction or waiver of each of the following:
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the merger agreement shall have been approved by the requisite vote of the shareholders of State Investors Bancorp;

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no order, injunction or decree is outstanding that would prevent the merger and no statute, rule or regulation shall have been enacted that prohibits the merger;

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all necessary regulatory approvals shall have been received and remain in full force and effect and all statutory waiting periods shall have expired;

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all necessary third party consents and approvals shall have been obtained and remain in full force and effect; and

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no actions have been taken, such as the entry of an injunction, that would make the merger agreement or bank merger agreement, or the transactions contemplated thereby, illegal, invalid or unenforceable in any material respect, would impose material limits on the ability of any party to consummate the merger or the bank merger agreement or the transactions contemplated thereby or would otherwise prohibit or restrain the merger.

The obligations of First NBC to consummate the merger are conditioned upon satisfaction or waiver of each of the following:
•
the representations and warranties of State Investors Bancorp and State-Investors Bank in the merger agreement must be true and correct in all material respects, except with respect to representations that are qualified by materiality, which must be true and correct in all respects, in each case, as of the date of the merger agreement and as of the date of consummation of the merger, except as to any representation and warranty which specifically relates to an earlier date;

•
State Investors Bancorp and State-Investors Bank shall have performed all of their covenants and obligations under the merger agreement in all material respects, and all documents required to be delivered by State Investors Bancorp or State-Investors Bank prior to closing shall have been delivered;

•
all requisite regulatory approvals shall have been received and shall not have imposed any non-standard conditions, restrictions or requirements that would, in the reasonable judgment of First NBC, result in a material adverse change in First NBC as the surviving corporation of the merger; and

•
each of the directors and executive officers of State Investors Bancorp and State-Investors Bank shall have signed an acknowledgement, in the form of Exhibit B to the merger agreement, that he or she does not have any claims against State Investors Bancorp and State-Investors Bank.

The obligations of State Investors Bancorp to consummate the merger are subject to satisfaction or waiver of similar conditions regarding First NBC having performed all of its obligations in all material respects under the merger agreement, and with respect to the validity of its representations and warranties and as to the delivery of the merger consideration to the exchange agent as required by the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement
At any time prior to the completion of the merger, whether before or after approval of the merger by State Investors Bancorp’s shareholders, First NBC and State Investors Bancorp may, to the extent permitted by law:
•
amend the merger agreement;

•
extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement;

•
waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•
waive compliance with any agreements or conditions contained in the merger agreement, except as prohibited by any legal requirement for consummating the merger.

Termination of the Merger Agreement
The merger agreement may be terminated before completion of the merger (even if the shareholders of State Investors Bancorp have already approved the merger agreement):
•
by mutual written consent of the parties thereto;

•
by either First NBC or State Investors Bancorp if the merger has not occurred on or before August 30, 2015, and such failure to close is not due to the terminating party’s breach of any of its obligations or its representations or warranties contained in the merger agreement;

•
by First NBC or State Investors Bancorp if State Investors Bancorp’s shareholders do not approve the merger agreement;

•
by either First NBC or State Investors Bancorp if the other party breaches any representations, warranties, covenants or agreements contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice from the terminating party and which breach would entitle the terminating party not to close (provided that the terminating party is not then in material breach of the merger agreement);

•
by either party if any requisite regulatory approvals for consummation of the merger or the other transactions contemplated by the merger agreement are denied by final nonappealable action;

•
by First NBC as a result of its environmental investigations or as a result of a material adverse change (as defined in the merger agreement) of State Investors Bancorp;

•
by First NBC if the State Investors Bancorp board of directors does not recommend that shareholders vote to approve the merger agreement, fails to reaffirm such recommendation upon First NBC’s request, fails to announce its opposition to any acquisition proposal by a third party or intentionally or materially breaches its obligations to convene its meeting of shareholders to consider the merger agreement or its obligations not to solicit any acquisition proposal by a third party; or

•
by State Investors Bancorp in order to enter into an agreement to effect a superior proposal by a third party.

Termination Fee
Upon a termination covered by either of the final two bullet points above under “— Termination of the Merger Agreement,” State Investors Bancorp shall pay to First NBC a fee of  $1.75 million. This fee would also be payable to First NBC if State Investors Bancorp enters into a merger agreement with a third party within twelve months of the termination of the merger agreement by First NBC if the termination was due to the failure to consummate the merger by August 30, 2015, a willful breach of a representation, warranty, covenant or agreement by State Investors Bancorp or the failure of the shareholders of State Investors Bancorp to approve the merger agreement after the public disclosure or public awareness that State Investors Bancorp received a third party acquisition proposal.

Expenses
The merger agreement provides that, as a general matter, each party will bear its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. In certain circumstances, however, State Investors Bancorp may be required to pay a termination fee to First NBC, as discussed above under “— Termination Fee.”
MARKET PRICES FOR STATE INVESTORS BANCORP COMMON STOCK
Presented below is the high and low sales price information for State Investors Bancorp’s common stock for each of the quarters in the years ended December 31, 2014 and 2013. State Investors Bancorp has not declared or paid any cash dividends.
Fiscal 2014 Quarter Ended:	High	Low
December 31, 2014	$20.80	$15.12
September 30, 2014	$16.80	$15.50
June 30, 2014	$16.80	$15.40
March 31, 2014	$16.00	$14.97
Fiscal 2013 Quarter Ended:	High	Low
December 31, 2013	$16.19	$14.81
September 30, 2013	$16.64	$13.91
June 30, 2013	$14.99	$13.28
March 31, 2013	$14.99	$13.50
The closing sale price of our common stock on the Nasdaq Capital Market on December 29, 2014, which was the last trading day prior to public announcement of the signing of the merger agreement, was $15.36 per share. On March 4, 2015, the last practicable full trading day before the date of this proxy statement, the closing price for State Investors Bancorp common stock on the Nasdaq Capital Market was $21.19. You are encouraged to obtain current market quotations for State Investors Bancorp common stock in connection with voting your shares.
As of March 4, 2015, the last practicable full trading day before the date of this proxy statement, there were 200 record holders of State Investors Bancorp common stock.

CERTAIN BENEFICIAL OWNERS OF STATE INVESTORS BANCORP COMMON STOCK
The following table sets forth, as of March 4, 2015, the voting record date for the special meeting, certain information as to our common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 who or which was known to us to be the beneficial owner of more than 5% of our issued and outstanding common stock, (b) our directors, (c) named executive officers, and (d) all directors and executive officers as a group.
Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of March 4, 2015(1)	Percent of Common Stock
5% Shareholders:
Brown Trout Management, LLC 311 South Wacker Drive, Suite 6025 Chicago, Illinois 60606	141,283(2)	6.1%
Michael T. O’Brien Deerhill Management, LLC Deerhill Pond GP, LLC 29 Deerhill Drive Ho-Ho-Kus, New Jersey 07423	121,151(3)	5.2%
Sandler O’Neill Asset Management LLC 150 East 52nd Street, 30th Floor New York, New York 10022	232,300(4)	9.9%
State-Investors Bank Employee Stock Ownership Plan Trust 1041 Veterans Boulevard Metairie, Louisiana 70005	232,760(5)	9.9%
Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of March 4, 2015(1)	Percent of Common Stock	Options Exercisable Within 60 Days	Recognition and Retention Plan(6)
Directors:
Jules G. Albert, Jr.	23,295(7)	1.0%	4,362	932
Joseph J. Lepow	30,316(8)	1.3%	3,489	932
Sanford R. Maslansky	12,910(9)	*	1,164	468
Daniel McGowan	44,722(10)	1.9%	8,727	6,652
Anthony S. Sciortino	101,564(11)	4.3%	31,173	16,627
Dalton L. Woolverton	33,989	1.5%	4,362	932
Other Named Executive Officer:
Stephen O. Carriere	40,040(12)	1.7%	6,234	3,326
All Directors and Executive Officers as a Group (10 persons)	375,681(13)	15.5%	80,213	37,849

*
Represents less than 1% of outstanding common stock.

(1)
Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares and none of the shares are pledged. Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(Footnotes continued on following page)

(2)
Based on a Schedule 13G filed with the SEC on January 26, 2015 by (i) Brown Trout Management, LLC, an Illinois limited liability company (“BTM”) with respect to 141,283 shares beneficially owned by Chicago Capital Management, LP (“CCM”) an Illinois limited partnership of which BTM is the general partner and a separate account (“Separate Account”) which BTM manages, and (ii) Steven R. Gerbel, managing member of BTM, with respect to 141,283 shares beneficially owned by CCM and the Separate Account. BTM and Mr. Gerbel report shared voting and dispositive power over the 141,283 shares.

(3)
Based on a Schedule 13G filed with the SEC on December 31, 2014 by (i) Deerhill Management, LLC, a New Jersey limited liability company (“DM”) with respect to 103,151 shares held by certain clients of DM, (ii) Deerhill Pond GP, LLC, a New Jersey limited liability company (“DPGC”), with respect to 103,151 shares, and (iii) Michael T. O’Brien managing member of DM, with respect to 103,151 shares beneficially owned by DM and 18,000 shares held in two IRA accounts and 8,600 shares held in a trust account for his wife and children. Mr. O’Brien has sole voting and dispositive power over the 18,000 shares held in his IRAs and shared dispositive power over 121,151 shares.

(4)
Based on a Schedule 13G filed with the SEC on February 12, 2014 by (i) Sandler O’Neill Asset Management LLC, a New York limited liability company (“SOAM”) with respect to 232,300 shares held by certain clients of SOAM, (ii) SOAM Holdings, LLC, a Delaware limited liability company (“Holdings”), with respect to 172,700 shares beneficially owned by certain partnerships, of which Holdings is the general partner, and (iii) Terry Maltese, managing member of SOAM, with respect to 232,300 shares beneficially owned by SOAM.

(5)
As of December 31, 2014, 40,733 shares were allocated to participants in the State-Investors Bank Employee Stock Ownership Plan Trust (“ESOP”) and 192,027 shares were unallocated and held in the ESOP trust for future allocation to the accounts of participating employees. Amounts held by the plan trustees, Messrs. Daniel McGowan and Anthony S. Sciortino, Jr., exclude the shares held in the ESOP trust other than those shares specifically allocated to Messrs. McGowan and Sciortino, Jr. Under the terms of the ESOP, the plan trustees vote all allocated shares in accordance with the instructions of the participating employees. Any unallocated shares are generally required to be voted by the plan trustees in the same manner that the majority of the allocated shares have voted.

(6)
Reflects unvested shares awarded pursuant to the 2012 Recognition and Retention Plan to executive officers and directors which vest at a rate of 14.285% and 20% per year, respectively, but over which the directors and executive officers do not have current voting or investing power.

(7)
Includes 7,032 shares held in Mr. Albert’s individual retirement account.

(8)
Includes 23,500 shares held by Mr. Lepow’s spouse.

(9)
Includes 10,000 shares held by Mr. Maslansky’s spouse.

(10)
Includes 25,101.4679 units of common stock held in Mr. McGowan’s account in the State-Investors Bank 401(k) Plan; however, Mr. McGowan had voting power over 23,408 shares in the 401(k) Plan, 3,021.0527 shares allocated to Mr. McGowan’s account in the employee stock ownership plan, 100 shares held jointly with Mr. McGowan’s children and 100 shares held as custodian for his children.

(11)
Includes 38,695.6342 units of common stock held in Mr. Sciortino’s account in the State-Investors Bank 401(k) Plan; however, Mr. Sciortino had voting power over 36,085 shares in the 401(k) Plan. Also includes 3,819 shares held by Mr. Sciortino’s spouse and 4,599.2475 shares allocated to Mr. Sciortino’s account in the employee stock ownership plan.

(12)
Includes 27,315.8059 shares held in Mr. Carriere’s account in the State-Investors Bank 401(k) Plan; however, Mr. Carriere had voting power over 25,473 shares in the 401(k) Plan and 2,653.7182 shares allocated to Mr. Carriere’s account in the employee stock ownership plan.

(13)
Includes an aggregate of 141,051.5832 units held in the State-Investors Bank 401(k) Plan on behalf of the executive officers and 17,235.5036 shares allocated to the accounts of all executive officers as a group in the employee stock ownership plan.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING
Any proposal which a shareholder wishes to have included in the proxy materials of State Investors Bancorp relating to the next annual meeting of shareholders of State Investors Bancorp expected to be held in 2015 if the merger is not consummated, must have been received at the principal executive offices of State Investors Bancorp, Inc., 1041 Veterans Boulevard, Metairie, Louisiana, 70005, Attention: Janice DiVincenti, Corporate Secretary, no later than December 12, 2014. We did not receive any such shareholder proposals by December 12, 2014.
Shareholder proposals that are not submitted for inclusion in State Investors Bancorp’s proxy materials pursuant to Rule 14a-8 may be brought before an Annual Meeting pursuant to Article 9.D. of State Investors Bancorp’s Articles of Incorporation. Notice of the proposal must also have been given in writing and delivered to, or mailed and received at, our principal executive offices no later than December 12, 2014. The notice must include the information required by Article 9.D. of our Articles of Incorporation. We did not receive any such proposals by December 12, 2014.
ADVISORY (NON-BINDING) VOTE ON
GOLDEN PARACHUTE COMPENSATION — PROPOSAL NO. 2
The Golden Parachute Proposal
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, State Investors Bancorp’s board of directors is providing State Investors Bancorp shareholders with the opportunity to cast an advisory vote on the “golden parachute” compensation payable to the named executive officers of State Investors Bancorp in connection with the merger at the special meeting through the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to State Investors Bancorp’s named executive officers in connection with the merger, as disclosed in the table entitled “Summary of Golden Parachute Arrangements” that begins on page 25, together with the accompanying footnotes and narrative discussion relating to the named executive officers’ golden parachute compensation and the agreements or understandings pursuant to which such compensation may be paid or become payable, as set forth in the section of this proxy statement titled “The Merger — Summary of Golden Parachute Arrangements” is hereby APPROVED.”
The vote on this Proposal 2 by State Investors Bancorp shareholders is a vote separate and apart from the vote on Proposal 1 to adopt the merger agreement. Accordingly, State Investors Bancorp shareholders may vote to approve this Proposal 2 and not to approve Proposal 1, and vice versa. Because the vote is advisory in nature only, it will not be binding on State Investors Bancorp regardless of whether the merger agreement is adopted. Accordingly, as the compensation to be paid in connection with the merger is contractual with the executives, regardless of the outcome of this advisory vote, such compensation will be paid, subject only to the conditions applicable to such payment and the merger being completed.
The named executive officers of State Investors Bancorp for which this advisory vote is being taken are Anthony S. Sciortino, President and Chief Executive Officer, Daniel McGowan, Chief Financial Officer and Stephen O. Carriere, Executive Vice President, Compliance. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to State Investors Bancorp’s named executive officers in connection with the completion of the merger transaction. Such compensation will not be payable in the event the merger is not completed.
Recommendation of State Investors Bancorp’s Board of Directors
State Investors Bancorp’s board of directors unanimously recommends that State Investors Bancorp shareholders vote FOR approval, on an advisory (non-binding) basis, of the golden parachute compensation payable to the named executive officers of State Investors Bancorp in connection with the merger.

ADJOURNMENT OF THE SPECIAL MEETING — PROPOSAL NO. 3
Each proxy solicited requests authority to vote for an adjournment of the special meeting, if an adjournment is deemed to be necessary. We may seek an adjournment of the special meeting so that we can solicit additional votes in favor of the merger agreement if the merger proposal has not received the requisite vote of shareholders at the special meeting and has not received the negative votes of the holders of a majority of our voting stock. If we desire to adjourn the meeting, we will request a motion that the meeting be adjourned for up to 30 days from the originally scheduled date with respect to the merger proposal (and solely with respect to the merger proposal, provided that a quorum is present at the special meeting), and no vote will be taken on the merger proposal at the originally scheduled special meeting. Each proxy solicited, if properly signed and returned to State Investors Bancorp and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained in the proxy. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the meeting. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained in the proxy, and if no contrary instructions are given, for the proposal in question.
Any adjournment will permit us to solicit additional proxies and will permit a greater expression of the shareholders’ views with respect to the merger proposal. The adjournment would be disadvantageous to shareholders who are against the merger agreement because an adjournment will give us additional time to solicit favorable votes and thus increase the chances of passing the merger proposal.
If a quorum is not present at the special meeting, no proposal will be acted upon and our board of directors will adjourn the special meeting to a later date to solicit additional proxies on each of the proposals being submitted to shareholders.
Because the board of directors recommends that shareholders vote “FOR” the proposed merger agreement, the board of directors also recommends that shareholders vote “FOR” the possible adjournment of the special meeting on the merger proposal. Approval of the proposal to adjourn the special meeting on the merger proposal requires the approval of a majority of the votes cast on the adjournment proposal.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements and information with respect to the financial condition, results of operations, plans, objectives, future performance, business and other matters relating to State Investors Bancorp or the merger that are based on the beliefs of, as well as assumptions made by and information currently available to, State Investors Bancorp’s management. When used in this proxy statement, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import are intended to identify forward-looking statements. Forward-looking statements also are statements that include future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements reflect the current view of State Investors Bancorp with respect to future events and are subject to risks, uncertainties and assumptions that include, without limitation, the factors set forth in State Investors Bancorp’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, as well as the following factors: the possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the terms of the proposed merger may need to be modified to obtain such approvals or satisfy such conditions; the anticipated benefits from the proposed merger are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in our markets; the ability to promptly and effectively integrate the businesses of the companies; the reaction of the companies’ customers to the transaction; diversion of management time on merger-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended.
WHERE YOU CAN FIND MORE INFORMATION
State Investors Bancorp files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by State Investors Bancorp at the Securities and Exchange Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.
You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Securities and Exchange Commission’s public reference rooms. State Investors Bancorp’s Securities and Exchange Commission filings are also available to the public from document retrieval services and at the Securities and Exchange Commission’s Internet website (http://www.sec.gov). These reports, proxy statements and other information filed by State Investors Bancorp with the Securities and Exchange Commission are also available on State Investors Bancorp’s web site at www.stateinvestors.com.

Annex A
AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
FIRST NBC BANK HOLDING COMPANY
NEW ORLEANS, LOUISIANA
STATE INVESTORS BANCORP, INC.
METAIRIE, LOUISIANA
AND
FIRST NBC ACQUISITION COMPANY
NEW ORLEANS, LOUISIANA
DATED AS OF DECEMBER 30, 2014
(Exhibits Omitted)

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF REORGANIZATION
This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of the 30th day of December, 2014, by and among First NBC Bank Holding Company, a Louisiana corporation (“FNBC”), State Investors Bancorp, Inc., a Louisiana corporation (“SIBC”), and First NBC Acquisition Company, a Louisiana corporation and wholly-owned subsidiary of FNBC (“Newco”).
RECITALS:
WHEREAS, FNBC owns all of the issued and outstanding shares of capital stock First NBC Bank, a Louisiana state non-member bank (“First NBC Bank”);
WHEREAS, SIBC owns all of the issued and outstanding shares of capital stock of State-Investors Bank (“SI Bank”), a federal savings bank;
WHEREAS, FNBC desires to acquire all of the issued and outstanding shares of common stock of SIBC (“SIBC Stock”) in exchange for cash consideration through the merger of Newco with and into SIBC, with SIBC surviving the merger (the “Merger”), followed by the merger of SI Bank with and into First NBC Bank, with First NBC Bank surviving such merger;
WHEREAS, the boards of directors of FNBC and SIBC have determined that the Merger and the other transactions contemplated by this Agreement, in accordance with the terms of this Agreement, are desirable and in the best interests of their respective companies and shareholders; and
WHEREAS, as a condition and inducement to FNBC’s willingness to enter into this Agreement, (i) each director and executive officer of SIBC and SI Bank has simultaneously executed and delivered to FNBC an agreement to vote in favor of the Merger at any SIBC shareholders’ meeting called for the purpose of considering such matter, and (ii) each non-employee director of SIBC and SI Bank has executed and delivered to FNBC a support agreement containing certain confidentiality and non-competition obligations.
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the parties agree as follows:
ARTICLE I.
DEFINITIONS; INTERPRETATION
Section 1.01   Definitions.   In this Agreement, unless the context otherwise requires or unless otherwise specifically provided in this Agreement:
“Acquisition Proposal,” means a tender or exchange offer, proposal for a merger, consolidation or other business combination or transaction involving SIBC or SI Bank, or any proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 20% of the business, assets or deposits of, SIBC or SI Bank, other than the transactions contemplated by this Agreement.
“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity. For purposes of this definition, the term “control” means the power to direct the management of such Entity through voting rights, ownership or contractual obligations.
“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code.
“Agreement” means this Agreement and Plan of Reorganization, as the same may be amended, modified or restated from time to time.
“AJCA” means the American Jobs Creation Act of 2004, as amended.
“Banking Laws” is defined in Section 5.04A.
“Bank Merger” is defined in Section 2.01.

“Bankruptcy Exception” means any limitation imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Legal Requirement affecting creditors’ rights and remedies generally and, with respect to enforceability, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to be closed in New Orleans, Louisiana or Metairie, Louisiana.
“Call Report” is defined in Section 5.06.
“Certificate” is defined in Section 3.03B.
“Change in Recommendation” means any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to FNBC the SIBC Board Recommendation.
“Closing” is defined in Section 4.01.
“Closing Date” is defined in Section 4.01.
“Code” means the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations.
“Confidentiality Agreement” is defined in Section 8.06B.
“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.
“Contract” is defined in Section 5.13A.
“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.
“Effective Time” is defined in Section 4.04.
“Employee Benefit Plans” has the same meaning given that term under Section 3(3) of ERISA.
“employee welfare benefit plan” has the same meaning given that term under Section 3(1) of ERISA.
“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.
“Environmental Inspections” is defined in Section 8.14A.
“Environmental Laws” means the Legal Requirements now or hereafter in effect, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” with respect to an Entity means any other Entity that, together with such first Entity, would be treated as a single employer under section 414 of the Code.
“First NBC Bank” is defined in the Recitals.

“FNBC” is defined in the Recitals.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Governmental Authority” means any governmental body, whether administrative, executive, judicial, legislative, regulatory, or taxing, including any federal, state, county, municipal or other government or governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing.
“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of  “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any Governmental Authority, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead; provided, however, that “Hazardous Material” does not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of a party or its Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
“Indemnified Party” is defined in Section 8.09A.
“Intellectual Property” is defined in Section 5.17.
“Investigated Party” is defined in Section 8.14A.
“IRS” means the Internal Revenue Service.
“knowledge” means the actual knowledge of the Person, which if an Entity, means the actual knowledge of its senior executive officers.
“LBCA” means the Louisiana Business Corporation Act.
“Legal Requirement” means collectively, with respect to a Person, any (A) federal, state, local, municipal or other constitution, law, ordinance, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (B) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such, or (C) other similar requirement enacted, adopted or promulgated by any Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.
“Lien” means any mortgage, lien (statutory or other) or encumbrance, or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title), conditional sale, title retention or other similar agreement, arrangement, device or restriction, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable Legal Requirement of any jurisdiction, restriction on sale, transfer, assignment, disposition or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.
“Loan” is defined in Section 5.19A.

“Material Adverse Change” means, with respect to SIBC or FNBC, respectively, any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, business or results of operations of SIBC and SI Bank, taken as a whole, or FNBC and its Subsidiaries taken as a whole, as the case may be or the ability of a party to timely perform its obligations under this Agreement, except for any such effects resulting from: (A) changes in GAAP or RAP generally applicable to banks or their holding companies; (B) any action taken by SIBC or SI Bank with the prior consent of FNBC in accordance with this Agreement or the transactions contemplated by this Agreement; (C) changes in laws (or interpretations thereof); (D) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (E) any legal actions asserted or other actions initiated by any holder of shares of SIBC Stock or holder of the capital stock of FNBC arising out of or related to this Agreement; (F) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries; and (G) general conditions in or changes generally affecting the banking industry or the geographic region in which the party operates, including changes in prevailing market rates of interest, credit availability or liquidity.
“Merger” is defined in the Recitals.
“Merger Consideration” is defined in Section 3.01A.
“Newco” is defined in the Recitals.
“party” or “parties” means FNBC, on the one hand, and SIBC, on the other hand.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Person” means any natural individual or any Entity.
“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution or investigation, or other proceedings before any Governmental Authority or arbitration.
“Proxy Statement” is defined in Section 8.03B.
“RAP” means regulatory accounting principles.
“Representatives” means, when used with reference to a party, its directors, officers, employees, advisors, attorneys, accountants and other agents.
“Requisite Regulatory Approvals” is defined in Section 8.08B.
“Schedules” means the disclosure schedules supplementing the representations and warranties made by the parties under this Agreement.
“Secondary Investigation” is defined in Section 8.14A.
“Secretary of State” means the Secretary of State of the State of Louisiana.
“Shareholder Meeting” is defined in Section 8.03A.
“SIBC” is defined in the Recitals.
“SIBC Audited Statements” is defined in Section 5.05.
“SI Bank” is defined in the Recitals.
“SIBC Board” means the board of directors of SIBC.
“SIBC Employees” is defined in Section 8.15A.

“SIBC Employee Plans” is defined in Section 5.27.
“SIBC Financial Statements” is defined in Section 5.05.
“SIBC Personal Property” is defined in Section 5.11.
“SIBC Real Property” is defined in Section 5.10A.
“SIBC Stock” is defined in the Recitals.
“SIBC Unaudited Statements” is defined in Section 5.05.
“Subsidiary” means, when used with reference to an Entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such Entity or any partnership, joint venture or other enterprise in which any Entity has, directly or indirectly, a majority equity interest.
“Superior Proposal” means a bona fide written Acquisition Proposal that the SIBC Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger (i) after consulting with its financial advisors (who will be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, and (iii) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of the proposal and any other factors permitted under any Legal Requirement; provided, however, that for purposes of this definition, the references to “more than 20%” in the definition of Acquisition Proposal will be deemed to be references to “a majority.”
“Surviving Corporation” is defined in Section 2.01.
“Tax” and “Taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury under the Code.
“Treasury Shares” means all shares of SIBC Stock that are owned, directly or indirectly, by SIBC or SI Bank, other than (A) shares of SIBC Stock held, directly or indirectly, in trust or managed accounts or otherwise held in a fiduciary capacity that are beneficially owned by third parties (provided, however, that previously awarded and unvested shares of restricted stock awarded pursuant to the SIBC Recognition and Retention Plan and Trust Agreement (the “SIBC RRP”) shall not be deemed to be Treasury Shares) and (B) shares of SIBC Stock held in respect of a debt previously contracted.
Section 1.02   Interpretation.   The table of contents, headings and captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision of this Agreement. When a reference is made in this Agreement to the Recitals or a Section or Schedule, such reference is to the Recitals to, a Section of, or Schedules to this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute in effect as of the date of this Agreement unless the context in which the agreement, instrument or statute is used expressly provides otherwise. References to a Person are also to its successors and permitted assigns. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Each use of the masculine, feminine or neuter gender is deemed to include the other genders, and each use of the plural is deemed to include the singular, and vice versa, in each case as the context requires. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate any Legal Requirement. All references to days in this Agreement are to calendar days, unless the context expressly otherwise provides, except that any time period provided for in this Agreement that will end on a day other than a Business Day will extend to the next Business Day.
ARTICLE II.
THE MERGER
Section 2.01   The Merger.   Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time, FNBC will cause Newco to merge with and into SIBC in accordance with the LBCA. SIBC will be the surviving corporation in the Merger (“Surviving Corporation”) and will continue its corporate existence under the laws of the State of Louisiana. At the Effective Time, the separate corporate existence of Newco will cease. Following the Merger, FNBC will cause (i) the merger of SIBC with and into FNBC, with FNBC as the surviving corporation, and (ii) the merger of SI Bank with and into First NBC Bank (“Bank Merger”), with First NBC Bank as the surviving bank, on the terms and subject to the conditions set forth in the Bank Merger Agreement (the “Bank Merger Agreement”), in the form attached hereto as Exhibit A.
Section 2.02   Effects of the Merger.   At the Effective Time, the Merger will have the effects set forth in section 1-1107 of the LBCA and this Agreement. Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of SIBC and Newco, and all debts, liabilities, obligations, restrictions and duties of SIBC and Newco, will continue in the Surviving Corporation and any successors thereto.
Section 2.03   Constituent Documents.   At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the Constituent Documents of the Surviving Corporation will be the Constituent Documents of Newco as in effect immediately prior to the Effective Time.
Section 2.04   Directors and Executive Officers.   At the Effective Time and until thereafter changed in accordance with applicable law or the Constituent Documents of the Surviving Corporation, the members of the board of directors of Newco at the Effective Time will be the board of directors of the Surviving Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Constituent Documents of the Surviving Corporation, the senior officers of Newco immediately prior to the Effective Time will be the senior officers of the Surviving Corporation.
Section 2.05   Alternative Transaction Structure.   Notwithstanding any provision of this Agreement to the contrary, without the action of any other party, FNBC may amend this Agreement solely for the purpose of restructuring the method by which it accomplishes the acquisition of SIBC or SI Bank; provided however, that FNBC will only be permitted to restructure the proposed transaction so long as this Agreement as amended does not reduce the amount or change the nature of the cash consideration to be paid to, result in materially adverse tax consequences to be realized by, the shareholders of SIBC or materially impede or delay consummation of the Merger.
ARTICLE III.
CONSIDERATION AND EXCHANGE PROCEDURES
Section 3.01   Merger Consideration.   At the Effective Time, by virtue of the Merger and without any further action on the part of FNBC, SIBC or Newco, or any of their respective shareholders:
A.   Each share of SIBC Stock, other than a Treasury Share, issued and outstanding immediately prior to the Effective Time (including shares awarded under the SIBC RRP) will be cancelled and converted into the right of the holder thereof to receive cash in an amount equal to $21.25 (“Merger Consideration”).

B.   Each unexpired and unexercised option to purchase a share of SIBC Stock that is issued and outstanding at the Effective Time (each an “SIBC Option”), and without regard to any future vesting date of any such SIBC Option, will be cancelled and converted into the right to receive cash in the amount of $21.25 minus the exercise price of such option (the “Option Consideration”).
C.   Each Treasury Share will be cancelled and extinguished without any conversion thereof or consideration therefor.
D.   Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.
Section 3.02   Rights as Shareholders; Stock Transfers.   At the Effective Time, holders of SIBC Stock will cease to be, and will have no rights as, shareholders of SIBC, other than rights to receive the consideration described in Section 3.01 upon compliance with the exchange procedures described in Section 3.03. From and following the Effective Time, the stock transfer books of SIBC will be closed, and there will be no transfers on the stock transfer books of SIBC of the shares of SIBC Stock that were outstanding immediately prior to the Effective Time other than to settle transfers of SIBC Stock that occurred prior to the Effective Time.
Section 3.03   Exchange Procedures.
A.   Immediately prior to the Effective Time, FNBC shall deposit in trust with Computershare, Inc. (or another third party as may be mutually agreed upon by FNBC and SIBC), for the benefit of the holders of Certificates, as hereinafter defined, for exchange in accordance with this Section 3.03, an amount of cash which is not less than the product of  $21.25 multiplied by the total number of outstanding shares of SIBC Stock as of the Effective Time (which is hereinafter referred to as the “Exchange Fund”).
B.   As soon as practicable after the Effective Time, and in no event more than five business days after the Effective Time, the Exchange Agent will mail to each record holder of a certificate which immediately prior to the Effective Time represented one or more outstanding shares of SIBC Stock (“Certificate”) a letter of transmittal that will (i) specify that delivery will be effected, and risk of loss and title to the Certificate(s) will pass, only upon delivery of the Certificate(s) to the Exchange Agent, (ii) include instructions for use in surrendering the Certificate(s) in exchange for the consideration to which the holder is entitled, and (iii) include such other reasonable provisions consistent with the terms hereof as the Exchange Agent may specify. The letter of transmittal (which shall contain no representations or warranties other than as to ownership) shall be prepared by FNBC prior to the Effective Time and shall be subject to approval by SIBC (which shall not be unreasonably withheld, conditioned or delayed). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as FNBC may reasonably require, the holder of such Certificate will be entitled to receive the cash consideration described in Section 3.01. The Exchange Agent will cancel the Certificates surrendered in accordance with this Section 3.03.
C.   No interest will be paid or will accrue to the holders of the Certificate(s) with respect to the cash consideration to which the holder may be entitled. Notwithstanding anything herein to the contrary, none of FNBC, First NBC Bank, SIBC, or the Exchange Agent will be liable to any former holder of SIBC Stock with respect to any amount delivered in good faith to a public official in accordance with any applicable abandoned property, escheat or similar laws.
D.   If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FNBC, the posting by such Person of a bond in such reasonable amount as FNBC may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, FNBC will deliver in exchange for the lost, stolen or destroyed Certificate the cash consideration due to such Person under this Agreement.

ARTICLE IV.
THE CLOSING AND EFFECTIVE TIME
Section 4.01   Time and Place of the Closing and Closing Date.   On a date to be determined by FNBC and SIBC, which date will be within ten business days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods unless otherwise determined by the parties (the “Closing Date”), a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article IX have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties will execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement. The Closing will take place at such time and place as the parties may agree.
Section 4.02   Actions to be Taken at the Closing by FNBC.   At the Closing, FNBC will execute and acknowledge (where appropriate) and deliver or cause to be delivered to SIBC, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to SIBC’s obligations to close hereunder):
A.   A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of FNBC, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of FNBC of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; and (ii) the incumbency and true signatures of those officers of FNBC duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;
B.   A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer or other duly authorized executive officer of FNBC, acting solely in his or her official capacity, certifying that the conditions to Closing described in Section 9.03A, Section 9.03B and Section 9.03C have been satisfied;
C.   Evidence reasonably satisfactory to SIBC that all consents and approvals required to be obtained by FNBC to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 6.04 of the Schedules have been obtained and are in full force and effect; and
D.   All other documents required to be delivered to SIBC by FNBC under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by SIBC or its counsel.
Section 4.03   Actions to be Taken at the Closing by SIBC.   At the Closing, SIBC will execute and acknowledge (where appropriate) and deliver or cause to be delivered to FNBC, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to FNBC’s obligations to close hereunder):
A.   A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of SIBC, acting solely in his or her official capacity, certifying (i) the due adoption by the SIBC Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of SIBC of this Agreement and the transactions contemplated by this Agreement; (iii) the Constituent Documents of SIBC; and (iv) the incumbency and true signatures of those officers of SIBC duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;
B.   A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer or other duly authorized executive officer of SIBC, acting solely in his or her official capacity, certifying that the conditions to Closing described in Section 9.02A and Section 9.02B have been satisfied;

C.   A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of SI Bank, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of SI Bank of corporate resolutions attached to such certificate authorizing the Bank Merger and the execution and delivery of the Bank Merger Agreement; (ii) the Constituent Documents of SI Bank; and (iii) the incumbency and true signatures of those officers of SI Bank duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;
D.   Evidence reasonably satisfactory to FNBC that all consents and approvals required to be obtained by each of SIBC and SI Bank to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 5.08 of the Schedules have been obtained and are in full force and effect; and
E.   All other documents required to be delivered to FNBC by or on behalf of SIBC or SI Bank under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by FNBC or its counsel.
Section 4.04   Effective Time.   The Merger will become effective on the date and at the time (the “Effective Time”) following the Closing specified in the Certificate of Merger issued by the Louisiana Secretary of State.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SIBC AND SI BANK
Except as specifically set forth in a Section to the Schedules, SIBC makes the following representations and warranties to FNBC as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).
Section 5.01   Organization and Qualification.
A.   SIBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. SIBC is duly registered as a savings and loan holding company under the Home Owners Loan Act of 1933, as amended. SIBC has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. SIBC is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of SIBC, as amended to date, have been delivered to FNBC. SIBC is not in violation of any provision of its Constituent Documents.
B.   SI Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. SI Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated. SI Bank is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. SI Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of SI Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments due and owing required in connection therewith have been paid by SI Bank. SI Bank is a member in good standing of the Federal Home Loan Bank of Dallas and owns the requisite amount of stock therein. True and complete copies of the Constituent Documents of SI Bank, as amended to date, have been delivered to FNBC. SI Bank is not in violation of any provision of its Constituent Documents.
C.   SIBC has no equity interest in any Entity, except SI Bank. All of the issued and outstanding shares of the capital stock of SI Bank are owned by SIBC free and clear of any Lien with respect thereto.

D.   SI Bank has no Subsidiaries and no equity interest in any Entity, except (i) in the ordinary course of business as part of the investment portfolio of SI Bank; (ii) as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity; or (iii) as disclosed in Section 5.01D of the Schedules.
Section 5.02   Capitalization.
A.   The authorized capital stock of SIBC consists of 9,000,000 shares of common stock, $0.01 par value per share, 2,308,019 shares of which are issued and outstanding and 601,481 of which are held as Treasury Shares, and 1,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding. The outstanding shares of SIBC Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of SIBC Stock, except under applicable laws and regulations, and no dividends have been declared or paid on SIBC Stock. Except as disclosed in Section 5.02A of the Schedules, (i) none of the capital stock of SIBC is subject to preemptive rights or any other similar rights; (ii) there are no outstanding options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of SIBC, (iii) there are no contracts, commitments, understandings or arrangements by which SIBC is or may become bound to issue additional shares of capital stock of SIBC or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of SIBC; (iv) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of SIBC or by which SIBC is bound, other than credit agreements or facilities entered into by SIBC in the ordinary course of its business; (v) there are no outstanding securities or instruments, agreements, commitments, understandings or arrangements of SIBC that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which SIBC is or may become bound to sell, transfer, dispose, repurchase or redeem a security of SIBC; and (vi) there are no shareholder agreements, voting trusts or similar agreements relating to the SIBC Stock to which SIBC is a party or outstanding contractual obligations of SIBC to vote or dispose of any shares of SIBC Stock.
B.   The authorized capital stock of SI Bank consists of 1,000 shares of common stock, $0.01 par value per share, 100 shares of which are issued and outstanding. The outstanding shares of common stock of SI Bank have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of SI Bank, except under applicable laws and regulations, and all dividends declared on the common stock of SI Bank prior to the date of this Agreement have been paid. There are no (i) shares of the capital stock of SI Bank subject to preemptive rights or any other similar rights; (ii) outstanding options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of SI Bank, (iii) contracts, commitments, understandings or arrangements by which SI Bank is or may become bound to issue additional shares of capital stock of SI Bank or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of SI Bank; (iv) material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of SI Bank or by which SI Bank is bound, other than credit agreements or facilities entered into by SI Bank in the ordinary course of its business; (v) outstanding securities or instruments, agreements, commitments, understandings or arrangements of SI Bank that contain any redemption or similar provisions, or contracts, commitments, understandings or arrangements by which SI Bank is or may become bound to sell, transfer, dispose, repurchase or redeem a security of SI Bank; or (vi) shareholder agreements, voting trusts or similar agreements relating to the common stock of SI Bank to which SI Bank is a party or outstanding contractual obligations of SI Bank to vote or dispose of any shares of the capital stock of SI Bank.
Section 5.03   Execution and Delivery; No Violation.
A.   SIBC has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. SIBC has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by SIBC to FNBC. Assuming due authorization, execution and delivery by FNBC, this Agreement constitutes the legal, valid and binding obligation of SIBC, enforceable against SIBC in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
B.   Subject to the receipt of any consents and approvals set forth in Section 5.08 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of SIBC or SI Bank; (ii) a violation of any Legal Requirement applicable to SIBC, SI Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of SIBC or SI Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which SIBC or SI Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected, except in the case of clauses (ii) and (iii) of this Section 5.03C, for violations which, individually or in the aggregate, would not result in a Material Adverse Change.
C.   The SIBC Board, by resolution adopted by a unanimous vote of the entire SIBC Board at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement are fair and in the best interests of SIBC and its shareholders; (ii) directed that such matter be submitted to the shareholders of SIBC for consideration at the Shareholder Meeting; and, subject to the exercise of its fiduciary duties and Section 8.07 hereof, (iii) recommended that the shareholders of SIBC approve this Agreement and the transactions contemplated by this Agreement at the Shareholder Meeting.
Section 5.04   Compliance with Laws and Regulatory Filings.
A.   Except as disclosed in Section 5.04A of the Schedules, each of SIBC and SI Bank has complied in all material respects with and is not in material default or violation under the Legal Requirements applicable to it, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, “Banking Laws”). Neither SIBC nor SI Bank has had material incidents of fraud or defalcation involving SIBC, SI Bank or any of their respective officers, directors or Affiliates during the last two years. Each of SIBC and SI Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to SI Bank that are designed to properly monitor transaction activity (including wire transfers).
B.   Since December 31, 2011, each of SIBC and SI Bank has timely filed all reports, registrations, statements and other documents, together with any amendments required to be made thereto, that are required to be filed with the Office of the Comptroller of the Currency (the “OCC”) and the Board of Governors of the Federal Reserve System (the “FRB”), and such reports, registrations and statements as finally amended or corrected, are true and correct, in all material respects, and comply as to form with all Legal Requirements. Except as set forth in Section 5.04B of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examination of SIBC or SI Bank.
C.   Except as set forth in Section 5.04C of the Schedules, since December 31, 2010, neither SIBC nor SI Bank, or to its knowledge, any director, officer, employee, agent or other Person acting on behalf of SIBC or SI Bank has, directly or indirectly, (i) used any funds of SIBC or SI Bank for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of SIBC or SI Bank, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of SIBC or SI Bank, (v) made any fraudulent entry on the books or records of SIBC or SI Bank, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for SIBC or SI Bank, to pay for favorable treatment for business secured or to pay for special concessions already obtained for SIBC or SI Bank, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.
D.   SI Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 165.4(b)) and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” SI Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.
Section 5.05   SIBC Financial Statements; SIBC SEC Reports.
A.   SIBC has furnished to FNBC true and complete copies of the audited consolidated financial statements of SIBC as of and for the years ended December 31, 2013, 2012 and 2011, including balance sheets and the related statements of income, comprehensive income, changes in stockholders’ equity and cash flows (collectively, the “SIBC Audited Statements”), and the unaudited consolidated financial statements of SIBC as of and for the nine months ended September 30, 2014 (collectively, the “SIBC Unaudited Statements” and, together with the SIBC Audited Statements, the “SIBC Financial Statements”). The SIBC Financial Statements were prepared in accordance with the books of account and other financial records of SIBC and SI Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows of SIBC, on a consolidated basis, as of the dates thereof and for the periods covered thereby in accordance with GAAP (except, in the case of the SIBC Unaudited Statements, as permitted by Form 10-Q of the SEC), applied on a basis consistent during the periods involved.
B.   SIBC has filed all reports, registration statements, proxy statements and information statements required to be filed by SIBC subsequent to December 31, 2012 under the Securities Act of 1933, as amended (the “Securities Act”), or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the U.S. Securities and Exchange Commission (the “SEC”) (together with all information incorporated therein by reference, the “SIBC SEC Documents”), except for any reports, registration statements, proxy statements or information statements the failure to file which would not result in a Material Adverse Change. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC applicable to such SIBC SEC Documents. None of such documents, as subsequently supplemented or amended prior to the date hereof, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.06   Call Reports.   SIBC has furnished FNBC with true and complete copies of the Reports of Condition and Income of SI Bank as of and for the period ended December 31, 2013 and September 30, 2014 (each, a “Call Report”). Each Call Report fairly presents, in all material respects, the financial position of SI Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities.
Section 5.07   Proceedings.   Except as set forth in Section 5.07 of the Schedules, there are no Proceedings of a material nature pending or, to the knowledge of SIBC, threatened against SIBC or SI Bank, and neither SIBC nor SI Bank has knowledge of any basis on which any such Proceedings could be brought. Neither SIBC nor SI Bank is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.
Section 5.08   Consents and Approvals.   Except for the approval of the Merger by the shareholders of SIBC or as disclosed in Section 5.08 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by SIBC or SI Bank in connection with the execution, delivery or performance of this Agreement or the completion by SIBC or SI Bank of the transactions contemplated by this Agreement.
Section 5.09   Undisclosed Liabilities.   Neither SIBC nor SI Bank has incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any SIBC Employee Plan or liabilities for Taxes or assessments or liabilities under any tax sharing agreements between SIBC and SI Bank), that is not reflected in or disclosed in the SIBC Financial Statements or the Call Reports, except those liabilities and expenses incurred in the ordinary course of business since the date of the SIBC Financial Statements or the Call Reports, respectively, or as disclosed in Section 5.09 of the Schedules.
Section 5.10   Title to Assets.
A.   Section 5.10A of the Schedules contains a true, correct and complete list of all immovable property owned or leased by SIBC or SI Bank (the “SIBC Real Property”), including non-residential other real estate, and the owner or lessee thereof, as well as all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such SIBC Real Property is subject. True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, SIBC Real Property, title insurance policies for SIBC Real Property that are owned by SIBC or SI Bank, and all mortgages, deeds of trust or security agreements to which the SIBC Real Property is subject have been furnished or made available to FNBC.
B.   No lease or deed with respect to any SIBC Real Property is subject to any current or potential interests of third parties or other restrictions or limitations that would impair, or be inconsistent with, in any material respect, the use, transferability or value of such SIBC Real Property pertaining to its current primary business purpose.
C.   None of the buildings and structures located on any SIBC Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any SIBC Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Change. No condemnation proceeding is pending or, to SIBC’s knowledge, threatened, that could reasonably be expected to preclude or materially impair the use of any SIBC Real Property in the manner in which it is currently being used.
D.   SIBC or SI Bank has good and indefeasible title to, or a valid and enforceable leasehold interest in, all SIBC Real Property, and such interest is free and clear of all Liens, including tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the SIBC Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant SIBC Real Property.

E.   All buildings and other facilities used in the business of SIBC and SI Bank are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.
Section 5.11   Personal Property.   Except as set forth in Section 5.11 of the Schedules, each of SIBC and SI Bank has good title to, or a valid leasehold interest in, all movable property, whether corporeal or incorporeal, used in the conduct of its business (the “SIBC Personal Property”), free and clear of all Liens, except statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the SIBC Financial Statements and such other Liens as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant SIBC Personal Property. None of the premises or equipment of SIBC or SI Bank are in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.
Section 5.12   Absence of Certain Changes or Events.   Since December 31, 2013, except with respect to the transactions contemplated by this Agreement or as required or permitted by this Agreement, SIBC and SI Bank have carried on their respective businesses in all material respects in the ordinary course and has not, other than as disclosed in Section 5.12 of the Schedules:
A.   Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, would result in a Material Adverse Change;
B.   Mortgaged, pledged or subjected to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the dates of the most recent SIBC Financial Statement or Call Report;
C.   Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss, which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;
D.   Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
E.   Made, renewed, extended the maturity of, or altered any of the material terms of any Loan to any single borrower and his or her related interests in excess of the principal amount of  $500,000; or
F.   Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through E. above.
Section 5.13   Certain Leases, Contracts and Agreements.
A.   Except as set forth in Section 5.13A of the Schedules, neither SIBC nor SI Bank is a party to or bound by any of the following (whether written or oral, express or implied) (each, a “Contract”):
(i)   agreement, arrangement, policy or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of SIBC or any of its Subsidiaries, including any such agreement, arrangement, policy or commitment as a result of which any payment will become due and payable as a result of or following the consummation of the transactions contemplated by this Agreement;
(ii)   bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iii)   any material lease or license with respect to any SIBC Personal Property, or any lease with respect to any SIBC Real Property, whether as lessor, lessee, licensor or licensee;
(iv)   contract or commitment for capital expenditures;
(v)   material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;
(vi)   contract or option to purchase or sell any SIBC Real Property or SIBC Personal Property other than any contract for the purchase of personal property in the ordinary course of business;
(vii)   contract, agreement or letter with respect to the management or operations of SIBC or SI Bank with or by any Governmental Authority;
(viii)   note, debenture, agreement, contract or indenture related to the borrowing by SIBC or SI Bank of money other than those entered into in the ordinary course of business;
(ix)   guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;
(x)   agreement with or extension of credit to any executive officer or director of SIBC or SI Bank, any holder of ten percent (10%) or more of the issued and outstanding SIBC Stock, or any affiliate of any such Person;
(xi)   agreement with any executive officer or director of SIBC or SI Bank or holder of ten percent (10%) or more of the issued and outstanding SIBC Stock or any affiliate of such Person, relating to bank owned life insurance;
(xii)   agreement containing covenants that limit the ability of SIBC or SI Bank to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, SIBC or SI Bank (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority);
(xiii)   data processing or other electronic banking services agreement or contract that may not be terminated without payment or penalty upon notice of 30 days or less;
(xiv)   agreement, arrangement, policy or understanding obligating SIBC or any of its Subsidiaries to indemnify any director, officer, employee or agent of SIBC or any of its Subsidiaries;
(xv)   agreement, arrangement, or understanding, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(xvi)   agreement by which SIBC or SI Bank may become obligated to invest in or contribute capital to any Person; or
(xvii)   contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.
B.   Each Contract is (i) legal, valid and binding on SIBC or SI Bank, as applicable, and to its knowledge, the other parties thereto, (ii) in full force and effect, and (iii) enforceable against SIBC or SI Bank, as applicable, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception. Each of SIBC and SI Bank, as applicable (and to its knowledge, each other party thereto), has performed in all material respects all obligations required to be performed by it to date under each Contract. To the knowledge of SIBC or SI Bank, as applicable, no party to any such Contract is in breach, violation or default of such Contract, and there are no allegations or assertions of such by any party under such Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a breach, violation or default by any party to any such Contract. A true and complete copy of each Contract has been delivered or made available to FNBC.

Section 5.14   Taxes and Tax Returns.
A.   Subject to applicable extension periods, each of SIBC and SI Bank has filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either SIBC or SI Bank is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by SIBC or SI Bank and any affiliated, consolidated, combined or unitary group of which either SIBC or SI Bank is or was a member (whether or not shown on any Tax Return) have been paid. Neither SIBC nor SI Bank is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where SIBC or SI Bank does not file Tax Returns that SIBC or SI Bank is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of SIBC or SI Bank that arose in connection with any failure (or alleged failure) of SIBC or SI Bank to pay any Tax, other than Liens for Taxes not yet due and payable or for Taxes that SIBC or SI Bank is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP.
B.   Except as set forth in Section 5.14B of the Schedules, SIBC and SI Bank have collected or withheld and duly paid to the appropriate Governmental Authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, except for any failures to do so which, in the aggregate, would not result in a Material Adverse Change.
C.   There is no Proceeding concerning any Tax liability of SIBC or SI Bank either claimed or raised by any Governmental Authority in writing or as to which SIBC or SI Bank has knowledge based upon contact with any agent of such Governmental Authority. SIBC has made available to FNBC correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by SIBC and SI Bank with respect to all taxable periods that are still open under the applicable statute of limitations.
D.   Neither SIBC nor SI Bank has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
E.   SIBC has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in Code section 897(c)(1)(A)(ii). If SIBC or SI Bank has participated in a reportable or listed transaction as defined under section 6011 or 6111 of the Code and Treasury Regulation section 1.6011-4, such Entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations. Except as set forth in Section 5.14E of the Schedules, neither SIBC nor SI Bank (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which SIBC is the common parent) or (iii) has any liability for the Taxes of any Person (other than SIBC and SI Bank) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
F.   Neither SIBC nor SI Bank has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of section 6662 of the Code.
G.   None of SIBC or SI Bank will be required to include any item of income in, nor will SIBC or SI Bank be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

H.   Neither SIBC nor SI Bank has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock under section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
I.   The unpaid Taxes of SIBC and SI Bank (i) did not, as of December 31, 2013, exceed the current liability accruals for Tax liabilities (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the SIBC Financial Statements as of such date and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for any deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SIBC and SI Bank in filing its Tax Returns.
Section 5.15   Insurance.
A.   SIBC and each of its Subsidiaries are insured for reasonable amounts with reputable insurance companies against such risks as management reasonably has determined to be prudent for companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Section 5.15A of the Schedules contains a true, correct and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance) owned or held by or on behalf of SIBC or SI Bank (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder.
B.   All policies listed in Section 5.15A of the Schedules (i) are usual and customary as to amount and scope for the business conducted by SIBC and SI Bank in respect of amounts, types and risks insured, (ii) are sufficient for compliance by SIBC and SI Bank with all Legal Requirements and all agreements to which SIBC or SI Bank is a party, (iii) are valid, outstanding and enforceable according to their terms, except as enforceability may be limited by the Bankruptcy Exception, (iv) will not in any material respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (v) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither SIBC nor SI Bank is in default under any such policy or bond, and all material claims thereunder have been filed. Neither SIBC nor SI Bank has been denied or had revoked or rescinded any policy of insurance since December 31, 2009. Except as set forth in Section 5.15B of the Schedules, there have been no claims under any fidelity bonds or directors’ and officers’ liability policies of SIBC or SI Bank within the last three years, and neither SIBC nor SI Bank has knowledge of any facts that would form the basis of a claim under such policies or bonds.
Section 5.16   No Material Adverse Change.   Since December 31, 2013, there has not been any Material Adverse Change with respect to SIBC, and no event or condition has occurred that has resulted in, or, to the knowledge of SIBC or SI Bank, is reasonably likely to result in a Material Adverse Change of SIBC.
Section 5.17   Proprietary Rights.   Each of SIBC and SI Bank owns, possesses, licenses or has other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, brand names, trade names, copyrights, designs, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”), free and clear of all Liens and third party rights, necessary for the conduct of their respective businesses as currently conducted. Except where such violations, misappropriations, infringements or unauthorized use would not be material to SIBC or SI Bank, (i) there are no rights of third parties to any such Intellectual Property; (ii) there is no infringement, misappropriation or unauthorized use by third parties of any such Intellectual Property; (iii) there is no pending or threatened Proceeding by any Person challenging its rights in or to any such Intellectual Property; (iv) there is no pending or threatened Proceeding by any Person challenging the validity or scope of any such Intellectual Property; and (v) there is no pending or threatened Proceeding by any Person that SIBC or SI Bank infringes, misappropriates or otherwise violates any Intellectual Property of any other Person. Each of SIBC and SI Bank complies in all material respects with all Legal Requirements with respect to the protection of personal privacy, personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder.

Section 5.18   Investments.   Section 5.18 of the Schedules sets forth a true, correct and complete list, as of September 30, 2014, of all securities, including municipal bonds, owned by SIBC or SI Bank. Except as set forth in Section 5.18 of the Schedules, all such securities are owned by SIBC or SI Bank of record, except those held in bearer form, and free and clear of all Liens. Section 5.18 of the Schedules also discloses any investment in which the ownership interest of SIBC, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities listed in Section 5.18 of the Schedules to which SIBC or SI Bank is a party.
Section 5.19   Loan Portfolio and Reserve for Loan Losses.
A.   All evidences of indebtedness and leases, including any renewals and extensions (individually a “Loan” and collectively, the “Loans”) of SIBC or SI Bank, were solicited, originated and currently exist in compliance in all material respects with all Legal Requirements. Except as set forth in Section 5.19A of the Schedules, all Loans that are reflected as assets of SIBC or SI Bank (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (iii) to the extent secured, have been secured by valid Liens and security interests that have been perfected; (iv) are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against SIBC or SI Bank or the present holder thereof; and (v) are enforceable in accordance with their respective terms, except as enforceability may be limited by the Bankruptcy Exception. Neither SIBC nor SI Bank has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. The credit files of each of SIBC and SI Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to it that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio (including Loans that will be outstanding if it advances funds it is obligated to advance).
B.   Except as set forth in Section 5.19B of the Schedules, neither SIBC nor SI Bank is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other material provision; (ii) loan agreement, note or borrowing arrangement that has been or, in the exercise of reasonable diligence by SIBC or SI Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of SIBC or SI Bank, or any 10% or more shareholder of SIBC, or any Person controlling, controlled by or under common control with any of the foregoing; (iv) loan agreement, note or borrowing arrangement in material violation of any Legal Requirement applicable to SIBC or SI Bank; or (v) loan that is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards Codification (ASC) Subtopic 310-40.
C.   Section 5.19C of the Schedules contains the “watch list” of loans of SI Bank as of a date not earlier than September 30, 2014. To the knowledge of SIBC, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the watch list based on SIBC’s or SI Bank’s ordinary course of business and safe and sound banking principles.
D.   The allowance for loan losses and the carrying value of SIBC’s other real estate shown on the SIBC Financial Statements and the Call Reports were, as of the date of such SIBC Financial Statement or Call Report, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations.
Section 5.20   Employee Relationships.
A.   Each of SIBC and SI Bank is in compliance in all material respects with all Legal Requirements relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers compensation, occupational safety and health, and wages and hours. Neither SIBC nor SI Bank is a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to employees or employment practices. No key employee has given notice to SIBC of his or her intent to terminate his or her employment or service relationship with SIBC. Each of SIBC and SI Bank is in material compliance with all Legal Requirements concerning the classification of employees and independent contractors and has properly classified all such individuals for purposes of participation in the SIBC Employee Plans. No strike, grievance, or labor dispute exists or, to the knowledge of SIBC or SI Bank, is threatened with respect to any of the employees of SIBC or SI Bank. Neither SIBC nor SI Bank is a party to any collective bargaining agreement or employs any member of a union that relates to such employee’s relationship with SIBC or SI Bank, and, to its knowledge, there is no activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To the knowledge of SIBC and SI Bank, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, and the continued employment of each such executive officer does not subject SIBC or SI Bank to any material liability with respect to any of the foregoing matters.
B.   All accrued material obligations and liabilities of and all payments by SIBC and SI Bank, and all SIBC Employee Plans, whether arising by Legal Requirement, by contract or by past custom, for payments to trusts or other funds, to any Government Authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or Representatives) have been and are being paid to the extent required by Legal Requirement or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by SIBC or SI Bank, as applicable, according to GAAP applied on a consistent basis and actuarial methods with respect to: (i) withholding taxes, unemployment compensation or social security benefits; (ii) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (iii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (iv) all executive and other incentive compensation plans, programs, or agreements; (v) all group insurance and health contracts, policies and plans; and (vi) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by SIBC or SI Bank, as applicable, for its current or former directors, officers, employees and agents. All material obligations and liabilities of SIBC and SI Bank for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or under any SIBC Employee Plan, have been and are being paid to the extent required by Legal Requirement or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by SIBC according to GAAP applied on a consistent basis. All accruals and reserves referred to in this Section are, in all material respects, correctly and accurately reflected and accounted for in all material respects in the SIBC Financial Statements and the books, statements and records of SIBC and SI Bank.
Section 5.21   Environmental Laws.   SIBC and SI Bank and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws and permits thereunder. Neither SIBC nor SI Bank has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials, and neither is subject to any Lien under any Environmental Laws. No SIBC Real Property and no real property currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by SIBC or SI Bank or, to the knowledge of SIBC or SI Bank, owned, operated or leased by SIBC or SI Bank within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To SIBC’s knowledge, (a) all SIBC Real Property is free of asbestos, (b) no immovable property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by SIBC or SI Bank and no underground storage tanks have been closed or removed from any properties owned or operated by SIBC or SI Bank. SIBC has made available to FNBC all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to SIBC Real Property, any immovable property formerly owned or operated by SIBC or SI Bank or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of SIBC or SI Bank.
Section 5.22   Regulatory Compliance.
A.   Except as disclosed in Section 5.22A of the Schedules, neither SIBC nor SI Bank is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has SIBC or SI Bank been notified by any Governmental Authority that it is considering initiating any such item. Each of SIBC and SI Bank is in compliance in all material respects with each such item to which it is party or subject, and neither SIBC nor SI Bank has received any notice from any Governmental Authority indicating that it is not in compliance in all material respects with any such item.
B.   Neither SIBC nor SI Bank knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement.
Section 5.23   Accounting Controls.
A.   The records, systems, controls, data and information of SIBC and SI Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SIBC or SI Bank or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on SIBC. SIBC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to SIBC, including SI Bank, is made known to the chief executive officer and the chief financial officer of SIBC by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to SIBC’s auditors and the audit committee of the board of directors of SIBC (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SIBC’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SIBC’s internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). These disclosures were made in writing by management to SIBC’s auditors and audit committee and a copy has previously been made available to FNBC. As of the date hereof, there is no reason to believe that SIBC’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
B.   Since December 31, 2010, (i) through the date hereof, neither SIBC nor SI Bank has received or otherwise had or obtained actual knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SIBC or SI Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SIBC or SI Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SIBC or SI Bank, whether or not employed by SIBC or SI Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SIBC or any of its officers, directors, employees or agents to the board of directors of SIBC or any committee thereof or to any director or officer of SIBC.
Section 5.24   Books and Records.   The minute books, stock certificate books and stock transfer ledgers of each of SIBC and SI Bank have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of SIBC or SI Bank that properly should have been set forth therein and that have not been accurately so set forth. The minute books of each of SIBC and SI Bank have been made available for inspection by FNBC.
Section 5.25   Trust Business.   Neither SIBC nor SI Bank has been appointed or acted in a fiduciary or representative capacity in respect of any trust, executorship, administration, guardianship, conservatorship, or other fiduciary representative capacity. Neither SIBC nor SI Bank administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.
Section 5.26   Guaranties.   Except for items in the process of collection in the ordinary course of SI Bank’s business, no obligation or liability of SIBC or SI Bank is guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all Legal Requirements, has SIBC or SI Bank guaranteed any obligation or liability of any other Person.
Section 5.27   Employee Benefit Plans.
A.   Section 5.27A of the Schedules lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of SIBC or any of its ERISA Affiliates that are sponsored or maintained by SIBC or any of its ERISA Affiliates or to which SIBC or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of SIBC or any of its ERISA Affiliates or with respect to which SIBC or any of its ERISA Affiliates has any liability, including any employee welfare benefit plan within the meaning of section 3(1) of ERISA, any employee pension benefit plan within the meaning of section 3(2) of ERISA or any employment agreement or collective bargaining, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (each of the foregoing, an “SIBC Employee Plan”). There is no pending or, to the knowledge of SIBC or SI Bank, threatened Proceeding relating to any SIBC Employee Plan. All of the SIBC Employee Plans comply and have been administered in all material respects with their terms and all Legal Requirements. There has occurred no “prohibited transaction” (as defined in section 406 of ERISA or section 4975 of the Code) with respect to any SIBC Employee Plan that is likely to result in the imposition of any penalties or Taxes upon SIBC or SI Bank under section 502(i) of ERISA or section 4975 of the Code. All contributions, premiums or other payments required under the terms of all SIBC Employee Plans and all Legal Requirements have been made by the due date thereof.
B.   Except as set forth in Section 5.27B of the Schedules, neither SIBC nor SI Bank has any liabilities for post-retirement or post-employment welfare benefits under any SIBC Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each SIBC Employee Plan that is intended to be a “qualified plan” within the meaning of section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such SIBC Employee Plan. SIBC has provided or made available copies of  (i) each SIBC Employee Plan, (ii) the most recent summary plan descriptions of each SIBC Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any SIBC Employee Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each SIBC Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, (v) the most recent determination letter issued by the IRS with respect to each SIBC Employee Plan that is intended to qualify under section 401 of the Code to the extent such letter has been obtained, (vi) the most recent available financial statements for each SIBC Employee Plan, and (vii) the most recent audited financial statements for each SIBC Employee Plan for which audited statements are required by ERISA.
C.   Neither SIBC nor any ERISA Affiliate of SIBC has any liability with respect to, or has, at any time during the last six years, contributed to or been obligated to contribute to any “multiple employer plan” or “multi employer plan” within the meaning of ERISA. Neither SIBC nor any ERISA Affiliate of

SIBC has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither SIBC nor any ERISA Affiliate of SIBC sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and neither SIBC nor any ERISA Affiliate of SIBC has, at any time during the last six years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.
D.   There does not now exist, nor, to the knowledge of SIBC or SI Bank, do any circumstances exist that could result in, any Controlled Group Liability of SIBC or SI Bank now or following the Closing.
E.   Except as set forth in Section 5.27E of the Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of SIBC or SI Bank to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, or (iii) give rise to the payment by SIBC or SI Bank of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.
F.   Except as set forth in Section 5.27F of the Schedules, there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of SIBC or any ERISA Affiliate of SIBC.
G.   Except as set forth in Section 5.27G of the Schedules, (i) no SIBC Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA section 407(d)) and (ii) each SIBC Employee Plan may be amended or terminated at any time by SIBC or SI Bank subject to compliance with (i) the terms of such plan or agreement and (ii) regulations promulgated under the Code, ERISA, and the regulations of the PBGC and without SIBC or SI Bank making any additional contributions to such SIBC Employee Plan.
H.   Each SIBC Employee Plan that is a nonqualified deferred compensation plan subject to section 409A of the Code has been operated in compliance with section 409A of the Code since the later of January 1, 2005 or the date of its adoption.
Section 5.28   Deposits.   No deposit of SI Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or, to the knowledge of SIBC, is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
Section 5.29   Derivative Contracts.   Neither SIBC nor SI Bank is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the SIBC Financial Statements that is a financial derivative contract (including various combinations thereof).
Section 5.30   [Reserved]
Section 5.31   Brokers.   Except for Sterne, Agee & Leach, Inc. (“Sterne Agee”), no broker, finder or investment banker will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon SIBC or SI Bank for any commission, fee or other compensation under any agreement, arrangement or understanding entered into by or on behalf of SIBC or SI Bank.
Section 5.32   Application of Takeover Protections; Rights Agreements.   Except as set forth in Section 5.32 of the Schedules, SIBC has not adopted any stockholder rights plan or similar agreement, arrangement or understanding relating to accumulations of beneficial ownership of SIBC Stock or a change in control of SIBC. SIBC and its board of directors have taken all action necessary to render inapplicable any control share acquisition, business combination, fair price, moratorium, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under applicable Legal Requirement, the Constituent Documents of SIBC, or any agreement, arrangement or understanding with any of SIBC’s shareholders or any other Person that is or could become applicable to FNBC as a direct consequence of the transactions contemplated by this Agreement.

Section 5.33   Repurchase Agreements.   With respect to all agreements under which SIBC or SI Bank have purchased securities subject to an agreement to resell, if any, SIBC or SI Bank, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or collateral securing the repurchase agreement, and the value of the collateral equals or exceeds the amount of the debt secured thereby.
Section 5.34   Mortgage Banking Business.   Since December 31, 2004, neither SIBC nor SI Bank has sold to any Person any single-family residential mortgage loan originated by it.
Section 5.35   Fairness Opinion.   SIBC has received an opinion from Sterne Agee to the effect that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration to be received by the shareholders of SIBC under this Agreement is fair to such shareholders from a financial point of view, and Sterne Agee has consented to the inclusion of its written opinion to that effect the Proxy Statement. Such opinion has not been amended or rescinded as of the date of this Agreement.
Section 5.36   No Other Representations or Warranties.   Except as and to the limited extent expressly set forth in this Article V, none of SIBC, SI Bank, their respective representatives or any other person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to SIBC or SI Bank or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement, the Merger or the transactions contemplated hereby, or in respect of any other matter whatsoever.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF FNBC
Except as specifically set forth in a Section to the Schedules, FNBC makes the following representations and warranties to SIBC as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).
Section 6.01   Organization and Qualification.
A.   FNBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. FNBC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. FNBC has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. FNBC is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of FNBC, as amended to date, have been delivered or made available to SIBC. FNBC is not in violation of any provision of its Constituent Documents.
B.   Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Newco has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. Newco is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of Newco have been delivered or made available to SIBC. Newco is not in violation of any provision of its Constituent Documents.
Section 6.02   Execution and Delivery; No Violation.
A.   Each of FNBC and Newco has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory approvals, to perform its obligations under this Agreement. Each of FNBC and Newco has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained)

performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by FNBC and Newco to SIBC. Assuming due authorization, execution and delivery by SIBC, this Agreement constitutes the legal, valid and binding obligations of FNBC and Newco, enforceable against each in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
B.   Subject to the receipt of any consents and approvals set forth in Section 6.04 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of FNBC or Newco; (ii) a violation of any Legal Requirement applicable to FNBC or Newco or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of FNBC or Newco under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which FNBC or Newco is a party, or by which it or any of its properties, assets or business activities may be bound or affected.
Section 6.03   Proceedings.   Except as set forth in Section 6.03 of the Schedules, there are no Proceedings pending or, to the knowledge of FNBC, threatened against FNBC or any of its Subsidiaries, and FNBC has no knowledge of any basis on which any such Proceedings could be brought, that, individually or in the aggregate, is reasonably likely to prevent or delay FNBC or Newco in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement, or adversely affects or challenges the legality, validity or enforceability of this Agreement or the transactions contemplated hereby. Neither FNBC nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.
Section 6.04   Consents and Approvals.   Except as disclosed in Section 6.04 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by FNBC, Newco or First NBC Bank in connection with the execution, delivery or performance of this Agreement or the completion by FNBC or Newco of the transactions contemplated by this Agreement.
Section 6.05   Regulatory Compliance.
A.   FNBC knows of no fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does FNBC have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals.
B.   First NBC Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 165.4(b)), and will continue to be “well capitalized” upon consummation of the Merger and the Bank Merger. First NBC Bank is “well managed” (as that term is defined is 12 C.F.R. Section 362.17), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” First NBC Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.
Section 6.06   FNBC Financial Statements.   FNBC has furnished or made available to SIBC true and complete copies of the audited consolidated financial statements of FNBC as of and for the years ended December 31, 2013, 2012 and 2011, including balance sheets and the related statements of income, comprehensive income, stockholders’ equity and cash flows (collectively, the “FNBC Audited Statements”), and the unaudited consolidated financial statements of FNBC as of and for the nine months ended September 30, 2014 (collectively, the “FNBC Unaudited Statements” and, together with the FNBC Audited Statements, the “FNBC Financial Statements”). The FNBC Audited Statements and, subject to the absence of footnotes and normal year-end adjustments consistent with past practice that are immaterial in amount and substance, the FNBC Unaudited Statements, were prepared in accordance with the books of account and other financial records of FNBC and First NBC Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows of FNBC, on a consolidated basis, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved.
Section 6.07   No Material Adverse Change.   Since December 31, 2013, there has not been any Material Adverse Change with respect to FNBC, and no event or condition has occurred that has resulted in, or, to the knowledge of FNBC or First NBC Bank, is reasonably likely to result in the foreseeable future in a Material Adverse Change of FNBC.
Section 6.08   Ability to Pay Merger Consideration.   FNBC will have available to it as of the business day prior to the Closing Date, funds sufficient to establish the Exchange Fund and pay all amounts required of it under this Agreement and to effect the transactions contemplated hereby.
Section 6.09   No Other Representations or Warranties.   Except as and to the limited extent expressly set forth in this Article VI, none of FNBC, its representatives or any other person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to FNBC or any of its Subsidiaries or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement, the Merger or the transactions contemplated hereby, or in respect of any other matter whatsoever.
ARTICLE VII.
CONDUCT OF BUSINESS PENDING THE MERGER
Section 7.01   Forbearances.   Except as expressly contemplated by this Agreement or required by Legal Requirement, without the prior written consent of FNBC (which consent shall not be unreasonably withheld, conditioned or delayed), SIBC will not (and will cause SI Bank not to):
A.   Banking Operations.   Enter into any new material line of business or change its lending, investment, underwriting, risk and asset liability management and other material banking and operating policies in any material respect;
B.   Banking Offices.   Open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;
C.   Capital Stock.   Issue, sell or otherwise permit to become outstanding (except upon the exercise of SIBC Options which are outstanding as of the date hereof), or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock or permit new shares of its stock to become subject to new grants;
D.   Stock Awards.   Issue, grant or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of SIBC or any of its Subsidiaries, or any securities convertible its shares of such stock (other than acceleration of outstanding SIBC Options and restricted stock awards upon the Effective Time of the Merger in accordance with their terms);
E.   Dividends, Distributions and Repurchases.   Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);
F.   Dispositions.   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to SIBC and SI Bank, taken as a whole;
G.   Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Entity or enter into any other transaction, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;
H.   Continuing Contracts.   Enter into, amend, renew or terminate any agreement of the type that is or would be required to be disclosed in Section 5.13A of the Schedules, unless the agreement is to be performed in full prior to the Closing, except that employee welfare benefit plans which provide insurance benefits may be renewed in the ordinary course of business consistent with past practice;
I.   Constituent Documents.   Amend its Constituent Documents or those of its Subsidiaries;
J.   Accounting Methods.   Implement or adopt any change in its accounting principles or policies, other than as may be required by GAAP;
K.   Adverse Actions.   Knowingly take or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article IX not being satisfied;
L.   Indebtedness.    Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;
M.   Employee Arrangements.   Except as set forth in Section 7.01M of the Schedules and except for pay increases in the ordinary course of business consistent with past practices to non-executive officer employees, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or Employee Benefit Plan or agreement maintained by it for the benefit of its directors, employees or former employees, in each case except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law;
N.   Proceedings.   Settle any Proceeding involving the payment by it of monetary damages in excess of  $50,000 in the aggregate or imposing a material restriction on the operations of SIBC, FNBC or any of their respective Subsidiaries;
O.   Liens.   Mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;
P.   Asset Dispositions.   Sell, transfer, lease to others or otherwise dispose of any of its assets (except any sales of securities or sales of loans in the ordinary course of business consistent with past practices) or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of $50,000;
Q.   Capital Expenditures.   Make any capital expenditures or capital additions or betterments in excess of an aggregate of  $100,000;
R.   New Employees.   Hire or employ any new officer or hire or employ any Person for any newly created position;
S.   Books and Records.   Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

T.   Accounting.   Materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any early adoption date) or any Governmental Authority;
U.   Investment Securities.   Sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AAA rating by at least one nationally recognized ratings agency;
V.   Material Loans.   Make, commit to make, renew, extend the maturity of, or alter any of the material terms of any Loan in excess of  $1.0 million, or such higher amount as may be mutually agreeable to the parties, but FNBC will be deemed to have given its consent under this Section 7.01V unless FNBC objects to such transaction no later than three Business Days after actual receipt by FNBC of all information relating to the making, renewal or alteration of that Loan;
W.   Problem Loans.   Make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any Loan to a borrower or to a known related interest of a borrower who is classified as “substandard” by SI Bank;
X.   Immovable Property.   Enter into any acquisitions or leases of immovable property, including new leases and lease extensions; or
Y.   Commitments.   Enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.
Section 7.02   Affirmative Covenants.
Except with the prior written consent of FNBC, SIBC will (and will cause SI Bank to) use its reasonable best efforts to:
A.   Ordinary Course.   Conduct its business in the ordinary and usual course and use reasonable best efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates;
B.   Lending.   Extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;
C.   Existing Agreements.   Obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;
D.   Compliance with Laws.   Comply in all material respects with all Legal Requirements, the noncompliance with which could be expected to result in a Material Adverse Change on such party;
E.   Taxes.   Timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except as set forth in Section 7.02E of the Schedules and except those being contested in good faith by appropriate Proceedings;
F.   Withholding.   Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Authorities;
G.   Existing Obligations.   Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;
H.   Accounting.   Account for all transactions and prepare all SIBC Financial Statements and Call Reports in accordance with GAAP;
I.   Insurance.   Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and

J.   Regulatory Matters.   Timely file all reports required to be filed with all Governmental Authorities and observe and conform in all material respects to all Legal Requirements, except those being contested in good faith by appropriate Proceedings.
ARTICLE VIII.
COVENANTS
Section 8.01   Reasonable Best Efforts.   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under all Legal Requirements, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, and each party will cooperate fully with, and furnish information to, the other party to that end.
Section 8.02   Litigation and Claims.   Each party will promptly notify the other party in writing of any Proceeding pending or, to the knowledge of such party, threatened against any party or its Subsidiaries that questions or might question the validity of this Agreement or any other agreement contemplated by this Agreement or any action taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 8.03   Corporate Approvals.
A.   SIBC will, in accordance with its Constituent Documents and any Legal Requirements, (i) take all steps necessary in a manner consistent with Section 8.03B to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated by this Agreement, and for such other purposes as may be, in the parties’ reasonable judgment, necessary or desirable (“Shareholder Meeting”), (ii) subject to Section 8.07, recommend to its shareholders the approval of this Agreement and the transactions contemplated by this Agreement (the “SIBC Board Recommendation”) and oppose any third party proposal or other action that is inconsistent with this Agreement and the consummation of the transactions contemplated by this Agreement, and (iii) cooperate and consult with FNBC with respect to each of the foregoing matters. Except with the prior approval of FNBC, no other matters will be submitted for approval of the shareholders of SIBC at the Shareholder Meeting.
B.   As promptly as reasonably practicable following the date of this Agreement, SIBC will prepare a proxy statement and any other proxy solicitation materials, in each case satisfying all Legal Requirements, including but not limited to, Regulation 14A under the Exchange Act, to be submitted to the shareholders of SIBC and filed with the SEC in connection with the Shareholder Meeting (the “Proxy Statement”). Each party will reasonably cooperate, and cause its Subsidiaries to reasonably cooperate, with the other party, its counsel and its accountants, in the preparation of the Proxy Statement and any supplements or amendments thereto. SIBC will provide FNBC and its counsel the opportunity to review and comment on the Proxy Statement prior to its being printed and filed with the SEC and will give FNBC and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement prior to their being printed and filed with the SEC. Subject to FNBC’s obligations to provide reasonable cooperation, SIBC agrees to use its reasonable efforts to cause the Proxy Statement and all required amendments and supplements to the Proxy Statement to be filed with the SEC, and to be mailed to the shareholders of SIBC entitled to vote to the Shareholder Meeting, at the earliest practicable time. SIBC will provide FNBC with a copy of all such filings made with the SEC and, as promptly as reasonably practicable after receipt thereof, provide FNBC with all written comments and advise FNBC of all oral comments received from the staff of the SEC with respect to the Proxy Statement.
C.   Each party will promptly notify the other party if at any time it becomes aware that the Proxy Statement contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In such event, FNBC will cooperate in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission, and SIBC will mail an amended Proxy Statement to its shareholders.

D.   SIBC will use its commercially reasonable best efforts to cause the Shareholder Meeting to be convened and held on the scheduled date and obtain Shareholder Approval and, subject to Section 8.07, include in the Proxy Statement and at all other times the SIBC Board Recommendation. SIBC will adjourn or postpone the Shareholder Meeting for a period not exceeding 30 days from the originally scheduled date for such meeting if there are insufficient shares of SIBC Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting SIBC has not received proxies representing a sufficient number of shares necessary to obtain the Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Shareholder Meeting will be convened and this Agreement will be submitted to the shareholders of SIBC at the Shareholder Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.
Section 8.04   Consents and Approvals.   FNBC will use its commercially reasonable efforts, and SIBC will (and will cause SI Bank to) reasonably cooperate with FNBC at FNBC’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 6.04 of the Schedules. SIBC will use its commercially reasonable efforts, and FNBC will reasonably cooperate with SIBC at SIBC’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 5.08 of the Schedules.
Section 8.05   Public Disclosure.   No party will issue any press release, written employee communication, written shareholder communication or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated by this Agreement without first consulting with the other party, nor will any party issue any such communication or make such public statement without the consent of the other party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by any Legal Requirement.
Section 8.06   Access; Information.
A.   Except as prohibited by any Legal Requirement, upon reasonable notice from FNBC, SIBC will (and will cause SI Bank to): (i) afford FNBC and its Representatives (including legal counsel, accountants and consultants) full access to its properties, books and records during normal business hours so that FNBC may have the opportunity to continue to make such reasonable investigation as it will desire to make of the affairs of SIBC and SI Bank and to conduct any environmental investigations as provided in Section 8.14, and (ii) furnish FNBC with such additional financial and operating data and other information as to its business and properties as FNBC may, from time to time, reasonably request. Neither SIBC nor SI Bank will be required to afford access to or disclose information that would jeopardize attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any binding arrangement with any third party or violate any Legal Requirement. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.
B.   FNBC agrees that it will hold any information provided under Section 8.06A that is nonpublic and confidential to the extent required by, and in accordance with, the confidentiality provisions of that certain Confidentiality Agreement, dated September 10, 2014 (and executed as of September 11, 2014 by FNBC), by and between FNBC and Sterne Agee as representative for SIBC (the “Confidentiality Agreement”).
C.   No access by FNBC to, or investigation by FNBC of the business and affairs of, SIBC or SI Bank under this Section 8.06 or otherwise will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of SIBC in this Agreement or any Schedule delivered in accordance with this Agreement, the conditions to FNBC’s obligation to consummate the transactions contemplated by this Agreement, or any remedies available to FNBC under this Agreement.
Section 8.07   Acquisition Proposals.
A.   Except as expressly permitted by Section 8.07B, SIBC will not, and will cause its Subsidiaries and Representatives not to, directly or indirectly take any action to (i) solicit, initiate, encourage or otherwise facilitate any inquiries or proposals with respect to, (ii) provide any nonpublic information concerning its or its Subsidiaries’ business, property or assets to, or have any discussions with, any Person related to, or (iii) engage in any discussions or negotiations concerning, any Acquisition Proposal or any proposal which could reasonably be expected to lead to an Acquisition Proposal; provided, however, that none of the foregoing will prohibit SIBC or its Subsidiaries or Representatives from informing any Person of the restrictions set forth in this Section 8.07A or from contacting any Person or its Representatives who has made, after the date of this Agreement, an Acquisition Proposal solely to request the clarification of the terms and conditions of that Acquisition Proposal for the purpose of determining whether it constitutes or is reasonably likely to result in a Superior Proposal.
B.   Notwithstanding anything to the contrary in Section 8.07A, if SIBC and its Subsidiaries and Representatives have complied with Section 8.07A and SIBC or its Subsidiaries or Representatives receives an unsolicited bona fide Acquisition Proposal before the shareholders of SIBC have voted on the Merger that the SIBC Board (i) determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal, if accepted, (ii) determines in its good faith judgment (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to violate its fiduciary duties under any Legal Requirement, and (iii) obtains from such Person an executed confidentiality agreement on terms no less favorable to SIBC than the Confidentiality Agreement, then SIBC and its Representatives may furnish information to and enter into discussions and negotiations with such other Person.
C.   SIBC will notify FNBC in writing immediately (within 48 hours) after receipt of any Acquisition Proposal and provide reasonable detail as to the identity of the Person making the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal. In addition, SIBC will keep FNBC informed of any related material developments, discussions or negotiations on a reasonably current basis. SIBC represents that as of the date of this Agreement, it is not engaged in any existing activities, discussions or negotiations with any Person that relates to any Acquisition Proposal, other the transactions contemplated by this Agreement, and has ceased all such prior activities.
D.   In the event that the SIBC Board determines in good faith, after consultation with its financial advisor and upon advice of outside legal counsel, that it desires to accept a Superior Proposal, it will notify FNBC in writing of its intent to terminate this Agreement under Section 10.01H in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. That notice will specify all of the material terms and conditions of the Superior Proposal. FNBC will have a period of three Business Days to evaluate and respond to SIBC’s notice. If FNBC notifies SIBC in writing prior to the expiration of the three Business Day period that it will increase the Merger Consideration to an amount at least equal to that of the Superior Proposal, then SIBC will not be permitted to enter into an acquisition agreement with respect to, or make any Change in Recommendation. If the SIBC Board determines, in good faith, upon the advice of its financial advisor and outside legal counsel, that the revised FNBC offer is not at least equal to the Superior Proposal, SIBC will terminate this Agreement as provided in Section 10.01H.
E.   Nothing in this Agreement will prohibit SIBC or the SIBC Board from making any communication or disclosure to the shareholders of SIBC that the SIBC Board determines, after consultation with outside counsel, is required under any Legal Requirement.
Section 8.08   Regulatory Applications.
A.   SIBC will (and will cause SI Bank to) promptly furnish to FNBC all information, data and documents concerning SIBC and SI Bank, including financial statements, required to be included in any application or statement to be made by FNBC to, or filed by FNBC with, any Governmental Authority in connection with the transactions contemplated by this Agreement, or in connection with any other transactions while this Agreement is pending, and SIBC represents and warrants that all information so furnished for such statements and applications will be true and correct in all material respects.
B.   SIBC will (and will cause SI Bank to) cooperate with FNBC and First NBC Bank to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), and FNBC and First NBC Bank will make all necessary filings in respect of those Requisite

Regulatory Approvals as soon as practicable. SIBC will have the right to review reasonably in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Authority (other than with regard to information reasonably considered confidential by FNBC). In addition, FNBC will furnish to SIBC a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority (other than any part of such filings reasonably considered confidential by FNBC). FNBC will keep SIBC apprised of the status of the Requisite Regulatory Approvals and will promptly provide SIBC with all correspondence related to the Requisite Regulatory Approvals.
Section 8.09   Indemnification; Liability Insurance.
A.   FNBC shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of SIBC or SI Bank (the “Indemnified Parties”) against all losses, claims damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FNBC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of SIBC or SI Bank if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by SIBC under Louisiana law and under SIBC’s Constituent Documents. FNBC shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by SIBC under Louisiana law and under SIBC’s Constituent Documents upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth herein.
B.    The rights to indemnification granted by this Section 8.09 are subject to the limitation that amounts otherwise required to be paid by FNBC to any Indemnified Party under this Section 8.09 will be reduced by any amounts that such Indemnified Party recovers from any third party, including any insurance company.
C.   If FNBC or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other Entity and is not the resulting, continuing or surviving corporation or Entity of such reorganization, consolidation, merger or transaction or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations of FNBC set forth in this Agreement.
D.   Any Indemnified Party wishing to claim indemnification under Section 8.09A, upon learning of any matter for which indemnification may be claimed under this Section 8.09, must promptly notify FNBC, but the failure to so notify will not affect the obligations of FNBC under Section 8.09A, except to the extent that FNBC is actually prejudiced as a consequence of such failure to so notify. With respect to any such Proceeding, (i) FNBC will have the right to assume the defense thereof and FNBC will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if FNBC elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues that raise conflicts of interest between FNBC and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to FNBC, and FNBC will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction); (ii) the Indemnified Party will cooperate in the defense of any such matter; (iii) FNBC will not be liable for any settlement effected without its prior written consent; and (iv) FNBC will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated by this Agreement is prohibited by applicable law.
E.   The provisions of this Section 8.09 are intended to be for the benefit of, and are enforceable by, each Indemnified Party and his successors and representatives.

F.   FNBC or SIBC will purchase for a period of not less than six years after the Effective Time, past acts and extended reporting period insurance coverage under SIBC’s (i) current directors’ and officers’ insurance policy (or comparable coverage) for each of the directors and officers of SIBC and SI Bank currently covered under comparable policies held by SIBC or SI Bank, (ii) employment practices liability insurance policy, (iii) current financial institutions bond (or comparable coverage) and (iv) bankers professional liability, errors and omissions and fiduciary liability insurance policies.
Section 8.10   Notification of Certain Matters.
A.   FNBC will promptly notify SIBC in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by FNBC in, or any information disclosed on the Schedules provided to SIBC by FNBC under, this Agreement; reasonably would be expected to cause or constitute a breach of, of failure to comply with, any of the covenants or agreements of FNBC contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by SIBC under this Section 8.10A will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of FNBC in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to SIBC’s obligation to consummate the Merger or any remedies available to SIBC under this Agreement.
B.   SIBC will promptly notify FNBC in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by SIBC in, or any information disclosed on the Schedules provided to FNBC by SIBC under, this Agreement; reasonably would be expected to cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of SIBC contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by FNBC under this Section 8.10B will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of SIBC in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to FNBC’s obligation to consummate the Merger or any remedies available to FNBC under this Agreement.
Section 8.11   Director and Committee Meetings.   SIBC will (and will cause SI Bank to) give notice to FNBC of all regular and special meetings of the boards of directors of SIBC and SI Bank, as well as to all board and senior management committee meetings of SIBC and SI Bank, and a designee of FNBC may attend each such meeting as an observer; provided, however, that SIBC or SI Bank may exclude such observer from any portion of any meeting at which (A) any aspect of the Merger is discussed; (B) the observer’s presence may constitute a breach of attorney-client privilege; or (C) or as otherwise prohibited by applicable law. In addition, SIBC will provide FNBC with copies of the minutes of each regular and special meeting of the board of directors of SIBC or SI Bank, and minutes of each regular and special meeting of any board or senior management committee of SIBC or SI Bank, held on or after the date of this Agreement (except portions of such minutes that are devoted to the discussion of this Agreement or the Merger or that, upon the advice of legal counsel, are otherwise privileged) within ten (10) days after the date of each such meeting, or otherwise upon the request of FNBC.
Section 8.12   Conforming Accounting Adjustments.   If requested by FNBC, SIBC will (and will cause SI Bank to), consistent with GAAP, immediately prior to Closing, make such accounting entries as FNBC may reasonably request to conform the accounting records of SIBC and SI Bank to the accounting policies and practices of FNBC and First NBC Bank, respectively; provided, however, that no such entries need be made until FNBC shall have irrevocably certified to SIBC that all conditions set forth in Article IX to the obligations of FNBC to consummate the transactions contemplated hereby have been satisfied or, where permissible, waived. No such adjustment will by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by SIBC or SI Bank of any adverse circumstances for purposes of determining whether the conditions to FNBC’s obligations under this Agreement have been satisfied or that such adjustment has any bearing on the consideration to be paid to the shareholders of SIBC. No adjustment required by FNBC will require any prior filing with any Governmental Authority or violate any Legal Requirement applicable to SIBC or SI Bank.

Section 8.13   Financial Statements.
A.   SIBC will promptly furnish to FNBC an unaudited balance sheet as of the end of each such calendar quarter after the date of this Agreement and year-to-date statement of income within 40 days following the end of each calendar quarter (60 days in the case of the fiscal year-end) after the date of this Agreement. In addition, SIBC will cause SI Bank to promptly furnish to FNBC (i) each additional Call Report filed by SI Bank after the date of this Agreement, as soon as such Call Report is available, and (ii) unaudited month-end financial statements of SI Bank, within 25 calendar days following the end of each calendar month after the date of this Agreement.
B.   Each unaudited financial statement provided to FNBC under Section 8.13A will be prepared from the books and records of SIBC or SI Bank, as applicable, and will fairly present, in all material respects, the financial condition and results of operations of such party at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. Each Call Report filed by SI Bank subsequent to the date of this Agreement will fairly present the financial position of SI Bank and the results of its operations at the dates and for the periods indicated in compliance with all Legal Requirements.
Section 8.14   Environmental Investigation; Rights to Terminate Agreement.
A.   FNBC and its Representatives may, to the same extent that SIBC or SI Bank has such right, but will not be obligated, to inspect any owned SIBC Real Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to 30 days after the date of this Agreement. All costs and expenses associated with conducting an Environmental Inspection will be borne by FNBC. If, as a result of an Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by FNBC, FNBC will (i) notify SIBC or SI Bank (in such capacity, an “Investigated Party”) of any property with respect to which it intends to conduct a Secondary Investigation and the reasons for the Secondary Investigation, (ii) submit a work plan for the Secondary Investigation to the Investigated Party, afford the Investigated Party the ability to comment on the work plan and reasonably consider all such comments, and (iii) conclude the Secondary Investigation within 60 days after the date of receipt of comments from the Investigated Party, but in no event more than 90 days from the date of this Agreement. FNBC will give reasonable notice to the Investigated Party of any Secondary Investigations, and the Investigated Party may place reasonable restrictions on the time and place at which the Secondary Investigations may be carried out.
B.   The Investigated Party will indemnify and hold harmless FNBC for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by FNBC or its Representatives to the extent attributable to the gross negligence or willful misconduct of the Investigated Party or its Representatives. FNBC will indemnify and hold harmless the Investigated Party for any claims for damage to property, or injury or death to persons made as a result of any Environmental Inspection or Secondary Investigation conducted by FNBC or its Representatives, to the extent attributable to the negligence or willful misconduct of FNBC or its Representatives in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities will survive the termination of this Agreement. FNBC will not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by Legal Requirement, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey will be made by the Investigated Party in the exercise of its sole discretion and not by FNBC. FNBC will make no such report prior to Closing unless required to do so by law, and in such case will give SIBC reasonable prior notice of FNBC’s intentions so as to enable the Investigated Party to review and comment on such proposed report.
C.   FNBC may terminate this Agreement within 90 days after the date of this Agreement if  (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by FNBC because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that is reasonably likely to result in a Material Adverse Change; (ii) any past or present events, conditions or circumstances that could reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected by FNBC to exceed $500,000 or that is reasonably likely to result in a Material Adverse Change; or (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material or mold in, on or under any owned SIBC Real Property, the removal or abatement of which could reasonably be expected to involve an expenditure in excess of  $500,000. Prior to termination of this Agreement under this Section 8.14C, FNBC promptly will deliver to the Investigated Party copies of any environmental report, engineering report, or property condition report prepared by FNBC or any third party with respect to any owned SIBC Real Property which provide the basis for such termination of this Agreement by FNBC. Any results or findings of any Environmental Inspections will not be disclosed by FNBC to any third party not affiliated with FNBC, unless FNBC is required by law to disclose such information.
D.   The Investigated Party will make available upon request to FNBC and its Representatives all documents and other materials relating to environmental conditions of any owned SIBC Real Property, including the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Investigated Party. The Investigated Party also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with FNBC and, at FNBC’s cost and expense, will be entitled to certify the same in favor of FNBC and its Representatives and make all other data available to FNBC and its Representatives.
Section 8.15   Employee Matters.
A.   FNBC agrees that the employees of SIBC and SI Bank who continue their employment after the Closing Date (the “SIBC Employees”) will be entitled to participate in the employee benefit plans and programs maintained for employees of FNBC and First NBC Bank, and FNBC will take all actions reasonably necessary or appropriate to facilitate coverage of the SIBC Employees in such plans and programs from and after the Closing Date, in accordance with Section 8.15B and the respective terms of such plans and programs.
B.   Each SIBC Employee will be entitled to credit for prior service with SIBC or SI Bank for all purposes under the Employee Benefit Plans maintained or sponsored by FNBC or First NBC Bank, and any eligibility waiting period and pre-existing condition exclusion applicable to such plan maintained by FNBC will be waived with respect to each SIBC Employee and his or her eligible dependents. FNBC will credit each SIBC Employee and his or her eligible dependents for the plan year during which coverage under each FNBC group plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such SIBC Employee and his or her dependents during such year under the applicable SIBC group plan. For purposes of determining a SIBC Employee’s benefits for the calendar year in which the Merger occurs under FNBC’s policies governing vacation and personal time, any vacation or personal time taken by a SIBC Employee during the calendar year in which the Merger occurs (other than vacation or personal time carried over from a prior year) will be offset from the total FNBC benefit available to such SIBC Employee for such calendar year. Each SIBC Employee shall retain the vacation accrual earned under SI Bank’s vacation policy as of the Effective Time so that such SIBC Employee shall receive under FNBC’s vacation policy a vacation benefit no less than what such SIBC Employee had earned under SI Bank’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with FNBCs vacation policy, subject to carryover limitations applicable to such future accruals. From and following the Closing Date, such SIBC Employee will begin to accrue vacation, sick and personal time under FNBC’s policies, with such employee being given credit for prior service with SIBC or SI Bank for purposes of FNBC’s policies governing vacation, sick and personal time. The foregoing covenants shall survive the Merger, and FNBC shall, before the Effective Time, adopt resolutions that amend its tax-qualified retirement plans to the extent necessary to provide for the past service credits applicable to SIBC Employees referenced herein.
C.   Any current SIBC Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause) at the Effective Time or within twelve (12)

months following the Effective Time, will receive a lump sum severance payment from First NBC Bank (which payment FNBC will cause to be made) in an amount equal to two weeks compensation at such employees’ base rate of compensation, multiplied by the number of whole years of service by such employee with SIBC as of the Effective Time (up to a maximum of thirteen years), subject to the execution of a release of claims against FNBC and its Affiliates in a form substantially similar to that set forth in Section 8.15C of the Schedules. For purposes of this Section, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of FNBC and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against FNBC or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with First NBC Bank.
D.   After the Closing Date, the assets of SI Bank’s 401(k) retirement plan will be transferred to FNBC’s 401(k) retirement plan, and each SIBC Employee will be entitled to credit for past service with SIBC for the purpose of satisfying any eligibility or vesting periods under FNBC’s 401(k) retirement plan. FNBC agrees to amend its 401(k) retirement plan to the extent necessary to provide for the past service credits applicable to SIBC Employees. The parties will cooperate to take all actions necessary and appropriate to effectuate the plan to plan transfer.
E.   SIBC shall terminate its Employee Stock Ownership Plan (the “ESOP”) effective immediately prior to the Effective Time. As soon as practicable after the date hereof, SIBC shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP immediately prior to the Effective Time, with a copy to be provided to FNBC and its counsel in advance of such filing. Prior to the Effective Time, SIBC and, following the Effective Time, FNBC shall use their respective commercially reasonable efforts to obtain such favorable determination letter as promptly as practicable (including, but not limited to, adopting such amendments to the ESOP as may be requested by the IRS as a condition to its issuance of a favorable determination letter). As soon as practicable following the later of the Effective Time or the receipt of the favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, all account balances in the ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.
F.   FNBC agrees to honor the terms of each SIBC Employee Plan and to make payments in accordance with the current terms of such plans and agreements and any applicable payment elections made thereunder; provided, however, that to the extent requested by FNBC, SIBC will (and will cause SI Bank to) execute and deliver such instruments and take such other actions as FNBC may reasonably request to freeze, amend or terminate any SIBC Employee Plan in accordance with the terms of such plan or agreement and in accordance with all Legal Requirements, to be effective as of the Effective Time, except that the winding up of any such plan or agreement may be completed following the Closing Date. As of the Effective Time of the Merger, SIBC will (or will cause SI Bank to) make lump sum cash payments to each executive officer who has an employment agreement in effect as of the date hereof, and FNBC or its Subsidiaries shall provide continued insurance coverage to each of such officers in accordance with the terms of the employment agreements, in each case regardless of whether such officers are subsequently retained as employees of FNBC or any FNBC Subsidiary following the Effective Time subject to the execution of a release of claims against FNBC and its Affiliates in a form substantially consistent to that set forth in Section 8.15F of the Schedules.
Section 8.16   Bank Merger Transaction.   SIBC will (and will cause SI Bank to) cooperate to take all actions (including making all such filings) as may be reasonably necessary and appropriate to effectuate the Bank Merger, to be effective at such time following the Effective Time as FNBC may determine.
Section 8.17   SIBC Options.   SIBC will take all actions necessary to ensure that following the Effective Time no holder of any SIBC Option will have any right thereunder to acquire any equity securities of SIBC, FNBC, or any of their Subsidiaries or any right to payment in respect of any SIBC Options, except for payment of the Option Consideration. FNBC will not assume any SIBC Options, and FNBC will not substitute an equivalent option therefore.

Section 8.18   Data Conversion.
A.   FNBC intends to convert some or all of SIBC’s information and data onto FNBC’s information technology systems (the “Data Conversion”). FNBC agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of affecting the Data Conversion at or as soon as reasonably practicable after the Effective Time. SIBC agrees to cooperate with FNBC in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with SIBC’s and SI Bank’s information and data systems; provided, however, that SIBC shall not be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that SIBC takes, at the request of FNBC, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, FNBC shall indemnify SIBC for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason, other than the willful breach of this Agreement by SIBC.
B.   Until the Effective Time, SIBC shall advise FNBC of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving SIBC or SI Bank. The material Technology-Related Contracts of SIBC and SI Bank are listed in Section 5.13 of the Schedules. Notwithstanding any other provision of this Section 8.18, neither SIBC nor SI Bank shall be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.
Section 8.19   No Control.   Nothing contained in this Agreement shall give FNBC, directly or indirectly, the right to control or direct the operations of SIBC or SI Bank prior to the Effective Time. Prior to the Effective Time, each of SIBC and FNBC shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.
ARTICLE IX.
CONDITIONS PRECEDENT
Section 9.01   Conditions to Each Party’s Obligation.   The obligation of each party to consummate the Merger is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
A.   This Agreement and the Merger will have been approved by the shareholders of SIBC.
B.   All Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired.
C.   All consents and approvals listed in Section 6.04 and Section 5.08 of the Schedules will have been received and will remain in full force and effect.
D.   No action will have been taken, and no Legal Requirement will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or the Bank Merger Agreement, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable in any material respect, (ii) impose material limits on the ability of any party to this Agreement to consummate this Agreement or the Bank Merger Agreement, or the transactions contemplated hereby or thereby, or (iii) otherwise prohibit or restrain the Merger; and no Proceeding before any Governmental Authority will be instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.
Section 9.02   Conditions to Obligation of FNBC.   The obligation of FNBC to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
A.   The representations and warranties of SIBC in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event it will be true and correct as of the specified date), except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.
B.   The covenants and obligations of SIBC to be performed or observed on or prior to the Closing Date under this Agreement will have been performed or observed in all material respects.
C.   FNBC will have received all documents and instruments required to be delivered by SIBC and SI Bank at or prior to the Closing.
D.   The Requisite Regulatory Approvals shall not have imposed any non-standard conditions, restrictions or requirements that, individually or in the aggregate, would result in, or be reasonably likely to result in, a Material Adverse Change of FNBC as the Surviving Corporation, in the reasonable judgment of FNBC.
E.   FNBC will have received from each of the directors and executive officers of SIBC and SI Bank an instrument dated as of the Closing Date to the effect that such director or executive officer, as applicable, does not have any claims against SIBC or SI Bank (except to certain matters described therein), the form of which is attached as Exhibit B.
Section 9.03   Conditions to Obligations of SIBC.   The obligations of each of SIBC to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
A.   The representations and warranties of FNBC in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event it will be true and correct as of the specified date), except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.
B.   The covenants and obligations of FNBC to be performed or observed on or prior to the Closing Date under this Agreement will have been performed or observed in all material respects.
C.    The Exchange Fund shall have been established and funded in accordance with Section 3.03A.
D.   SIBC will have received all documents and instruments required to be delivered by FNBC at or prior to the Closing.
ARTICLE X.
TERMINATION AND ABANDONMENT
Section 10.01   Right of Termination.   This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, as follows, and in no other manner:
A.   By the mutual agreement of SIBC and FNBC;
B.   By either FNBC or SIBC, if the Effective Time has not occurred by the close of business on August 30, 2015; provided, however, that the right to terminate this Agreement under this Section 10.01B will not be available to any party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has resulted in, or principally caused, the failure of the Effective Time to occur on or before such date;
C.   By either FNBC or SIBC, if any Requisite Regulatory Approval is denied by a final, nonappealable action of any of the FRB, the FDIC or the OFI;
D.   [Reserved.]
E.   By FNBC (provided that FNBC is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there has been a material breach by SIBC of any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within 30 days after written notice of the breach is given by FNBC to SIBC and which breach would entitle FNBC not to consummate the Merger under Article IX;

F.   By SIBC (provided that SIBC is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there has been a material breach by FNBC of any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within 30 days after written notice of the breach is given by SIBC to FNBC and which breach would entitle SIBC not to consummate the Merger under Article IX;
G.   By FNBC, if  (i) the SIBC Board effects a Change in Recommendation or fails to include the SIBC Board Recommendation in the Proxy Statement, (ii) the SIBC Board fails to reaffirm the SIBC Board Recommendation within two Business Days after FNBC requests in writing that such action be taken, recommends or endorses an Acquisition Proposal, or fails to issue a press release announcing its opposition to an Acquisition Proposal within five Business Days after an Acquisition Proposal is publicly announced or becomes publicly known, (iii) SIBC enters into an agreement to effect a Superior Proposal, (iv) a tender offer or exchange offer (whether or not conditional) relating to shares of SIBC’s capital stock will have been commenced and the SIBC Board fails to recommend, in a solicitation/recommendation statement on Schedule 14D-9, that the shareholders of SIBC reject (and not tender their shares of SIBC Stock under) such tender offer or exchange offer within ten Business Days after the commencement of such tender offer or exchange offer (including, for these purposes, by taking no or a “neutral” position with respect to the acceptance by the shareholders of SIBC of any such tender offer or exchange offer within such period, which shall constitute a failure to recommend the rejection of such offer), or (v) SIBC intentionally or materially breaches Section 8.03D or Section 8.07;
H.   By SIBC, if SIBC enters into an agreement to effect a Superior Proposal not in violation of Section 8.07 and, concurrently with such termination, SIBC pays to FNBC the termination fee described in Section 10.03B by wire transfer of immediately available funds; provided however, that SIBC will not be entitled to terminate this Agreement under this Section 10.01H unless and until SIBC has fully complied with its obligations under Section 8.07D;
I.   By FNBC or SIBC, if a vote has been taken at the duly completed Shareholder Meeting (including any postponements or adjournments), and this Agreement shall not have been approved by the requisite vote;
J.   By FNBC, if there has been a Material Adverse Change since the date of this Agreement; or
K.   By FNBC, in accordance with Section 8.14C.
Section 10.02   Notice of Termination.   The power of termination provided for by Section 10.01 may be exercised only by a notice given in writing, as provided in Section 11.05, which notice shall specify the provision or provisions hereof pursuant to which such termination is effected.
Section 10.03   Effect of Termination.
A.   If this Agreement is terminated, neither party will have any liability or further obligation under this Agreement; provided, however, that termination will not relieve a party from liability for any breach by it occurring prior to termination; and provided further, that Section 8.06B, this Section 10.03 and Article XI (other than Section 11.09) will survive any termination of this Agreement.
B.   In recognition of the efforts, expenses and other opportunities foregone by FNBC while structuring and pursuing the Merger, SIBC will pay to FNBC, by wire transfer of immediately available funds to an account designated by FNBC, a termination fee in an amount equal to $1.75 million if this Agreement is terminated:
(i)   by FNBC under Section 10.01G,
(ii)   by SIBC under Section 10.01H, or
(iii)   in accordance with Section 10.01B, Section 10.01E or Section 10.01I; provided however that SIBC enters into a definitive agreement within one year of the date of termination of this Agreement relating to an Acquisition Proposal that was publicly announced or otherwise communicated or made known to senior management of SIBC or the SIBC Board at any time after the date of this Agreement and prior to the date of termination of this Agreement in accordance with Section 10.01B, 10.01E or 10.01I.

C.   Any amount that becomes payable under Section 10.03B(i) will be satisfied by SIBC on or before the third Business Day following the termination of this Agreement. Any amount that becomes payable under Section 10.03B(ii) will be satisfied by SIBC on the date of termination. Any amount that becomes payable under Section 10.03B(iii) will be satisfied by SIBC on or before the third Business Day following the execution of the definitive agreement relating to such Acquisition Proposal.
D.   SIBC acknowledges that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement, and without these agreements, FNBC would not have entered into this Agreement. Accordingly, if SIBC fails to pay when due any amounts required to be paid by it under Section 10.03B, and in order to obtain payment, FNBC commences an action, suit or proceeding which results in a judgment against SIBC for such amount, then in addition to the amount of such judgment, SIBC will pay to FNBC an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by FNBC in connection with such action, suit or proceeding, together with interest on all unpaid amounts from the date such amounts were required to be paid under this Agreement at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus 200 basis points. The parties acknowledge that the damages resulting from any termination of this Agreement under circumstances in which a termination fee is payable are uncertain and incapable of accurate calculation, and that the amounts payable under this Agreement are reasonable estimates of the actual damages that may be incurred and in the event that FNBC receives full payment of such termination fee, the receipt of that fee will be deemed to constitute liquidated damages and not a penalty, for any and all issues or damages suffered or incurred by FNBC in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and FNBC will not be entitled to bring, assert, commence or maintain any claim, action or proceeding against SIBC for monetary damages or for equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated thereby or any matters forming the basis for such termination, except in the case of the fraud or intentional and material breach of this Agreement by SIBC or as otherwise specified in Section 11.09. Under no circumstances will SIBC be obligated to pay more than one termination fee under this Agreement.
ARTICLE XI.
MISCELLANEOUS
Section 11.01   Survival of Representations and Warranties.   Except for those covenants and agreements expressly to be performed or observed after the Effective Time, the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will not survive the Effective Time.
Section 11.02   Expenses.   Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger will be borne and paid by the party incurring the expense.
Section 11.03   Entire Agreement.   This Agreement (and all related documents referenced in this Agreement, including the Schedules and Exhibits) constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the Merger, and, except for the Confidentiality Agreement, supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations, covenants, obligations or agreements between the parties, except as set forth in this Agreement (or any such related documents).
Section 11.04   Further Cooperation.   Each party will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required to fully consummate the transactions contemplated by this Agreement in accordance its terms.
Section 11.05   Severability.   If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Legal Requirement, (A) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; (B) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.
Section 11.06   Notices.   All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, electronic mail, facsimile transmission, a nationally recognized overnight courier service, or prepaid certified mail (return receipt requested) as follows:
If to FNBC or Newco:
First NBC Bank Holding Company
210 Baronne Street
New Orleans, Louisiana 70112
Attention: Ashton J. Ryan, Jr.
Fax: (504) 671-3480
Electronic mail: [Removed]
With a copy to:
Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention: Geoffrey S. Kay
Fax: (512) 583-5940
Electronic mail: [Removed]
If to SIBC:
State Investors Bancorp, Inc.
1041 Veterans Boulevard
Metairie, Louisiana 70005
Attention: Anthony S. Sciortino
Fax: 504-832-9408
Electronic mail: [Removed]
With a copy to:
Silver, Freedman, Taff  & Tiernan LLP
3299 K Street, N.W. Suite 100
Washington, DC 20007-4444
Attention: Raymond A. Tiernan, Esq. or Eric M. Marion, Esq.
Fax: 202-295-4500
Electronic mail: [Removed] or [Removed]
or to such other address or fax number as a party may specify by notice given in accordance with this Section. Any notice given in accordance with this Agreement will be effective in the case of personal delivery, electronic mail or facsimile transmission, when delivered or received if received before 5:00 p.m. local time on a Business Day, or on the next Business Day if delivered or received on a day that is not a Business Day or after 5:00 p.m. local time on a Business Day; in the case of mail, upon the earlier of actual receipt or three Business Days after deposit with the United States Postal Service, first class certified mail, postage prepaid, return receipt requested; and in the case of nationally-recognized overnight courier service, one Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.
Section 11.07   Governing Law; Waiver of Right to Jury Trial.   THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH PARTY SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS

OF THE STATE OF LOUISIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER.
Section 11.08   Multiple Counterparts.   This Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts together will be deemed to be one and the same Agreement. A facsimile or electronic transmission in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 11.09   Specific Performance.   Each party acknowledges that the other party or parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that the provisions contained in this Agreement were not performed in accordance with their respective terms or otherwise were materially breached. Therefore, each party agrees that, without the necessity of proving actual damages or posting bond or other security, the other party or parties will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.
Section 11.10   Attorneys’ Fees and Costs.   If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.
Section 11.11   Binding Effect; Assignment.   Except as otherwise expressly provided in this Agreement, no party will assign this Agreement or any of its rights or obligations, in whole or in part, without the prior written consent of the other parties, and any such assignment made or attempted in violation of this Section will be void and of no effect. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.
Section 11.12   Third Parties.   Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, except that the Indemnified Parties are the stipulated beneficiaries of, and will be entitled to enforce their respective rights under, Section 8.09. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Agreement.
Section 11.13   Amendment; Waiver; Extension.   Except as prohibited by any Legal Requirement, FNBC and SIBC may amend this Agreement, extend the time for the performance of any obligations or other acts of any other party to this Agreement, waive any inaccuracy in the representations and warranties contained in this Agreement or any Schedules provided in accordance with this Agreement, or waive compliance with any agreements or conditions contained in this Agreement by an instrument signed in writing by or on behalf of each party. No party to this Agreement will by any act (other than a written instrument) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder by any party will operate as a waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor will it operate as a waiver, or estoppels with respect to, any subsequent or other failure. Notwithstanding the foregoing, a party may unilaterally waive a right that is solely applicable to it.
Section 11.14   Disclosure Schedules; Supplements to the Disclosure Schedules.
A.   Information contained in the Schedules qualifies the representations and warranties in the Section to which the particular Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement, but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section(s). The inclusion of an item in a Schedule as an exception to a representation or warranty will not be deemed an admission by the disclosing party that the item represents an exception or a material fact, event or circumstance.

B.   SIBC may from time to time prior to the Closing, and will at least five days prior to the Closing, supplement the Schedules delivered to FNBC with respect to any matter that (i) arises and becomes known by SIBC after the date of this Agreement and that would have been required or permitted to be set forth or described on the Schedules had such matter existed as of the date of this Agreement, and (ii) does not arise from a breach of this Agreement. No such supplemental disclosure will be deemed to have cured any breach of a representation or warranty made in this Agreement by SIBC unless FNBC waives the breach in the manner set forth in this Agreement.
[SIGNATURE PAGES FOLLOW]

[FNBC/NEWCO SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]
IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first above written.
FIRST NBC BANK HOLDING COMPANY
By:
/s/ Ashton J. Ryan, Jr.

Ashton J. Ryan, Jr.
Chairman and Chief Executive Officer
FIRST NBC ACQUISITION COMPANY
By:
/s/ Ashton J. Ryan, Jr.

Ashton J. Ryan, Jr.
President and Chief Executive Officer

[SIBC SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]
IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by its duly authorized officer as of the date first above written.
STATE INVESTORS BANCORP, INC.
By:
/s/ Anthony S. Sciortino, Sr.

Anthony S. Sciortino, Sr.
Chairman and Chief Executive Officer

Annex B

December 30, 2014
Board of Directors
State Investors Bancorp, Inc.
1041 Veterans Blvd
Metairie, LA 70005
Members of the Board of Directors:
State Investors Bancorp, Inc. (“SIBC”) and First NBC Bank Holding Company (“FNBC”) and First NBC Acquisition Company propose to enter into an Agreement and Plan of Reorganization to be dated December 30, 2014 (the “Agreement”), pursuant to which FNBC will acquire SIBC by causing First NBC Acquisition Company, a wholly owned subsidiary of FNBC, to merge with and into SIBC (the “Merger”). Under the terms of the Agreement, at the effective time of the Merger (the “Effective Time”), each share of SIBC Common Stock (the “SIBC Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount of cash equal to $21.25 per share (the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have meanings assigned to them in the Agreement. Immediately following the Merger, State-Investors Bank, a wholly owned subsidiary of SIBC, will be merged with and into First NBC Bank, a wholly owned subsidiary of FNBC (the “Bank Merger”) pursuant to the Bank Merger Agreement in the form attached as Exhibit A to the Agreement (the “Bank Merger Agreement”).
In connection with your consideration of the Merger, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of SIBC Stock.
In arriving at our opinion, we have, among other things:
1.
Reviewed the proposed form of Agreement dated December 30, 2014 and the Bank Merger Agreement attached thereto as Exhibit A;

2.
Reviewed certain publicly-available financial and business information of SIBC, FNBC and their affiliates which we deemed to be relevant;

3.
Reviewed certain information primarily financial in nature, including financial forecasts, relating to the business, assets, liabilities, and earnings of SIBC provided to us by SIBC and its affiliates for purposes of our analysis;

4.
Reviewed materials detailing the Merger prepared by SIBC, FNBC and their affiliates and by their respective legal and accounting advisors;

5.
Conducted conversations with members of senior management and representatives of SIBC regarding the matters described in clauses 1 – 4 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

6.
Compared certain financial metrics of SIBC with similarly publicly available financial metrics of other selected publicly traded banks and thrifts that we deemed to be relevant;

7.
Analyzed the financial terms of the Merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity that we deemed to be relevant to the extent publicly available;

8.
Analyzed the pro forma impact of the Merger on certain balance sheet items and capital ratios of FNBC, as of September 30, 2014;

9.
Analyzed the Merger Consideration offered relative to SIBC’s tangible book value, core tangible book value, core deposits and last twelve months earnings as of September 30, 2014;

10.
Reviewed such other financial information, studies, analyses and investigations and took into account such other information as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we assumed and relied upon, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying), the accuracy and completeness of any of the information that was available to us from public sources, that was provided to us by SIBC, FNBC and their affiliates or that was otherwise reviewed by us for the purposes of this opinion. We have further relied on the assurances of the management of SIBC and FNBC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We were not engaged to express, and are not expressing, any opinion with respect to any other transaction or alternative proposed transaction, if any, between SIBC and FNBC. In preparing our opinion, we used internal projections for SIBC provided by, and discussed such estimates and projections with, senior management of SIBC. With respect to the analyses and financial forecasts supplied to us, we have assumed with your consent that they were reasonably prepared and reflect the best currently available estimates and judgments of SIBC as to future operating and financial performance of SIBC. We express no opinion as to, and have not independently verified, such analyses and financial forecasts or the estimates or assumptions on which they are based. In addition, we have assumed that the Agreement is a valid, binding and enforceable agreement upon the parties and their affiliates and will not be terminated or breached by either party. We have also assumed that the representations and warranties of each party in the Agreement are true and correct in all respects material to our analyses and that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party under the Agreement. We have also assumed that the Merger will be consummated as described in the Agreement, and that the definitive Agreement does not differ in any material respect from the most recent draft thereof furnished to us. We have also assumed that the Bank Merger will be consummated as described in the Bank Merger Agreement. We have also assumed, and have not independently verified, that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of SIBC, FNBC and their affiliates since either (i) the date of the last financial statements made available to us and (ii) the date of the Agreement, and that no legal, political, economic, regulatory or other developments have occurred or will occur that will adversely affect these entities. We did not make nor have we been provided an independent evaluation or appraisal of the assets or liabilities or the collateral securing such assets or liabilities of SIBC, FNBC or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or contingent or other liabilities nor have we conducted any review of individual credit files of SIBC or FNBC or evaluated the solvency of SIBC or FNBC under any state or federal laws relating to bankruptcy, insolvency or similar matters. We render no opinion or evaluation on the collectability of any asset or the future performance of any loan of SIBC or FNBC. We were not retained to and did not evaluate loan or lease portfolios for the purpose of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of SIBC or FNBC or on the credit mark assumed taken in the Merger, and we have assumed, with your consent, that the respective allowances for loan and lease losses for both SIBC and FNBC, respectively, as well as the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for FNBC. We are not legal, regulatory, accounting or tax experts and have relied upon the advisors to SIBC and FNBC and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, and accounting assessments and such other information provided to, discussed with or reviewed by us. We have assumed that all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely fashion and without the imposition of any condition or requirement that could materially or adversely affect SIBC or FNBC or materially or adversely affect the Merger Consideration or the pro forma impact of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market, and other conditions as existed on, and could be evaluated as of, and on the information made available to us as of, the date hereof. Events and developments occurring after the date hereof could materially affect the assumptions used in preparing this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.
Sterne, Agee & Leach, Inc. (“Sterne Agee”) is acting as financial advisor to SIBC in connection with the Merger and will receive fees from SIBC for our services, a significant portion of which are contingent upon the consummation of the Merger. Sterne Agee also will receive a fee in connection with the delivery of this opinion which is not contingent upon the conclusions of our opinion or the consummation of the Merger but is fully creditable against our financial advisory fees. In addition, SIBC has agreed to reimburse our expenses and to indemnify us against certain liabilities that may arise out of our engagement. Other than our engagement by SIBC in connection with the Merger and acting as a co-manager in FNBC’s initial public offering, we have not provided investment banking services to SIBC, FNBC or their affiliates over the past two years for which we received compensation; however, we may do so in the future. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from and sell securities to, or on behalf of, SIBC, FNBC or their affiliates. We also serve as a market maker in the publicly traded securities of FNBC.
This opinion is for the use and benefit of the Board of Directors of SIBC in connection with its consideration of the Merger and does not constitute a recommendation to any holder of SIBC Stock as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is limited to the fairness, from a financial point of view, to the holders of SIBC Stock of the Merger Consideration and does not address the underlying business decision of SIBC to enter into the transaction, or constitute a recommendation whether or not to engage in the Merger, or the relative merits of the Merger relative to any alternative that may be available to SIBC or to the effect of any other transaction in which SIBC might engage. Further, in rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received in connection with the Merger by any officer, director, or employee, or class of such persons, of any of the parties to the Merger or with respect to the fairness of any such compensation, relative to the compensation to SIBC’s shareholders. The issuance of this opinion has been approved by the Fairness Opinion Committee of Sterne Agee.
This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be described in and reproduced in full in any proxy or information statement mailed to shareholders of SIBC, but may not otherwise be disclosed publicly in any manner without our prior written approval.
Based on and subject to the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration is fair from a financial point of view to the holders of SIBC Stock.
Very truly yours,

STERNE, AGEE & LEACH, INC.

Using a black ink pen, mark your votes with an X as shown inthis example. Please do not write outside the designated areas. X020BSE1 U P X +Special Meeting Proxy Card.C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowPlease sign exactly as name(s) appear(s) hereon. When shares are held jointly, only one holder needs to sign. When signing as attorney, executor, administrator, corporate officer, trustee,guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Change of Address — Please print your new address below.By signing below, you acknowledge receipt of the Notice of the SpecialMeeting of Shareholders and Proxy Statement for the Special Meeting.B Non-Voting ItemsA Proposals — The Board of Directors recommends a vote FOR approval of the merger agreement and FOR Proposals 2 and 3.For Against Abstain1. Proposal to approve the Agreement and Plan ofReorganization, dated as of December 30, 2014, by andamong First NBC Bank Holding Company, State Investorsand First NBC Acquisition Company, which provides for,among other things, the merger of State Investors with andinto First NBC.2. Proposal to approve, in a non-binding advisory vote, thecompensation payable to the named executive officers ofState Investors in connection with the merger.For Against Abstain3. Proposal to approve the adjournment of the special meeting,if necessary, to permit further solicitation of proxies if thereare not sufficient votes at the time of the special meeting toapprove the merger agreement.Meeting AttendanceMark the box to the rightif you plan to attend theSpecial Meeting.IMPORTANT SPECIAL MEETING INFORMATIONFor Against AbstainMMMMMMMMMMMMMMMMMMMMMMMMMMM000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000004MR A SAMPLEDESIGNATION (IF ANY)ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6ENDORSEMENT_LINE______________ SACKPACK_____________1234 5678 9012 345MMMMMMM 2 3 2 0 5 7 1MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMMC 1234567890 J N TC123456789qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qElectronic Voting InstructionsYou can vote by Internet or telephone.Available 24 hours a day, 7 days a week!Instead of mailing your proxy, you may choose one of the two voting methodsoutlined below to vote your proxy.VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.Proxies submitted by the Internet or telephone must be received by 1:00 a.m.,Central Time, on April 14, 2015.Vote by Internet Go to www.investorvote.com/SIBC Or scan the QR code with your smartphone Follow the steps outlined on the secure websiteVote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories &Canada on a touch tone telephone. There is no charge to you for thecall. Follow the instructions provided by the recorded message.

.Main Office of State-Investors Bank1041 Veterans Boulevard, Metairie, Louisiana 70005Proxy Solicited by Board of Directors for Special Meeting – April 14, 2015The Board of Directors, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powerswhich the undersigned would possess if personally present, at the Special Meeting of Shareholders of State Investors Bancorp, Inc. (“State Investors”) to be held onApril 14, 2015 or at any postponement or adjournment thereof.The Board of Directors of State Investors recommends that you vote FOR approval of the merger agreement, FOR approval, in a non-binding advisory vote, of thecompensation payable to the named executive officers in connection with the merger and FOR the adjournment of the special meeting, if necessary, to solicit additionalproxies in favor of the approval of the merger agreement. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side; however, youneed not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy may be revoked at any time before it is exercised.Shares of Common Stock of State Investors will be voted as specified. If you return a signed proxy but no specification is made, shares will be voted FORapproval of the merger agreement, FOR approval, in a non-binding advisory vote, of the compensation payable to the named executive officers in connectionwith the merger and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement, andotherwise at the discretion of the proxies.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side.)Proxy – State Investors Bancorp, Inc. – Special Meeting of ShareholdersqIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

March 9, 2015
To:
Participants in State-Investors Bank 401(k) Plan and Employee Stock Ownership Plan (the “ESOP”)

Re:
Instructions for voting shares of State Investors Bancorp, Inc.

As described in the enclosed materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Special Meeting of Shareholders of State Investors Bancorp, Inc. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of State Investors Bancorp, Inc. allocated to your accounts in the State-Investors Bank 401(k) Plan and ESOP will be voted. You may receive two cards if you have accounts in both plans. Please vote all the cards you receive.
Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon and Voting Instruction Card. After you have reviewed the Proxy Statement, we urge you to provide voting instructions for your shares held in the plans by marking, dating, signing and returning the enclosed Voting Instruction Card in the envelope provided, to be received no later than Thursday, April 9, 2015, or voting over the Internet or by telephone prior to 1:00 a.m. Central Time on April 9, 2015. Computershare will tabulate the votes for the purpose of having those shares voted by the Trustees.
We urge each of you to vote, as a means of participating in the governance of the affairs of State Investors Bancorp, Inc. If your voting instructions are not received, the shares allocated to your 401(k) Plan and ESOP accounts will generally not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.
Please note that the enclosed material relates only to those shares which have been allocated to you in your accounts under the 401(k) Plan and ESOP. If you also own shares of State Investors Bancorp, Inc. common stock outside of the plans, you should receive other voting material for those shares owned by you individually. Please promptly return all your voting material so that all your shares may be voted.
Very truly yours,

Anthony S. Sciortino
President and Chief Executive Officer

Using a black ink pen, mark your votes with an X as shown inthis example. Please do not write outside the designated areas. X020BVC1 U P X +Special Meeting Voting Instruction Card – 401(k) Plan and ESOP.C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowPlease sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature — Please keep signature within the box.Change of Address — Please print your new address below.By signing below, you acknowledge receipt of the Notice of the SpecialMeeting of Shareholders and Proxy Statement for the Special Meeting.B Non-Voting ItemsA Proposals — The Board of Directors recommends a vote FOR approval of the merger agreement and FOR Proposals 2 and 3.For Against Abstain1. Proposal to approve the Agreement and Plan ofReorganization, dated as of December 30, 2014, by andamong First NBC Bank Holding Company, State Investorsand First NBC Acquisition Company, which provides for,among other things, the merger of State Investors with andinto First NBC.2. Proposal to approve, in a non-binding advisory vote, thecompensation payable to the named executive officers ofState Investors in connection with the merger.For Against Abstain3. Proposal to approve the adjournment of the special meeting,if necessary, to permit further solicitation of proxies if thereare not sufficient votes at the time of the special meeting toapprove the merger agreement.Meeting AttendanceMark the box to the rightif you plan to attend theSpecial Meeting.IMPORTANT SPECIAL MEETING INFORMATIONFor Against AbstainMMMMMMMMMMMMMMMMMMMMMMMMMMM000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000004MR A SAMPLEDESIGNATION (IF ANY)ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6ENDORSEMENT_LINE______________ SACKPACK_____________1234 5678 9012 345MMMMMMM 2 3 2 0 5 7 3MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMMC 1234567890 J N TC123456789qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qElectronic Voting InstructionsYou can vote by Internet or telephone.Available 24 hours a day, 7 days a week!Instead of mailing your card, you may choose one of the two voting methodsoutlined below to instruct the Trustees to vote your shares.VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.Instructions submitted by the Internet or telephone must be receivedby 1:00 a.m., Central Time, on April 9, 2015.Vote by InternetGo to www.investorvote.com/SIBC Or scan the QR code with your smartphone Follow the steps outlined on the secure websiteVote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories &Canada on a touch tone telephone. There is no charge to you for thecall. Follow the instructions provided by the recorded message.

.Main Office of State-Investors Bank1041 Veterans Boulevard, Metairie, Louisiana 70005Proxy Solicited by Board of Directors for Special Meeting – April 14, 2015The Board of Directors of State Investors Bancorp, Inc. (“State Investors”) recommends that you vote FOR approval of the merger agreement, FOR approval, in a non-bindingadvisory vote, of the compensation payable to the named executive officers in connection with the merger and FOR the adjournment of the special meeting, if necessary, tosolicit additional proxies in favor of the approval of the merger agreement. You are encouraged to specify your choices by marking the appropriate boxes on the reverseside; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.The Trustees of the 401(k) Plan and Employee Stock Ownership Plan will generally vote the shares of Common Stock of State Investors allocated to your accountas specified.In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side.)401(k) and ESOP Voting Instruction Card – Special Meeting of ShareholdersqIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE
ENCLOSED ENVELOPE.q